                                          ***CONFIDENTIAL TREATMENT REQUESTED***










                               STOCK PURCHASE AGREEMENT



                                     by and among

                                  BAYER CORPORATION,

                                  CHIRON CORPORATION

                                         and

                            CHIRON DIAGNOSTICS CORPORATION


                            Dated as of September 17, 1998

                               TABLE OF CONTENTS


                                   ARTICLE I

                                Purchase and Sale


1.1    Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . . 1
1.2    Purchase Price; Payment at Closing. . . . . . . . . . . . . . . . . . 2
1.3    Payment of Cash Consideration; Cash Consideration Adjustments . . . . 2
1.4    Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
1.5    Excluded Businesses . . . . . . . . . . . . . . . . . . . . . . . . . 4
1.6    Included Businesses . . . . . . . . . . . . . . . . . . . . . . . . . 4
1.7    Certain Intellectual Property and Other Assets. . . . . . . . . . . . 5
1.8    Certain Other Excluded Assets/Liabilities . . . . . . . . . . . . . . 5

                                   ARTICLE II

           Representations and Warranties of Chiron and the Company

2.1    Organization and Authority of Chiron. . . . . . . . . . . . . . . . . 6
2.2    Noncontravention. . . . . . . . . . . . . . . . . . . . . . . . . . . 7
2.3    No Governmental Consent or Approval Required. . . . . . . . . . . . . 7
2.4    Subsidiaries; Capitalization, Qualification and Liabilities; Joint
       Ventures. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
2.5    Organization and Authority of the Company and Subsidiaries. . . . . . 8
2.6    Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
2.7    Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . 9
2.8    Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . .10
2.9    Absence of Certain Developments . . . . . . . . . . . . . . . . . . .11
2.10   Title to Properties . . . . . . . . . . . . . . . . . . . . . . . . .11
2.11   Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
2.12   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
2.13   Patents and Patent Applications . . . . . . . . . . . . . . . . . . .15
2.14   Trademarks and Other Intellectual Property. . . . . . . . . . . . . .18
2.15   Compliance with Law; Governmental Permits; Product Registrations. . .19
2.16   [RESERVED]. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
2.17   Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . .20
2.18   Certain Interests . . . . . . . . . . . . . . . . . . . . . . . . . .22
2.19   Intercompany Transactions . . . . . . . . . . . . . . . . . . . . . .22
2.20   No Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . .22
2.21   Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . .23
2.22   Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23


                                         -i-

2.23   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
2.24   Private Offering. . . . . . . . . . . . . . . . . . . . . . . . . . .24

                                     ARTICLE III

                   Representations and Warranties of the Purchaser

3.1    Organization and Authority. . . . . . . . . . . . . . . . . . . . . .25
3.2    Noncontravention. . . . . . . . . . . . . . . . . . . . . . . . . . .25
3.3    No Governmental Consent or Approval Required. . . . . . . . . . . . .26
3.4    Financial Capability. . . . . . . . . . . . . . . . . . . . . . . . .26
3.5    Purchase for Investment . . . . . . . . . . . . . . . . . . . . . . .26

                                      ARTICLE IV

                                      Covenants

4.1    Cooperation and Access. . . . . . . . . . . . . . . . . . . . . . . .26
4.2    Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . .27
4.3    Commercially Reasonable Efforts; Government Approvals . . . . . . . .30
4.4    Services; Inter-company Agreements; Assumption of Certain
       Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
4.5    Use of Chiron Name. . . . . . . . . . . . . . . . . . . . . . . . . .32
4.6    Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . .33
4.7    Employees; Employee Benefits. . . . . . . . . . . . . . . . . . . . .33
4.8    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
4.9    Warn Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
4.10   Resignations. . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
4.11   Supplemental Disclosure . . . . . . . . . . . . . . . . . . . . . . .38
4.12   Other Transactions. . . . . . . . . . . . . . . . . . . . . . . . . .39
4.13   Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
4.14   Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
4.15   Subsidiary Stock. . . . . . . . . . . . . . . . . . . . . . . . . . .40
4.16   Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . .40

                                      ARTICLE V

                                     Tax Matters

5.1    Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
5.2    Tax-Related Representations and Warranties. . . . . . . . . . . . . .41
5.3    Section 338(h)(10). . . . . . . . . . . . . . . . . . . . . . . . . .42
5.4    Liability for Taxes and Related Matters . . . . . . . . . . . . . . .43
5.5    Net Operating Losses and Credits. . . . . . . . . . . . . . . . . . .45
5.6    Adjustment to Purchase Price. . . . . . . . . . . . . . . . . . . . .46
5.7    Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46


                                         -ii-

5.8    Transfer Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .47
5.9    Information to be Provided by the Purchaser . . . . . . . . . . . . .47
5.10   Tax Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . .48
5.11   Changes in Elections, Amended Returns, Etc. . . . . . . . . . . . . .49
5.12   Assistance and Cooperation. . . . . . . . . . . . . . . . . . . . . .49
5.13   Tax Certificates. . . . . . . . . . . . . . . . . . . . . . . . . . .50
5.14   Tax Sharing Agreements. . . . . . . . . . . . . . . . . . . . . . . .50
5.15   Survival, Etc.. . . . . . . . . . . . . . . . . . . . . . . . . . . .50

                                      ARTICLE VI

                                Conditions to Closing

6.1    Conditions to the Obligations of the Purchaser. . . . . . . . . . . .51
6.2    Conditions to the Obligations of Chiron . . . . . . . . . . . . . . .54

                                     ARTICLE VII

                                     Termination

7.1    Grounds for Termination . . . . . . . . . . . . . . . . . . . . . . .56
7.2    Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . .56

                                     ARTICLE VIII

                                   Indemnification

8.1    Chiron's Indemnification Obligations. . . . . . . . . . . . . . . . .57
8.2    The Purchaser's Indemnification Obligations . . . . . . . . . . . . .58
8.3    Method of Asserting Claims, etc.. . . . . . . . . . . . . . . . . . .59
8.4    Insurance Proceeds; Interest. . . . . . . . . . . . . . . . . . . . .61
8.5    Exclusive Remedy; Survival. . . . . . . . . . . . . . . . . . . . . .61
8.6    Tax Losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .62

                                      ARTICLE IX

                                 Certain Definitions

9.1    Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . .62

                                      ARTICLE X

                                    Miscellaneous

10.1   Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .76
10.2   Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .76
10.3   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .76


                                        -iii-

10.4   Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . .77
10.5   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .78
10.6   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . .78
10.7   Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . . .78
10.8   Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .78
10.9   Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .79
10.10  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .79
10.11  No Third Party Beneficiaries. . . . . . . . . . . . . . . . . . . . .79
10.12  Jurisdiction; Waivers . . . . . . . . . . . . . . . . . . . . . . . .79


                                       EXHIBITS

Exhibit A --  Form of Asset Transfer Agreement
Exhibit B --  Form of Cross-License Agreement
Exhibit C --  Reserved
Exhibit D --  Form of Non-Competition Agreement
Exhibit E --  Form of Trademark License Agreement


                                      SCHEDULES



 Schedule 1.7(a)         Excluded Hepatitis/Retrovirus Patents and Know-How
 Schedule 1.8(b)         Retained Liabilities
 Schedule 2.3            Certain Governmental Approvals
 Schedule 2.4(a)         Subsidiaries of the Company
 Schedule 2.4(b)         Equity Investments of the Company
 Schedule 2.5 Organization and Authority and Directors and Officers of the Company
 Schedule 2.6(b)         Capital Stock of the Subsidiaries
 Schedule 2.7(a)         Financial Statements
 Schedule 2.7(b)         Bank Accounts
 Schedule 2.8            Undisclosed Liabilities
 Schedule 2.9(a)         Certain Developments of the Company
 Schedule 2.9(b)         Post-June 30, 1998 Developments of the Company
 Schedule 2.10(a)        Properties
 Schedule 2.10(b)        Real Property
 Schedule 2.11           Material Contracts
 Schedule 2.12           Litigation
 Schedule 2.13(a)        Company Patents and Patent Applications
 Schedule 2.13(b)        Chiron Business Related Patents and Patent
                         Applications
 Schedule 2.13(c)        Agreements Related to Company Patents and Patent
                         Applications


                                         -iv-

 Schedule 2.13(d) Agreements Related to Chiron Business Related Patents and Patent Applications
 Schedule 2.13(e)        Certain Patent Matters
 Schedule 2.13(g)        Currently Funded Research Programs
 Schedule 2.13(i)        Certain License Matters
 Schedule 2.13(j)        Probe IVD Products and IVD Products
 Schedule 2.14           Trademarks
 Schedule 2.15(a)        Compliance with Laws
 Schedule 2.15(b)        Product Registrations List
 Schedule 2.15(c)        Product Registrations, Manufacturing and Marketing
 Schedule 2.15(d)        Product Registrations, Ownership
 Schedule 2.17(a)        Employee Benefit Plans and Agreements
 Schedule 2.17(f)        Benefit Arrangements
 Schedule 2.18           Certain Interests
 Schedule 2.19           Intercompany Transactions
 Schedule 2.21           Environmental Matters
 Schedule 2.22           Business
 Schedule 4.2(c)         Transfers of Assets
 Schedule 4.2(g)         Acquisitions
 Schedule 4.2(h)         Capital Expenditures
 Schedule 4.2(q)         Certain Employees
 Schedule 4.7(a)(i)      Chiron Employees
 Schedule 4.7(c)         Employee Benefit Arrangements to be Honored by
                         Purchaser
 Schedule 5.2(a)         Tax Sharing Agreements
 Schedule 5.2(b)         Tax and Other Returns and Reports
 Schedule 5.2(d)         Parachute Payments
 Schedule 6.1(l)         Gen-Probe Allocation


                               STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT dated as of September 17, 1998, is made by and among Bayer Corporation, an Indiana corporation (the "Purchaser"), Chiron Diagnostics Corporation, a Delaware corporation (the "Company"), and Chiron Corporation, a Delaware corporation ("Chiron").


                                       RECITALS

          A. Chiron owns 10,000 shares of Common Stock, par value $10.00 per share (the "Stock"), of the Company, constituting all of the issued and outstanding capital stock of the Company.

          B. The Company, directly and through subsidiaries and its parent and its subsidiaries, is engaged in, among other things, the Immunodiagnostics Business, the Clinical Chemistry Business, the Critical Care Business, the NAD Business, the Blood Screening Business and the Informatics Business (as such terms are hereinafter defined).

          C. The Purchaser desires to purchase the Stock, and Chiron desires to sell the Stock to the Purchaser, provided that prior to the closing of such purchase certain Excluded Businesses are transferred to Chiron and certain Included Businesses are transferred to the Company (as such terms are hereinafter defined), all on the terms and conditions set forth herein.

          NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:


                                      ARTICLE I

                                  PURCHASE AND SALE

          1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement (this and other capitalized terms shall have the meanings assigned to such terms in Article IX), Chiron shall sell to the Purchaser, and the Purchaser shall purchase from Chiron, the Stock at the Closing and Chiron shall deliver at the Closing the certificate evidencing the Stock, properly endorsed, or accompanied by a duly executed stock power duly endorsed, in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.

          1.2 PURCHASE PRICE; PAYMENT AT CLOSING. (a) In consideration for the Stock and as payment in full therefor, the Purchaser shall pay to Chiron $1,013,800,000 plus the June 1998 Cash and less the June 1998 Third Party Debt, subject to adjustment as set forth in paragraph (b) of Section 1.3.

          (b) At the Closing, the Purchaser shall pay to Chiron by wire transfer of immediately available funds to an account specified by Chiron an amount equal to $1,013,800,000 plus $3,074,000 constituting the June 1998 Cash and less $24,200,000 constituting the June 1998 Third Party Debt (the "Preliminary Cash Consideration").

          1.3    PAYMENT OF CASH CONSIDERATION; CASH CONSIDERATION ADJUSTMENTS.

          (a) If the obligations of the parties to proceed with the Closing set forth in Article VI are satisfied or waived, at the Closing, the Purchaser shall pay Chiron the Preliminary Cash Consideration by wire transfer of immediately available funds to a bank account designated by Chiron at least three Business Days prior to Closing.

          (b) (i) Within 60 days after the Closing Date, Chiron shall deliver to the Purchaser a consolidated balance sheet of the Business as of the Closing Date, which shall be prepared in accordance with GAAP, as consistently applied for year-end financial statements and consistent with past practice (the "Closing Balance Sheet"). The Closing Balance Sheet shall be audited by KPMG Peat Marwick LLP and shall state, among other things, the Net Assets as of the Closing Date. The Purchaser shall provide Chiron and its representatives and agents with reasonable access to the books, records and personnel of the Business necessary for Chiron to prepare the Closing Balance Sheet. If requested by Purchaser, a physical inventory of the Business shall be conducted by Chiron consistent with past practice as of the Closing Date for the purpose of preparing the Closing Balance Sheet, and the Purchaser and its independent auditors shall have the right to observe the taking of such physical inventory.

                 (ii) During the 60-day period following the Purchaser's receipt of the Closing Balance Sheet, the Purchaser and its independent auditors shall be permitted to review the working papers of KPMG Peat Marwick LLP relating to the Closing Balance Sheet. The Purchaser may dispute the amounts reflected on the line items of the Closing Balance Sheet (each, a "Disputed Item"), but only on the basis (i) that a Disputed Item does not reflect, or has not been calculated in a manner consistent with, the provisions of this Agreement (including preparation in accordance with GAAP, consistently applied) or (ii) of mathematical error; PROVIDED, HOWEVER, the Purchaser shall notify Chiron in writing of each Disputed Item, and specify the amount thereof in dispute and the basis therefor, within 60 days after receipt of the Closing Balance Sheet. The failure by the Purchaser to provide a notice of Disputed Items to Chiron within such 60 day period will constitute the Purchaser's acceptance of all the items in the Closing Balance Sheet.

                 (iii) If a notice of Disputed Items shall be timely delivered pursuant to subparagraph (ii) above, Chiron and the Purchaser shall, during the 10 Business Days following the date of such delivery (the "Resolution Period"), negotiate in good faith to resolve in writing the Disputed Items. If, by the end of such Resolution Period, the parties are unable to reach agreement, Chiron and the Purchaser shall refer all unresolved Disputed Items to Arthur Andersen LLP, or any other "big five" independent accounting firm (or any of their successors) as Chiron and the Purchaser shall mutually agree upon (the "Independent Accountant"). The Independent Accountant shall make a determination with respect to each unresolved Disputed Item within 15 days after its engagement by Chiron and the Purchaser to resolve such Disputed Item, which determination shall be made in accordance with the rules set forth in this
Section 1.3. The Independent Accountant shall deliver to Chiron and the Purchaser, within such 15 day period, (A) a report setting forth its adjustments, if any, to the Closing Balance Sheet and the calculations supporting such adjustments to the Closing Balance Sheet and (B) the resulting Final Balance Sheet. Such report and Final Balance Sheet shall be final, binding on the parties hereto and conclusive. Chiron and the Purchaser shall each pay one-half of all the costs incurred in connection with the engagement of the Independent Accountant.

                 (iv) If Final Net Assets is less than $371,625,000 (which is the amount of Net Assets as shown in the June 1998 Balance Sheet), then Chiron shall pay to the Purchaser the amount of such shortfall. If Final Net Assets is greater than $371,625,000, then the Purchaser shall pay to Chiron the amount of such excess.

                 (v) Any payment required by Chiron or the Purchaser, as the case may be, under Section 1.3(b)(iv) shall be paid within 10 days after the determination of the Final Balance Sheet by wire transfer of immediately available funds in accordance with written instructions given to the Purchaser or Chiron, as the case may be, together with interest on such amount from the Closing Date to the date of such payment at a rate equal to the 90 day U.S. dollar LIBOR rate as published in the WALL STREET JOURNAL on the Closing Date.

          1.4 CLOSING. The closing (the "Closing") of the purchase and sale of the Stock shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004 at 12:01 a.m. on November 2, 1998 or as soon as possible after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time and place as the parties shall mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

          1.5 EXCLUDED BUSINESSES. Prior to the Closing and as specifically set forth in the Asset Transfer Agreement, the following businesses shall be excluded from the Company (collectively, the "Excluded Businesses"):

          (a)    the Blood Screening Business;

          (b)    the Chiron/Ortho Joint Business; and

          (c)    the Informatics Business.

          1.6 INCLUDED BUSINESSES. Prior to the Closing and as specifically set forth in the Asset Transfer Agreement, the following businesses shall be included in the Company (collectively, the "Included Businesses"):

          (a)    the Immunodiagnostics Business;

          (b)    the Critical Care Business;

          (c)    the Clinical Chemistry Business; and

          (d)    the NAD Business.

          1.7  CERTAIN INTELLECTUAL PROPERTY AND OTHER ASSETS.

          (a) Notwithstanding anything to the contrary contained herein or in any Ancillary Agreement, Chiron shall retain, and, if applicable, except as set forth in paragraph (b) below the Company and the Subsidiaries shall transfer to Chiron, all right, title and interest in and to the following (the "Excluded Assets"):

         (i)     the Excluded Hepatitis/Retrovirus Patents and Know-How;

        (ii)     the Transferred Company Patents and the Excluded Chiron
Patents; and

       (iii) all rights and obligations under the Asset Purchase Agreement, dated July 19, 1991, between Chiron (as successor to Cetus Corporation) and Roche Molecular Systems.

          (b) Prior to the Closing, Chiron and the Company shall enter into the Cross-License Agreement.

          1.8 CERTAIN OTHER EXCLUDED ASSETS/LIABILITIES. Notwithstanding any provision in this Agreement or any Ancillary Agreement, Chiron shall retain, and prior to the Closing the Company and the Subsidiaries shall transfer to Chiron, the following:

          (a) the Roche Litigation and all other litigation relating to the Excluded Hepatitis/Retrovirus Patents and Know-How and all liabilities, costs and expenses associated therewith;

          (b) the liabilities set forth in Schedule 1.8(b) (together with the liabilities set forth in Section 1.8(a), the "Retained Liabilities"); and

          (c) except as set forth in Section 4.5, the "Chiron" name, mark and logo, including the Centaur mark and logo with respect to the image and related logo but not the "Centaur" name or mark with respect to the "Centaur" name.


                                      ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF CHIRON AND THE COMPANY

          Chiron and the Company represent and warrant to the Purchaser that:

          2.1 ORGANIZATION AND AUTHORITY OF CHIRON. Chiron is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Chiron has the requisite corporate power and authority to execute, deliver and perform this Agreement, the Ancillary Agreements and such other documents as are contemplated hereunder to be executed and delivered at or prior to the Closing. The execution, delivery and performance by Chiron of this Agreement and the Ancillary Agreements and by the Company of any Ancillary Agreement to which it is to be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Chiron and/or the Company, as the case may be. This Agreement constitutes a legal, valid and, assuming due execution and delivery by the Purchaser, binding obligation of Chiron, enforceable against Chiron in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally, and to general equitable principles. Upon execution and delivery of the Ancillary Agreements by the parties thereto other than Chiron or the Company, such Ancillary Agreements will constitute legal, valid and binding obligations of Chiron and, with respect to Ancillary Agreements to which the Company is to be a party, the Company, enforceable against Chiron and/or the Company, as the case may be, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally, and to general equitable principles.

          2.2 NONCONTRAVENTION. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Chiron, and of the Ancillary Agreements to which the Company is to be a party, by the Company, and the consummation of the transactions contemplated hereby and thereby will not violate or conflict with or constitute a breach or default under (a) the Certificate of Incorporation or bylaws of Chiron or the Company or the comparable governing instruments of any Subsidiary or (b) subject to the governmental filings and other matters set forth in Section 2.3, any law, regulation, order, rule, statute, ordinance, judgment or decree applicable to Chiron or the Company or any Subsidiary or their respective properties or assets.

          2.3 NO GOVERNMENTAL CONSENT OR APPROVAL REQUIRED. No authorization, consent, Permit, approval or other order of, declaration to, or registration, qualification, designation or filing with, any Governmental Entity is required for or in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement by Chiron or the Company and the consummation of the transactions contemplated hereby or thereby by Chiron and the Company, other than (a) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") and the expiration or early termination of the waiting period thereunder, (b) the filings under certain foreign competition laws(the "Foreign Competition Laws" and together with the HSR Act, the "Competition Laws") and (c) the other consents, approvals or filings set forth in Schedule 2.3 hereto (the "Certain Governmental Approvals").

          2.4 SUBSIDIARIES; CAPITALIZATION, QUALIFICATION AND LIABILITIES; JOINT VENTURES.

          (a) Schedule 2.4(a) lists each Subsidiary. Schedule 2.4(a) correctly sets forth the issued and outstanding capital stock of each Subsidiary, the ownership of the Company or one of its Subsidiaries therein and the jurisdictions in which the Subsidiaries are organized.

          (b) Schedule 2.4(b) lists each corporation, partnership, joint venture or other entity with respect to which the Company or any Subsidiary holds or has the right to acquire 20% or more of the capital stock, partnership or other equity interests of such corporation, partnership, joint venture or other entity, other than any such interest held by the Company or a Subsidiary as a cash equivalent. Neither Chiron nor any Other Chiron Affiliate has any equity interest in any entity listed in
Schedule 2.4(b).

          2.5 ORGANIZATION AND AUTHORITY OF THE COMPANY AND SUBSIDIARIES. Except as set forth on Schedule 2.5, the Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority to carry on the Business as presently conducted and to consummate the transactions contemplated hereby and in the Ancillary Agreements. Except as set forth on Schedule 2.5, the Company and each Subsidiary is qualified to do business as a foreign corporation in good standing in each jurisdiction where failure to so qualify would have a Material Adverse Effect. Schedule 2.5 correctly lists the current directors and executive officers of the Company and of each of the Subsidiaries. True, correct and complete copies of the respective charter documents of the Company and the Subsidiaries as in effect on the date hereof have been made available to the Purchaser.

          2.6    CAPITALIZATION.

          (a) THE COMPANY. The entire authorized capital stock of the Company consists of 10,000 shares of Common Stock, par value $10.00 per share, of which 10,000 shares are issued and outstanding. All of the Stock has been duly authorized and validly issued and is fully paid and nonassessable and was not issued in violation of any preemptive rights. There are no outstanding warrants, options, subscription, conversion, preemptive or other rights entitling any Person to purchase or otherwise acquire any capital stock of the Company, including the Stock. Chiron owns all of the Stock beneficially and of record and has good and valid title to all of the Stock, free and clear of all Liens and, subject to applicable securities laws and Competition Laws, free of any restriction on its right to transfer or exercise any voting or other right with respect thereto. At the Closing, the Purchaser will acquire good and valid title to the Stock, free and clear of any Liens of any nature whatsoever.

          (b) THE SUBSIDIARIES. Except as disclosed in Schedule 2.6(b), the Company owns, directly or indirectly, all of the capital stock of each Subsidiary beneficially and of record (except for directors' qualifying shares and shares required to be held by local individuals or local entities pursuant to local law as set forth on Schedule 2.6(b)) and has good and valid title to all of the capital stock of each Subsidiary, free and clear of all Liens and, subject to applicable securities laws and Competition Laws, free of any restriction on its right to transfer or exercise any voting or other right with respect thereto and all of such shares of capital stock have been duly authorized and, to the extent applicable in the jurisdiction in which such Subsidiary was organized, are validly issued, fully paid and non-assessable and, at the Closing, upon the consummation of the transactions contemplated hereby and in the Ancillary Agreements, the Company will continue to have good and valid title to all such shares of capital stock, free and clear of any Liens of any nature whatsoever. Except as set forth in Schedule 2.6(b), shares of capital stock of any Subsidiary held by any local individuals or local entities pursuant to local law are held, subject to applicable law, free of any restriction on the right to transfer such shares. There are no outstanding warrants, options, subscription, conversion, preemptive or other rights entitling any Person to purchase or otherwise acquire any capital stock of any Subsidiary. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company or any Subsidiary may vote.

          2.7    FINANCIAL STATEMENTS.

          (a) Schedule 2.7(a) sets forth the consolidated balance sheet of the Company as of December 28, 1997 (the "December 1997 Balance Sheet") and the consolidated balance sheet of the Business as of June 28, 1998 (the "June 1998 Balance Sheet" and collectively with the December 1997 Balance Sheet, the "Balance Sheets"), the consolidated statements of operations for the Business for the year ended December 28, 1997 and for the six months ended June 28, 1998 (the "Statements of Operations") and the consolidated statements of cash flows for the Company for the year ended December 28, 1997 and for the six months ended June 28, 1998 (the "Statements of Cash Flow" and, together with the Balance Sheets and the Statements of Operations, the "Financial Statements"). The Financial Statements have been, and, if applicable, the statements to be provided in accordance with Section 4.11 will be, prepared in accordance with GAAP, consistently applied, PROVIDED that, the consolidated balance sheet as of and the statements of operations and cash flows for the six months ended June 28, 1998 are subject to normal year-end adjustments and PROVIDED FURTHER that the Financial Statements lack footnotes and other presentation items. The Financial Statements fairly and accurately present the consolidated financial position of the Company or the Business, as the case may be, as of the respective dates thereof and the results of operations of the Business and cash flow of the Company, and in the case of the Business, after giving effect to the Asset Transfer Agreement and the consummation of the transactions contemplated thereby (except as they relate to intangibles), in each case for the respective periods covered thereby. If applicable, the financial statements to be provided in accordance with
Section 4.11 will fairly and accurately present the consolidated financial position, results of operations and cash flow of the Business or the Company, as the case may be, and, in the case of the Business, after giving effect to the Asset Transfer Agreement and the consummation of the transactions contemplated thereby (except as they relate to intangibles), in each case as of and for the period covered thereby.

          (b) Chiron has made available to the Purchaser true and complete accounting books and records, the share issuance and transfer and exchange books and the minutes of the meetings of the Board of Directors of the Company since the inception of the Company. Schedule 2.7(b) sets forth each bank account of the Company.

          2.8 UNDISCLOSED LIABILITIES. The Company and its Subsidiaries have no liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not), in each case after giving effect to the Asset Transfer Agreement and the consummation of the transactions contemplated thereby, except for (a) matters identified in Schedule 2.8, (b) liabilities to the extent reflected and reserved for in the June 1998 Balance Sheet, (c) liabilities of a type not required to be reflected in the June 1998 Balance Sheet in accordance with GAAP and (d) liabilities incurred in the ordinary course of business consistent with past practice since the date of the June 1998 Balance Sheet.

          2.9    ABSENCE OF CERTAIN DEVELOPMENTS.

          (a) Since the date of the June 1998 Balance Sheet, except as set forth in Schedule 2.9(a), there has not been (a) any change or event that has had or may reasonably be expected to have a Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, (c) any loss, destruction or damage to any property of the Company or the Subsidiaries, whether or not insured, which had or would reasonably be expected to have a Material Adverse Effect, or
(d) any change in any of the significant accounting policies, practices or procedures of Chiron or the Company with respect to the Business except for any change consented to by the Purchaser in accordance with Section 4.2.

          (b) Except as set forth in Schedule 2.9(b), from the date of the June 1998 Balance Sheet to the date hereof, each of Chiron and the Company has caused the Business to be conducted in the ordinary and usual course consistent with past practice and has made commercially reasonable efforts consistent with past practice to preserve intact the Business's relationship with customers, suppliers and other third parties with whom the Business deals.

          2.10   TITLE TO PROPERTIES.

          (a) PERSONAL PROPERTY. Except as disclosed in the Financial Statements or in Schedule 2.10(a), the Company and Subsidiaries have, or prior to the Closing will have, good and marketable title to, or a valid leasehold interest in, all of the personal properties and assets held, occupied or used primarily in the Business free and clear of all Liens other than (a) the lien of current taxes not yet due and payable, (b) Permitted Liens or (c) such other Liens which would not be material to the conduct of the Business as currently conducted with respect thereto. All such personal properties and assets which are material tangible properties are adequate to conduct the Business as currently conducted. All the tangible personal property in service of the Company has been maintained in accordance with the past practices of the Company and generally accepted industry practices.

          (b) REAL PROPERTY. Schedule 2.10(b) lists (i) all real properties currently owned by the Company or any

Subsidiary and identifies the record title holder of all such real properties and (ii) (A) all real properties currently leased, subleased or subsubleased by the Company and (B) all real properties currently leased, subleased or subsubleased by any Subsidiary which real properties are used for manufacturing facilities, research and development facilities or warehouse/distribution facilities and are used in the Business (the real properties referred to in (i) and (ii) collectively referred to herein as the "Real Properties"). Chiron will make available to the Purchaser prior to the Closing copies of the leases, subleases and subsubleases required to be listed pursuant to clause (ii) of this
Section 2.10(b). Either the Company or a Subsidiary has good and marketable fee title to (or a valid leasehold, subleasehold or subsubleasehold interest in, as the case may be) all Real Property shown as owned or leased, subleased or subsubleased, if applicable, by it on Schedule 2.10(b) that is used in the Business, free and clear of all Liens other than Permitted Liens, such other Liens which would not materially adversely affect the continued use of the property subject to such Liens or the conduct of the Business as currently conducted thereat and such Liens as are set forth in Schedule 2.10(b). Neither the Company nor any Subsidiary has received any written notice of assessments for public improvements or condemnation against any Real Property.

          2.11 CONTRACTS. (a) Except as set forth in Schedule 2.11, neither the Company nor any Subsidiary is a party to or bound by any:

          (i) employment agreement or employment contract that provides for a base salary in excess of $200,000 annually and is not terminable by the Company or a Subsidiary by notice of not more than 60 days;

         (ii) employee collective bargaining agreement or other contract with any labor union;

        (iii) covenant of the Company or a Subsidiary not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) or other covenant of the Company or a Subsidiary restricting the development, manufacture, marketing or distribution by the Company or a Subsidiary of the products and services of the Company or any Subsidiary, other than contracts or agreements entered into in the ordinary course of business pursuant to which the Company or a Subsidiary has appointed a third party as an exclusive distributor;

         (iv) (A) continuing contract, agreement, instrument, commitment, understanding or other arrangement for the future purchase of materials, supplies or equipment or (B) management, service, consulting or other similar type of contract, agreement, instrument, commitment, understanding or other arrangement, in any such case which has an aggregate future liability to any Person in excess of $500,000 annually or $1 million in the aggregate and is not terminable by the Company or a Subsidiary by notice of not more than 60 days for a cost of less than $500,000;

          (v) agreement, contract, instrument, commitment, understanding or other arrangement (including so-called take-or-pay or keepwell agreements) under which (A) any Person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or a Subsidiary or
     (B) the Company or a Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person other than the Company or any Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business) in any such case which, individually, is in excess of $500,000;

         (vi) material mortgage, pledge, security agreement, deed of trust or other instrument or arrangement granting or purporting to grant a Lien or other encumbrance upon any Company real or personal property, which Lien or other encumbrance is required to be set forth in Schedule 2.10(a) or 2.10(b);

        (vii) agreement, contract, instrument, commitment, understanding or other arrangement providing for indemnification of any Person in connection with purchases or sales of assets involving aggregate consideration in excess of $10 million (other than sales or leases of inventory in the ordinary course of business and other than with respect to indemnification for liabilities or obligations arising post-closing with respect to the business acquired); or

       (viii) other agreement, contract, lease, license, commitment, instrument, understanding or arrangement to which the Company or any Subsidiary is a party or by or to which it or any of its assets, properties or business is bound or subject which (A) is material to the continued conduct of the Business as currently conducted or (B) has an aggregate future liability to any person in excess of $1 million annually or $3 million in the aggregate and is not terminable by the Company by notice of not more than 60 days for a cost of less than $1 million.

          (b) Except as disclosed in Schedule 2.11, each contract required to be listed in Schedule 2.11 hereto (the "Material Contracts") is in full force and effect; and no breach or default or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company or such Subsidiary, as the case may be, or, to the Knowledge of Chiron or the Company, any other party or obligor with respect thereto, exists and is continuing which in each case would reasonably be expected to materially impair the benefits expected to be derived therefrom. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in a breach of or default under any Material Contract, will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, the Company or any Subsidiary, and do not require any consent, approval, waiver or other action by any party to any such Material Contract, other than the consents and approvals identified in Schedule 2.11 (the "Material Contract Approvals"). None of Chiron, the Company or any Subsidiary has entered into any contract or commitment with any customer or potential customers (oral or written) with regard to the availability of HIV or HCV immunoassays on the Centaur System.

          2.12 LITIGATION. (a) Except as disclosed in Schedule 2.12, there is no written claim, filed complaint, arbitration, action, suit, proceeding or investigation (which, in the case of claims, complaints, actions or suits, have been served on Chiron, the Company or any Subsidiary) pending or, to the Knowledge of Chiron or the Company, threatened, against Chiron, the Company, any Subsidiary or any of their respective properties, assets or operations, in each case affecting the Business, which (i) relate to or involve in excess of $50,000, (ii) seek any injunctive relief or (iii) seek to prevent or challenge in any other manner the consummation of the transactions contemplated hereby or in the Ancillary Agreements. Except as set forth in
Schedule 2.12, none of the lawsuits or claims listed in Schedule 2.12, if resolved adversely to Chiron, the Company or any Subsidiary, as the case may be, would reasonably be expected to have a Material Adverse Effect. There is no, and during the past two years there has not been any, organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim pending, or to the Knowledge of Chiron or the Company, threatened, against or affecting the Company or any Subsidiary, nor are there, to the Knowledge of Chiron or the Company, any union organizing efforts in the United States with respect to employees of the Company or any Subsidiary. Neither Chiron nor the Company has received notice from any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Business, the Company or any Subsidiary and, to the Knowledge of Chiron or the Company, no such investigation is in progress.

          (b) Except as set forth in Schedule 2.12, the Company is not a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to the Business.

          (c) Except as set forth in Schedule 2.12, there is no lawsuit or claim by the Company pending, or which the Company or Chiron on behalf of the Company intends to initiate prior to the Closing, against any other Person, which lawsuit or claim relates to the Business. The Company and Chiron have made available to the Purchaser copies of all court papers and other documents with respect to matters referenced in Schedule 2.12, except for any court papers or other documents that either Chiron or the Company is not permitted by court order to disclose.

          2.13   PATENTS AND PATENT APPLICATIONS.

          (a) Attached as Schedule 2.13(a) hereto is a list of all patents and patent applications owned by the Company or any Subsidiary. Schedule 2.13(a) is divided into three parts: Part I, a list of all such patents and patent applications which are among the Excluded Hepatitis/Retrovirus Patents;
Part II, a list of all such
patents and patent applications which relate primarily to or primarily are used in connection with the Excluded Businesses or the Vaccines/Therapeutics Business (the "Transferred Company Patents"); and Part III, a list of all other such patents and patent applications (the "Included Company Patents").

          (b) Attached as Schedule 2.13(b) hereto is a list of all patents and patent applications owned by Chiron or any Other Chiron Subsidiary which are related to the continued conduct of the Business, including patents and patent applications that cover Products or Products in Development, but excluding patents or patent applications which do not cover Products or Products in Development and may cover Future Products. Schedule 2.13(b) is divided into two parts: Part I, a list of all such patents and patent applications which relate primarily to or primarily are used in connection with the Business (the "Transferred Chiron Patents"), and Part II, a list of all other such patents and patent applications (the "Excluded Chiron Patents").

          (c) Attached as Schedule 2.13(c) hereto is a list of all Company Licenses which are either (i) material to the continued conduct of the Business as currently conducted or (ii) which pursuant to their terms impose payment obligations on the Company or any Subsidiary in excess of $500,000 annually or $1,000,000 in the aggregate. Schedule 2.13(c) is divided into two parts: Part I, a list of all such licenses which are among the Transferred Company Licenses, and Part II, all such licenses which are among the Included Company Licenses (the "Material Included Company Licenses").

          (d) Attached as Schedule 2.13(d) hereto is a list of all Chiron Licenses which are material to the continued conduct of the Business as currently conducted. Schedule 2.13(d) is divided into two Parts: Part I, a list of all such licenses which are among the Excluded Chiron Licenses, and Part II, a list of all such licenses which are among the Transferred Chiron Licenses (the "Material Transferred Chiron Licenses").

          (e) Except as disclosed in Schedule 2.13(e), since January 1, 1995 none of Chiron, the Company, nor any Subsidiary has received any written (or, to the Knowledge of Chiron or the Company, oral) notice alleging that Chiron, the Company, any Subsidiary or any of the Other Chiron

Subsidiaries has infringed any patents or patent applications or has misappropriated any trade secrets of any other Person in connection with the operation of the Business.

          (f) As of the Closing, after giving effect to the consummation of the transactions contemplated by the Asset Transfer Agreement and the Cross-License Agreement and subject to the receipt of the Chiron License Approvals, the Company or a Subsidiary will have ownership of or a license to all patents and patent applications (including process patents) owned immediately prior to the Closing Date by Chiron or any Chiron Subsidiary which are related to the continued conduct of the Business including patents and patent applications that cover Products or Products in Development, but excluding patents or patent applications which do not cover Products or Products in Development and may cover Future Products.

          (g) Attached as Schedule 2.13(g) hereto is a list of (i) all currently funded research programs of Chiron or a Chiron Subsidiary for the Business as currently conducted or as contemplated as of the date hereof to be conducted and (ii) all other research programs of Chiron or a Chiron Subsidiary for the Business which were funded at any time during the period from January 1, 1995 through the date hereof. The patents and patent applications listed on
Schedule 1.7(a) and included in the definition of Excluded Hepatitis/Retrovirus Patents and Know-How consist solely of (a) the patents and patent applications currently licensed to the Chiron/Ortho Joint Business under the Chiron/Ortho Agreement, and (b) all other patents and patent applications of Chiron or any Chiron Subsidiary which exclusively relate to HCV or HIV.

          (h) Except as disclosed in Schedule 2.12 or Schedule 2.13(e) and subject to existing third party licenses, Chiron, the Company or a Subsidiary, as the case may be, has the sole and exclusive rights to enforce, transfer in whole or in part by license, assignment or otherwise, and enjoy the benefits of, without payment to any other person, the Included Company Patents and the Transferred Chiron Patents; and, except as expressly provided in the Ancillary Agreements, the consummation of the transactions contemplated hereby and by the Ancillary Agreements will not conflict with, alter or impair any such rights; neither Chiron, the Company nor any Subsidiary has received any written notice challenging the ownership, validity or enforceability of or making any other claim with respect to the Included Company Patents or the Transferred Chiron Patents; and the Included Company Patents and the Transferred Chiron Patents are free and clear of any Liens other than Permitted Liens.

          (i) Except as disclosed in Schedule 2.13(i), each Material Transferred Chiron License and each Material Included Company License is in full force and effect; and no breach or default or event which would (with the passage of time, or notice, or both) constitute a breach or default thereunder by Chiron, the Company or any Subsidiary, as the case may be, or to the Knowledge of Chiron or the Company, any other party thereto, exists and is continuing which in each case would reasonably be expected to materially impair the benefits expected to be derived therefrom. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not (and will not give any Person a right to) terminate or modify the rights of Chiron, the Company or any Subsidiary and do not require any consent, approval, waiver or other action by any party to any such Chiron License or Company License, other than the consents and approvals identified in Schedule 2.13(i) (the "Company License Approvals" and the "Chiron License Approvals").

          (j) Except as set forth in Schedule 2.13(j), neither Chiron nor any Other Chiron Affiliate is a party to any agreement pursuant to which any license under any Licensed Chiron Patents is granted to a third party with respect to Probe IVD Products, in the case of Chiron HCV/HIV Patents, or with respect to IVD Products, in the case of Chiron Non-HCV/HIV Patents (in each case as such terms are defined in the Cross-License Agreement).

          (k) The representations and warranties made in this Section 2.13 are Chiron's exclusive representations and warranties relating to patent and patent application matters.

          2.14   TRADEMARKS AND OTHER INTELLECTUAL PROPERTY.  Attached as
Schedule 2.14 hereto is a list of all Trademarks owned by Chiron, the Company or any Subsidiary which are used primarily in connection with the Business which, in the case of any such Trademarks owned by Chiron, shall be transferred to the Company prior to the Closing on the terms set forth in the Asset Transfer Agreement. Such Trademarks are free and clear of any Liens other than Permitted Liens. Schedule 2.14 sets forth a list of registrations as well as all jurisdictions in which such Trademarks are registered or applied for and all registration and application numbers. Except as disclosed in Schedule 2.14, neither the Company nor any Subsidiary has received any written (or, to the Knowledge of Chiron or the Company, oral) notice challenging the Company's rights or making any other claim with respect to any Other Intellectual Property. The representations and warranties made in this Section 2.14 are Chiron's exclusive representations and warranties relating to Trademarks and Other Intellectual Property.

          2.15 COMPLIANCE WITH LAW; GOVERNMENTAL PERMITS; PRODUCT REGISTRATIONS. (a) Except as set forth in Schedule 2.15(a), the Company and each Subsidiary is in compliance in all material respects with all material laws, regulations, orders, judgements and decrees of any Governmental Entity which are applicable to the Business. The Company and the Subsidiaries hold all Permits that are necessary to conduct the Business, taken as a whole, as currently conducted and to use the properties and assets of the Business taken as a whole as presently used. Except as disclosed in Schedule 2.15(a), each material Permit held by the Company and/or any Subsidiary is valid and in full force and effect. No suspension, cancellation or termination of any of such material Permits is pending or, to the Knowledge of Chiron or the Company, is threatened or imminent.

          (b)    The Company and its Subsidiaries have all Product
Registrations required to market and sell the Business's important Products in each Major Market in which the annual revenues of such important Product in such Major Market exceeds $100,000. Schedule 2.15(b) sets forth a list of all Product Registrations held by Chiron or any Chiron Subsidiary for the important Products in each Major Market in which the annual revenues of such important Product in such Major Market exceeds $100,000. For the purposes of this
Section 2.15, an "important" Product is a Product with respect to which aggregate worldwide annual revenues exceed $5 million.

          (c) Except as set forth in Schedule 2.15(c), all important Products sold under the Product Registrations are manufactured and marketed in all material respects in accordance with the specifications and standards contained in such Product Registrations.

          (d) Except as set forth in Schedule 2.15(d), Chiron, the Company or a Subsidiary is the sole and exclusive owner of the Product Registrations and has not granted any right of reference with respect thereto.

          2.16   [RESERVED]

          2.17 EMPLOYEE BENEFIT PLANS. (a) All benefit and compensation plans, contracts, policies or arrangements maintained by Chiron, the Company or the Subsidiaries which cover current or former U.S. employees of the Company and the Subsidiaries including Company employees in Puerto Rico (the "U.S. Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus and fringe benefit plans (the "Benefit Plans"), are listed in Schedule 2.17(a). True and complete copies of all Benefit Plans and (i) any trust instruments and insurance contracts forming a part of any Benefit Plan, (ii) all amendments to such Benefit Plans and (iii) the most recent annual report on Form 5500 and summary plan description, where applicable for each Benefit Plan have been provided or made available to Purchaser.

          (b) All employee benefit plans maintained by Chiron, the Company or the Subsidiaries which cover U.S. Employees (the "Plans"), are in substantial compliance with ERISA and the Code, as applicable. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and to the Knowledge of Chiron and the Company there are no circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the Knowledge of Chiron or the Company, threatened litigation relating to the Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

          (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of the Subsidiaries with respect to any ongoing, frozen or terminated "single employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company, any of the Subsidiaries nor an ERISA Affiliate has maintained or contributed to at any time during the five-year period preceding the date of this Agreement any employee pension benefit plan which is a multi employer plan, within the meaning of Section 3(37) of ERISA, which is subject to Title IV of ERISA. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed with respect to any Pension Plan during the 12-month period ending on the date hereof.

          (d) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the Financial Statements. Neither any Pension Plan nor any single employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

          (e) Neither the Company nor any of the Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan.

          (f) Except as set forth in Schedule 2.17(f), the consummation of the transactions contemplated by this Agreement will not (i) entitle any employees of the Company or any of the Subsidiaries to severance pay,
(ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or (iii) result in any breach or violation of, or a default under, any of the Benefit Plans.

          (g) All benefit and compensation plans, contracts, policies or arrangements covering current or former foreign employees of the Company and the Subsidiaries are in compliance in all material respects with applicable local law, and there are no material unfunded liabilities thereunder for which the Company or any of the Subsidiaries could be liable.

          2.18 CERTAIN INTERESTS. Except as set forth in Schedule 2.18 or as covered by Section 2.17, there are no contracts, agreements or arrangements between the Company or any Subsidiary, on the one hand, and officers or directors of the Company, Chiron or any Other Chiron Affiliate, on the other hand. Except as set forth in Schedule 2.18, no officer or director of Chiron, the Company or any Subsidiary is indebted or otherwise obligated to the Company or any Subsidiary; and neither the Company nor any Subsidiary is indebted or otherwise obligated to any such officer or director, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses incurred in the ordinary course of business consistent with past practice and not in violation of this Agreement.

          2.19 INTERCOMPANY TRANSACTIONS. Schedule 2.19 lists (a) all of the goods and services currently provided to the Business by Chiron or any Other Chiron Affiliate, (b) all of the goods and services currently provided to Chiron or any Other Chiron Affiliate by the Company or a Subsidiary, (c) all liabilities or obligations of the Company and the Subsidiaries to Chiron or any Other Chiron Affiliate, (d) all liabilities or obligations of Chiron or any Other Chiron Affiliate to the Company or any of its Subsidiaries and (e) all other contracts, agreements or arrangements between the Company or any Subsidiary, on the one hand, and Chiron or any Other Chiron Affiliate, on the other hand. Except as expressly contemplated hereby or by any Ancillary Agreement, the consummation of the transactions contemplated by this Agreement and by the Ancillary Agreements will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from the Company or any Subsidiary to Chiron or any Other Chiron Affiliate.

          2.20 NO BROKERS OR FINDERS. No agent, broker, finder, or investment or commercial banker (other than

Credit Suisse First Boston Corporation with respect to its engagement by Chiron, Deutsche Morgan Grenfell, Inc. and Cowen & Company), as to whose fees and expenses Chiron shall have full responsibility and neither the Company nor any Subsidiary nor the Purchaser shall have any responsibility) or other Person or firm engaged by or acting on behalf of Chiron or the Company or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transaction.

          2.21 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 2.21 or as would not be material to the continued conduct of the Business as currently conducted, (i) the Company and the Subsidiaries are in compliance with all Environmental Laws; (ii) the Company and the Subsidiaries have not received any written notices from any Governmental Entity or other Person alleging the violation of or liability under any applicable Environmental Laws other than for matters that have been fully resolved; (iii) the Company and the Subsidiaries are not subject to any court order, administrative order or decree arising under any Environmental Law; (iv) the Company and the Subsidiaries have not released, spilled or disposed of any Hazardous Substance on any property owned or operated by them, except for releases and spills that are not reportable under applicable Environmental Laws; (v) the Company and the Subsidiaries have not had or caused any emissions or discharges of any Hazardous Substances except as permitted under applicable Environmental Laws; (vi) the Company and the Subsidiaries have not received any written claim or notice regarding potential responsibility for Hazardous Substance off-site disposal pursuant to the Federal Comprehensive Environmental Response, Compensation, and Liability Act or other Environmental Law; and (vii) to the Knowledge of Chiron or the Company, no property owned or operated by the Company or the Subsidiaries is contaminated with any Hazardous Substance which contamination requires investigation or remediation under Environmental Laws. The representations and warranties made in this Section
2.21 are Chiron's exclusive representations and warranties relating to environmental matters.

          2.22 BUSINESS. Except as set forth in Schedule 2.22 or as otherwise expressly provided in the Ancillary

Agreements, taken together, the properties, assets and rights of the Company and the Subsidiaries, including the properties, assets and rights to be transferred to the Company under the Ancillary Agreements, constitute all the properties, assets and rights which are used in the Business or are necessary to conduct the Business, taken as a whole, as being conducted on the date of this Agreement and are sufficient for the conduct of the Business, taken as a whole, immediately following the Closing in substantially the same manner as currently conducted. It is understood that the representation set forth in this Section 2.22 does not relate to assets, properties and rights which are the subject of the specific representations and warranties set forth in Sections 2.13, 2.14 and 2.15(b) above.

          2.23 INSURANCE. Chiron or the Company and the Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in Chiron's judgment, reasonable for the business and assets of the Company and the Subsidiaries.

          2.24 PRIVATE OFFERING. None of Chiron, the Company or any of their respective Affiliates nor anyone acting on their behalf has issued, sold or offered any security of the Company to any Person under circumstances that would cause the issuance and sale of the Stock, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). None of Chiron, the Company or any of their respective Affiliates nor anyone acting on their behalf will offer the Stock or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of the Stock subject to the registration requirements of Section 5 of the Securities Act. Assuming the representations of the Purchaser contained in
Section 3.5 are true and correct, the issuance, sale and delivery of the Stock hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act.

                                     ARTICLE III


                   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser hereby represents and warrants to Chiron that:

          3.1 ORGANIZATION AND AUTHORITY. The Purchaser has the requisite corporate power and authority to execute, deliver and perform this Agreement, the Ancillary Agreements to which it is to be a party and such other documents as are contemplated hereunder to be executed and delivered at or prior to the Closing. The execution, delivery and performance by the Purchaser of this Agreement and any Ancillary Agreement to which the Purchaser is to be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement constitutes a legal, valid and, assuming due execution and delivery by Chiron and the Company, binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and to general equitable principles. Upon execution and delivery of the Ancillary Agreements to which the Purchaser is to be a party by the parties thereto (other than the Purchaser), such Ancillary Agreements will constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally, and to general equitable principles.

          3.2 NONCONTRAVENTION. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is to be a party and the consummation of the transactions contemplated hereby and thereby will not violate or conflict with, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under (a) the charter documents of the Purchaser or (b) subject to the governmental filings and other matters set forth in Section 3.3, any law, regulation, order, judgment, or decree applicable to the Purchaser.

          3.3 NO GOVERNMENTAL CONSENT OR APPROVAL REQUIRED. No authorization, consent, Permits, approval or other order of, declaration to, or registration, qualification, designation or filing with, any Governmental Entity or any other Person is required for or in connection with the execution, delivery and performance by the Purchaser of this Agreement or any Ancillary Agreement to which the Purchaser is to be a party and the consummation of the transactions contemplated hereby and thereby, other than the filing of notification under the HSR Act and the filings under the Foreign Competition Laws.

          3.4 FINANCIAL CAPABILITY. On the Closing Date, the Purchaser will have sufficient funds to make the payment of the Preliminary Cash Consideration on the terms and conditions contemplated by this Agreement.

          3.5    PURCHASE FOR INVESTMENT.  The Purchaser is purchasing the
Stock for investment for its own account and not with a view to, or for sale in connection with, the distribution thereof. The Purchaser acknowledges that the Stock is not registered under the Securities Act, any applicable state securities laws or any applicable foreign securities laws, and that the Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities laws or pursuant to an applicable exemption therefrom and pursuant to state securities laws as applicable.


                                      ARTICLE IV

                                      COVENANTS

          4.1 COOPERATION AND ACCESS. From and after the date hereof, upon reasonable advance notice, Chiron and the Company shall permit, and shall cause each of their respective subsidiaries to permit, the Purchaser and its representatives to have access, during regular business hours, to the assets, employees, books and records of Chiron and the Company relating to the Business and shall furnish, or cause to be furnished, to the Purchaser and its representatives such financial, tax and operating data and other available information with respect to the Business as the Purchaser shall from time to time reasonably request; PROVIDED, HOWEVER, that no such access shall unreasonably interfere with the operation of the Business; PROVIDED

FURTHER that all information received by any party and given by or on behalf of any other party and its subsidiaries in connection with this Agreement and the transactions contemplated hereby shall be held by the first party and its Affiliates, agents and representatives confidential pursuant to the terms of the Confidentiality Agreement.

          4.2 CONDUCT OF BUSINESS. From the date hereof until the Closing, except as the Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, Chiron agrees that it shall cause the Company and the Subsidiaries to conduct the Business in the ordinary and usual course consistent with past practice, and use their commercially reasonable effort consistent with past practice to preserve intact the Business and related relationships with customers, suppliers and other third parties with whom the Business deals. From the date hereof until the Closing, except as otherwise contemplated herein or as provided for in any Ancillary Agreement or as the Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, Chiron agrees that it shall not permit the Company or any Subsidiary to and the Company and the Subsidiaries shall not:

                 (a) issue or transfer any capital stock of the Company or any Subsidiary or any security convertible into or exchangeable for any such capital stock or any right to acquire any such capital stock;

                 (b) make any change in its certificate of incorporation or bylaws (or equivalent governing instruments);

                 (c) dispose of, lease or license or sublicense (each, a "transfer") any of its assets or property except for (i) the sale of inventory in the ordinary course of business consistent with past practice,
     (ii) forward sales permitted by 4.2(o), (iii) any transfer of assets or properties constituting the Excluded Businesses effected pursuant to the Asset Transfer Agreement, (iv) dispositions set forth in Schedule 4.2(c),
     (v) non-exclusive transfers of biological materials manufactured by the Business for non-commercial use pursuant to material transfer agreements ("MTA"s) in the ordinary course of business consistent with past practice and (vi) transfers of tangible assets or property for consideration in excess of $1.0 million in the aggregate; PROVIDED that no such transfer or subsequent transaction shall prevent the grant of any licenses contemplated in the Cross-License Agreement or otherwise conflict with or violate any provisions set forth in the Cross-License Agreement;

                 (d) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness other than in the ordinary course of business consistent with past practice;

                 (e) liquidate, dissolve or otherwise reorganize or seek protection from creditors;

                 (f) adopt, establish or enter into any new employee compensation or benefit plan or make any new grants (except in the ordinary and usual course of business) under any Benefit Plan, or, except as required by law, amend in any respect any Benefit Plan to the extent such amendment would increase the liabilities of the Purchaser, the Company or any Subsidiary;

                 (g) acquire all or any portion of the securities, assets, business or properties of any other Person, except for capital expenditures permitted pursuant to 4.2(h), except for inventory acquired in the ordinary course of business consistent with past practice, except as set forth in
     Schedule 4.2(g) and except for such other acquisitions of assets and properties in the aggregate not to exceed $2.5 million;

                 (h) make or incur any capital expenditures, except for the capital expenditures set forth in Schedule 4.2(h), and, if the Closing occurs after December 31, 1998, a proportionate amount of such capital expenditures for the period after January 1, 1999 until the Closing Date;

                 (i) enter into any lease for real property, except renewals of existing leases in the ordinary course of business consistent with past practice, with respect to which the Purchaser shall have the right to participate in the negotiation with respect thereto;

                 (j) pay, loan or advance any amount to, or sell, transfer or lease any of its assets to (except for assets primarily related to used or held for use primarily in connection with the Excluded Businesses), enter into any contract or agreement or engage in any other type of transaction with Chiron or any Other Chiron Affiliate other than in the ordinary course of business consistent with past practice;

                 (k) grant to any director or executive officer any increase in compensation or benefits not required by a plan or arrangement as in effect on the date of this Agreement, except for any increases for which Chiron shall be solely obligated;

                 (l) permit, allow or suffer any of its assets to become subjected to any Lien or other similar restriction of any nature whatsoever which would have been required to be set forth in Schedule 2.10(a) or
     Section 2.10(b) if existing on the date of this Agreement;

                 (m) make any change in any method of accounting or accounting practice or policy;

                 (n) engage in any forward selling by offering discount prices or extended payment terms so as to cause its customers to purchase products in excess of their normal purchases;

                 (o) engage in any transactions under the Heller Agreement, the Sanwa Agreements or any similar agreement or arrangement, except transactions resulting in a gross profit to the Company not to exceed $1.75 million in each quarter beginning with the fourth quarter of fiscal 1998 with such transactions to occur only at the end of any such quarter; or

                 (p) take any action which would prevent the grant of any license contemplated by the Cross-License Agreement or otherwise conflict with any provision set forth therein;

                 (q) solicit or hire any employee of the Company or any Subsidiary, except for those employees set forth in Schedule 4.2(q) or
     Schedule 4.7(a)(ii);

                 (r) increase its equity investment or ownership interest or participation in any entity set forth in Schedule 2.4(b); or

                 (s) agree or commit, whether in writing or otherwise, to do any of the foregoing.

          4.3 COMMERCIALLY REASONABLE EFFORTS; GOVERNMENT APPROVALS. (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary for it to do under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required by applicable laws and regulations in connection with approvals of or filings with any Governmental Entity), (ii) to satisfy the conditions precedent to the obligations of the parties hereto and (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by the Purchaser, Chiron, the Company or any Subsidiary in connection with the acquisition of the Stock or the taking of any action contemplated by this Agreement or any Ancillary Agreement.

          (b) Subject to appropriate confidentiality protections, each of the parties hereto shall furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing and shall provide the other party with copies of all filings made by such party with any Governmental Entity and, upon request, any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          (c) Without limiting the generality of the foregoing, the Purchaser and Chiron agree to take or cause to be taken the following actions:
(i) provide promptly to Governmental Entities with regulatory jurisdiction over enforcement of any applicable Competition Laws

("Governmental Antitrust Entity") information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the acquisition of the Stock and the transactions contemplated by this Agreement and (ii) without in any way limiting the other provisions of this Section 4.3, file any notification and report form and related material required under the HSR Act and with respect to the filings required under the Foreign Competition Laws as soon as practicable and in any event not later than 10 Business Days after the date hereof, and thereafter use its commercially reasonable efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act. Each party hereto shall provide to the other copies of all correspondence between it (or its advisor) and any Governmental Antitrust Entity relating to the acquisition of the Stock or any matters described in this
Section 4.3. Each party hereto will notify the other of all requests, terms or conditions made or sought to be imposed on the Purchaser, the Company or any Subsidiary in connection with obtaining any required approvals and will discuss with the other party the acceptability of such requests, and the Purchaser will consult with Chiron on the response to such requests. Each party hereto agrees that the other party shall have the right to participate in any meeting between the first party and any Governmental Antitrust Entity relating to the acquisition of the Stock or any matters described in this Section 4.3.

          4.4 SERVICES; INTER-COMPANY AGREEMENTS; ASSUMPTION OF CERTAIN OBLIGATIONS. (a) Following the Closing, at the Purchaser's request, Chiron shall provide the Purchaser, for the benefit of the Company, such services as were provided to the Business prior to the Closing, but only as are reasonably required by the Purchaser during the period that the Purchaser is diligently pursuing the transition of the employees of the Company and the Business over to its own services and operations up to a maximum of six months for human resources and up to a maximum of 12 months for all other such services. Such services shall be provided at a rate equal to Chiron's fully allocated cost consistent with past practice. The Purchaser shall indemnify, defend and hold harmless Chiron and the Other Chiron Affiliates from and against any and all Losses arising out of or attributable to the provision of all services provided under this Section 4.4(a), other than for

Losses arising out of or attributable to Chiron's or any Other Chiron Affiliate's gross negligence.

          (b) Following the Closing, at Chiron's request, the Purchaser shall provide or cause the Company to provide Chiron such services as were provided to Chiron or any of the Excluded Businesses prior to the Closing (including, without limitation, reference lab services), but only as are reasonably required by Chiron during the period that Chiron is diligently pursuing the transition of such services to its own services and operations or the services and operations of some other Person up to a maximum of six months for human resources and up to a maximum of 12 months for all other such services. Such services shall be provided at a rate equal to the Company's fully allocated cost consistent with past practice. On or prior to the date
10 days before the Closing, Chiron shall provide written notice to the Purchaser of the services Chiron requests pursuant to this Section 4.4(b). Chiron shall indemnify, defend and hold harmless the Purchaser, the Company and its Affiliates from and against any and all Losses arising out of or attributable to the provision of all services provided under this Section 4.4(b), other than for Losses arising out of or attributable to the Purchaser's, the Company's or any of its Affiliates' gross negligence.

          (c) Except as set forth in this Section 4.4, all agreements, contracts or other arrangements set forth on Schedule 2.19 will be terminated as of the Closing.

          (d) The Purchaser agrees to assume the obligations of Chiron or any Other Chiron Affiliate under any and all (i) guarantees relating to Third Party Debt (excluding restructuring costs) or (ii) guarantees, standby letters of credit or performance bonds disclosed on Exhibit 2.11(b) to Schedule 2.11 hereto (other than those relating to worker's compensation) on or as soon as possible following the Closing Date.

          4.5 USE OF CHIRON NAME. The Purchaser shall cause the Company and the Subsidiaries within 12 months of the Closing Date to change the corporate names of the Company and such Subsidiaries to eliminate the name "Chiron" or any similar word. Following the Closing, the Company and the Subsidiaries shall have the right to continue to use the Chiron name and mark (a) as part of their corporate names for such 12 months and (b) as affixed to products, labeling, packaging materials or promotional materials as of the Closing Date until the later of (i) depletion of existing inventories or (ii) the date on which any requisite regulatory approvals are obtained in connection with the removal of the Chiron name from the foregoing; PROVIDED that such use under this clause (b) shall in no event continue longer than two years following the Closing; all as more fully set forth in the Trademark License Agreement. The Purchaser will use its commercially reasonable efforts to secure any such requisite regulatory approvals as promptly as practicable following the Closing Date.

          4.6 CONFIDENTIALITY. Each party hereto, at all times prior to the Closing and after any termination of this Agreement, will hold all confidential information provided to such party by or on behalf of the other party hereto in confidence pursuant to the terms of the Confidentiality Agreement. Upon any termination of this Agreement, each party hereto will promptly return to the other party such information provided to the first party, including any copies of such information. Each party hereto acknowledges that the other party would be irreparably harmed by a breach of this Section 4.6 and that there would be no adequate remedy at law or in damages to compensate the other party for any such breach and agrees that, in addition to any other remedy, the other party shall be entitled to one or more injunctions requiring specific performance by the first party of this Section 4.6, and the first party consents to the entry thereof.

          4.7    EMPLOYEES; EMPLOYEE BENEFITS.

          (a) EMPLOYMENT. The Purchaser shall offer, or shall cause the Company to offer, employment on the Closing Date to each employee whose name or other identification is listed in Schedule 4.7(a)(i) (as may be amended by the Purchaser and Chiron by mutual consent as of the Closing Date) in the same or a comparable position and at an initial rate of base salary or wages at least equal to such employee's rate of base salary or wages in effect on the Closing Date. It is understood that the other employees of the Business already are employed by the Company and the Subsidiaries and that their employment shall continue uninterrupted immediately following the Closing, except for those employees approved under the Company's long term disability plan for receipt of benefits for whom Chiron shall retain responsibility. Nothing herein shall be construed as limiting the ability of the Purchaser to terminate the employment following the Closing, subject to the terms of the severance plans and agreements, retention plans and agreements and employment agreements that the Purchaser has agreed to honor in Section 4.7(c), of any employee of the Business or the Company. Persons employed by the Company or any Subsidiary immediately after the Closing on the Closing Date are referred to as "Continuing Employees".

          (b) The Purchaser shall accord equal consideration as between the management and employees of the Business and the management and employee of any other business with which the Business may be integrated.

          (c) From and after the Closing Date, the Purchaser shall honor in accordance with their terms all severance plans and agreements and employment agreements which are disclosed on Part I of Schedule 4.7(c). For a period of 12 months following the Closing Date, severance benefits offered to U.S. Continuing Employees shall be no less than severance benefits as disclosed on Part I of
Schedule 4.7(c). Chiron shall retain liability for all retention plans (and payments thereunder) established by Chiron or any Chiron Subsidiary prior to the Closing, including, but not limited to, the special retention payments disclosed in Part II of Schedule 4.7(c). For the avoidance of doubt, the items disclosed on Part I of Schedule 4.7(c) are not considered retention agreements. Chiron shall assume liability, if any, under Section 280G of the Code with respect to the individuals disclosed on Part III of Schedule 4.7(c) and the Purchaser shall retain liability, if any, under Section 280G of the Code with respect to the individuals disclosed on Part IV of Schedule 4.7(c).

          (d)    The Purchaser shall, on and after the Closing Date, provide the U.S. Continuing Employees with employee benefit plans, programs, policies and arrangements which are (i) no less favorable in the aggregate (other than stock options, stock purchase plans and stock grants) than the benefit plans, programs, policies and arrangements provided by Chiron, the Company and the Subsidiaries of the Company to employees of the Business prior to the Closing and (ii) in the aggregate substantially comparable to the benefit plans, programs, policies or arrangements provided by the Purchaser to its other employees with similar levels of responsibility; PROVIDED, HOWEVER, that any employee who is eligible to receive post-retirement medical or life insurance benefits from Novartis AG will not be eligible to participate in any such benefit plan offered by the
Purchaser.   The Purchaser shall, on and after the Closing Date, provide the non
U.S.-based Continuing Employees of the Business with base salaries no less than provided by Chiron, the Company and the Subsidiaries of the Company to such non U.S.-based Continuing Employees of the Business prior to the Closing and with employee benefit plans, programs, policies and arrangements which are in the aggregate substantially comparable to the benefit plans, programs, policies or arrangements provided by the Purchaser to its similarly situated non U.S.-based employees with similar levels of responsibility; PROVIDED, HOWEVER, that any employee who is eligible to receive post-retirement medical or life insurance benefits from Novartis AG will not be eligible to participate in any such benefit plan offered by the Purchaser. Each such employee benefit plan, program, policy or arrangement of the Purchaser (other than retiree health and life insurance plans) shall give full credit for each participant's period of service with Chiron, the Company, the Subsidiaries and their predecessors prior to the Closing Date, to the extent such service was credited under the Benefit Plans, for purposes of determining eligibility, vesting and, with the exception of the Purchaser's pension plan, the amount of benefits (including subsidies relating to such benefits), unless such credit would result in a duplication of benefits. Each employee welfare benefit plan provided to the employees of the Business from and after the Closing Date shall (i) give full credit for deductibles and out-of-pocket expenses under the Company's and the Subsidiaries' Benefit Plans with respect to the current plan year toward any deductibles for the remainder of the plan year during which the Closing occurs, and (ii) shall waive any pre-existing condition limitation for any employee covered under a Chiron, Company or Subsidiary Benefit Plan (which is a group health plan) immediately prior to the Closing Date.

          (e) BONUS/INCENTIVE COMPENSATION; ACCRUED VACATION; NONQUALIFIED PENSION PLANS. To the extent not reflected on the Closing Balance Sheet, Chiron shall retain all liabilities and obligations as of the Closing Date with respect to all (i) bonus and incentive compensation (other than payments under any retention agreements, which will be handled as provided in Section 4.7(c)),
(ii) accrued but
unused or unpaid vacation as well as unused personal and sick days except as set forth in the last two sentences of this Section 4.7(e) and (iii) benefits (regardless of when payable) under nonqualified Pension Plans, payable to present and former employees of the Company or any Subsidiary. The Purchaser agrees to administer the Company's paid time off policy in accordance with its terms through December 31, 1998. The parties agree that Chiron shall retain no liabilities as to unused or unpaid vacation, personal or sick time accrued through the Closing Date attributable to Continuing Employees other than those set forth on Schedule 4.7(a)(i).

          (f) PENSION/SAVINGS PLANS. Chiron shall, effective immediately following the Closing Date, fully vest the account balance of each U.S. Employee actively employed on the Closing Date in Chiron's tax-qualified Pension Plans and Chiron's nonqualified Pension Plan in which any such individual is then participating. Chiron will be solely responsible for any accrued and earned, but unpaid, contributions to any Pension Plan for any period prior to the Closing Date.

          4.8    INSURANCE.

          (a) Prior to the Closing, Chiron shall take such action as may be required to ensure that any insurance coverage for any claims that have been incurred and reported to the applicable insurers prior to the Closing relating to the Company, the Subsidiaries or the Business will continue with respect to such claims following the Closing, and Chiron agrees to pay to the Company insurance proceeds (net of any out-of-pocket unreimbursed costs or expenses of Chiron incurred in defense of such claim) resulting from such coverage promptly after receipt thereof. From and after the date hereof, Chiron shall diligently pursue insurance coverage for any claims that occurred and were reported to Centaur and/or third party insurers prior to the Closing relating to the Company, its Subsidiaries or the Business. Following the Closing, Chiron shall be responsible for the control of all such claims filed with Centaur and the Company shall be responsible for the control of all such claims filed with third party insurers, subject to the control exercised by any insurers in accordance with the applicable insurance policies. Following the Closing, Chiron shall transfer, immediately, to the Company, all proceeds (net of unreimbursed defense costs incurred by

Chiron) which it may actually receive from Centaur and/or third party insurers, as the case may be, as a result of such claims.

          (b) As of the Closing Date, except as set forth in paragraph (a) of this Section 4.8, the coverage under all insurance policies related to the Business shall continue in force only for the benefit of Chiron and its Affiliates and not for the benefit of the Purchaser. The Purchaser agrees to arrange for its own insurance policies with respect to the Business covering all periods and agrees not to seek, through any means, to benefit from Chiron's or its Affiliates' insurance policies which may provide coverage for claims relating in any way to the Business at, prior to or after the Closing Date, except as provided in Section 4.8(a); PROVIDED, that in the event that Chiron has available to it any insurance policies that provide coverage on a "per occurrence" basis for periods prior to the Closing Date and which may provide coverage for claims against the Company or any Subsidiary relating to the Business based on events which occurred prior to the Closing Date, Chiron will permit the Company or such Subsidiary to pursue such insurance, PROVIDED that neither Chiron nor any of its Affiliates shall have any obligation whatsoever to pursue or assist the Company or such Subsidiary in pursuing such insurance; and PROVIDED FURTHER, that the Company shall indemnify and hold harmless Chiron and its Affiliates and their respective directors, officers, employees, representatives and agents against any and all Losses arising out of or attributable to the pursuit of such insurance by the Company or such Subsidiary.

          (c) Chiron shall keep, or cause to be kept, all insurance policies currently maintained for the Business, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date.

          (d) Chiron and the Other Chiron Affiliates shall cease using the "Centaur" name and mark related to such name and shall change the name of the Centaur insurance company as promptly as possible after the Closing but in no event later than six months after the Closing.

          4.9 WARN ACT. The Purchaser shall comply with The Worker Adjustment Retraining Notification Act and shall indemnify Chiron against any post-Closing liability thereunder.

          4.10 RESIGNATIONS. On the Closing Date, Chiron shall cause to be delivered to the Purchaser duly signed resignations, effective immediately after the Closing, of all directors and officers of the Company and shall take such other action as is necessary to accomplish the foregoing.

          4.11 SUPPLEMENTAL DISCLOSURE. (a) Prior to the Closing, Chiron shall promptly supplement or amend the Schedules hereto with respect to any matter existing prior to the Closing which was required to be set forth or described in such Schedules as of the date hereof but was not so set forth or described; PROVIDED, HOWEVER, that no supplement or amendment to such Schedules shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Section 6.1 or for purposes of determining whether any Person is entitled to indemnification pursuant to Article VIII.

          (b) In the event that, as of February 28, 1999, the Closing has not occurred and this Agreement has not been terminated, the Company and Chiron shall deliver to the Purchaser no later than such date, the unaudited consolidated balance sheet of the Business as of January 3, 1999 and the unaudited consolidated statement of operations of the Business and the unaudited consolidated statement of cash flows of the Company for the year ended January 3, 1999.

          (c) Chiron shall deliver to the Purchaser (A) within one week following the date hereof an amended Schedule 2.13(g) to add all research programs and markers (including, without limitation, the NAD research program relating to the License and Supply Agreement dated as of May 15, 1995 by and among Genelabs Technologies, Inc., Genelabs Diagnostics, Inc. (together "Genelabs"), Chiron and Ortho Diagnostic System Inc., with respect to which Chiron shall use its commercially reasonable efforts to obtain from Genelabs a sublicense for the benefit of the Purchaser) that are required to be set forth therein in order to make the representation and warranty contained in Section 2.13(g) true and correct in all material respects as of the date hereof and (B) on the Closing Date a further amended Schedule 2.13(g) to add all other research programs and specific markers that would have been required to be set forth on
Schedule 2.13(g) had they existed on the date hereof.

          4.12 OTHER TRANSACTIONS. From the date of this Agreement to the Closing, none of Chiron, the Company or any other Affiliate of Chiron shall, nor shall they permit any of their respective officers, directors or other representatives to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any person or group (other than the Purchaser and its representatives) concerning any merger, sale of securities, sale of substantial assets or similar transaction involving the Company other than, and subject to
Section 4.2, with respect to the Excluded Businesses or any assets that primarily relate to or are primarily used in connection with the Excluded Businesses. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or other representative of Chiron, the Company or any other Affiliate of Chiron, whether or not such Person is purporting to act on behalf of Chiron, the Company, any other Affiliate of Chiron or otherwise, shall be deemed to be a breach of this Section 4.12 by Chiron. In the event that Chiron, the Company or any other Affiliate of Chiron receives a proposal relating to any such transaction, Chiron shall promptly notify the Purchaser of such proposal.

          4.13 COOPERATION. Each of the Purchaser and Chiron shall use its commercially reasonable efforts, and shall cause its respective officers, employees, agents, auditors and representatives, as applicable, to use their commercially reasonable efforts after the Closing to effect the orderly transition of the Business from Chiron to the Purchaser and to minimize any disruption to the Business or the Excluded Businesses that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, the Purchaser and Chiron shall furnish or cause to be furnished to each other and their respective employees, counsel, auditors and representatives, as applicable, access, during normal business hours, to such information and assistance relating to the Business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any tax claim or assessment. No party shall be required by this Section 4.13 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of the Purchaser, the business or operations of the Company).

          4.14 RECORDS. Promptly after the Closing Date, Chiron shall deliver or cause to be delivered to the Purchaser all agreements, documents, files and originals or duplicate copies thereof of all books of account and related records of the Company, and in the case of books of account and related records, only to the extent such books and records are separate from the books and records relating to activities of Chiron other than the Included Businesses (collectively, "Records"), if any, in the possession of Chiron to the extent not then in the possession of the Company, except that Chiron may retain all Records prepared in connection with the sale of the Stock.

          4.15 SUBSIDIARY STOCK. At or prior to the Closing, Chiron shall take any action in compliance with all applicable law at the Purchaser's direction to cause to be transferred at the Closing any shares of capital stock of Subsidiaries held by local individuals or local entities, other than as set forth in Schedule 2.6(b).

          4.16 FURTHER ASSURANCES. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters. Without limiting the foregoing, following the Closing, Chiron shall promptly transfer or license to the Purchaser any asset or property which was required to be transferred or licensed to the Company in accordance with the Asset Transfer Agreement or the Cross-License Agreement, respectively, and which was not so transferred or licensed prior to or at the Closing.


                                      ARTICLE V

                                     TAX MATTERS

          5.1 DEFINITIONS. For purposes of this Agreement, "Taxes" shall mean all federal, state, local and foreign income, property, sales and use, excise, withholding, franchise, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or similar taxes imposed on the income, properties or operations of the Purchased Entity or the Seller's Group, together with any penalties, additions or interest relating thereto and any interest in respect of such additions or penalties; "Tax Return" shall mean all reports and returns required to be filed with respect to Taxes including, without limitation, combined or consolidated returns for any group of the Seller's Group; and "Net Operating Losses" or "NOLs" shall mean the deduction allowed as a carryforward for losses incurred in a prior taxable period.

          5.2    TAX-RELATED REPRESENTATIONS AND WARRANTIES.

          (a) TAX ALLOCATION AGREEMENTS. Chiron represents and warrants to the Purchaser that except as set forth in Schedule 5.2(a), the Purchased Entity is not a party to any written or oral agreement, contract or understanding relating to any sharing by the Purchased Entity of any Tax liability of any Person.

          (b) TAX RETURNS AND REPORTS. Chiron represents and warrants to the Purchaser that except as set forth in Schedule 5.2(b), (i) all Tax Returns for taxable years or periods ending on or before the Closing Date that are required to be filed by or with respect to the Purchased Entity or the Seller's Group, including the Purchased Entity, have been or will be timely filed, and each such Tax Return is, or in the case of such Tax Returns not yet due, will be complete and correct in all material respects, (ii) all material Taxes owed by the Purchased Entity or the Seller's Group, whether or not shown to be due on the Tax Returns referred to in clause (i), have been or will be timely paid in full, or, in the case of Taxes owed as of the date hereof, are (and until the Closing Date will continue to be) reflected in the accruals for Taxes payable on the June 1998 Balance Sheet, other than accruals established to reflect timing differences and accruals reflected only in notes thereto, (iii) all Tax deficiencies asserted or assessments made have been settled or paid in full,
(iv) no issues that have been raised by a taxing authority regarding the Tax liability of the Purchased Entity or the Seller's Group are currently pending,
(v) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Purchased Entity or the Seller's Group, (vi) neither the Purchased Entity nor any member of the Seller's Group has filed a consent under Section 341(f) of the Code, (vii) the Purchased Entity has not been a member of any affiliated group filing a consolidated federal Tax Return (other than the Seller's Group), (viii) the Purchased

Entity is not subject to any foreign Tax, (ix) there are no deferred Tax liabilities attributable to intercompany transactions involving the Purchased Entity, (x) the Purchased Entity shall not be required to include in its taxable income in any taxable period ending after the Closing Date any material amounts attributable to income accrued, but not recognized, in a prior taxable period as a result of the installment, long-term contract, or cash methods of accounting, or pursuant to Section 481 (or any comparable state, local or foreign Tax provisions) and (xi) to the Knowledge of Chiron, no claim has been made by a taxing authority in a jurisdiction where the Purchased Entity does not file Tax Returns that the Purchased Entity is, or may be, subject to Tax by such jurisdiction. Schedule 5.2(b) lists the date or dates through which the Internal Revenue Service and any other taxing authority have examined the United States federal income Tax Returns and all other Tax Returns of the Purchased Entity.

          (c)    NO FIRPTA WITHHOLDING.   Chiron represents and warrants to the
Purchaser that no tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

          (d) NO PARACHUTE PAYMENTS. Chiron represents and warrants to the Purchaser that except as set forth in Schedule 5.2(d), as a result of the Purchaser's purchase of the Stock, neither the Purchased Entity nor the Purchaser will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in
Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          5.3 SECTION 338(h)(10). Chiron shall make a joint election with the Purchaser under Section 338(h)(10) of the Code and any corresponding elections permitted under state or local law except California, with respect to the purchase of the Purchased Entity's Stock, and, at the request of the Purchaser, with respect to such of the Subsidiaries as Purchaser shall designate. Chiron represents that its sale of the Stock of the Purchased Entity is eligible for such elections. Chiron and the Purchaser shall not later than 30 days prior to the filing date exchange completed and executed copies of Internal Revenue Service Form 8023, required schedules thereto, and any similar state and foreign forms. The Purchaser shall prepare an allocation schedule (the "Allocation Schedule") allocating the purchase price and the liabilities of the Purchased Entity among the assets of the Purchased Entity in accordance with Section 338 of the Code and the regulations issued thereunder, and shall submit such Allocation Schedule to Chiron for its review and signature not later than 30 days prior to the filing date. Chiron hereby agrees to consent to such allocation so long as the Allocation Schedule has been prepared in accordance with Section 338 of the Code and the regulations issued thereunder.

          Chiron will notify Purchaser in writing within ten days of delivery of the Allocation Schedule if it believes the Allocation Schedule has not been prepared in accordance with Section 338 of the Code and the regulations issued thereunder. Any disputed items not resolved between the parties within five days shall be resolved by an Independent Accountant, whose determination shall be limited to whether a disputed item is allocated in accordance with Section 338 of the Code and the regulations issued thereunder, and shall bind all parties. Each party shall bear fifty percent (50%) of the cost of such Independent Accountant, except that Chiron shall bear the full cost if there are no material adjustments to the Allocation Schedule. Each of Chiron, the Purchaser and the Purchased Entity will file all Tax Returns and reports in a manner consistent with the Allocation Schedule and will not take any position for purposes of any Taxes respecting the allocation of the purchase price and the liabilities of the Purchased Entity which is inconsistent with the Allocation Schedule.

          5.4    LIABILITY FOR TAXES AND RELATED MATTERS.

          (a) LIABILITY OF CHIRON FOR TAXES. Chiron shall be liable and indemnify Purchaser for all Taxes (i) imposed on the Purchased Entity under Treasury Regulation Section 1.1502-6 by reason of the inclusion of the Purchased Entity in a consolidated tax group prior to the Closing Date, or by reason of any other obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or has included the Purchased Entity by reason of the inclusion of the Purchased Entity in such group prior to the Closing Date, (ii) imposed on the Purchased Entity or for which the Purchased Entity may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, for the portion of such taxable year or period ending on and including the Closing Date, as determined pursuant to Section 5.4(d), (iii) imposed in connection with transactions contemplated in this Agreement or the Ancillary Agreements, (iv) imposed in connection with the Purchased Entity ceasing to be a member of the Seller's Group, (v) imposed on Seller's Group (other than the Purchased Entity) for any taxable year, and (vi) imposed with respect to inter-company transfers occurring after June 30, 1998 and on or before the Closing Date, except for Taxes (other than federal, state, local and foreign income Taxes and other Taxes based on income) to the extent accrued on the Final Balance Sheet. Except as set forth in Section 5.4(e) and except for refunds of Taxes to the extent accrued on the Final Balance Sheet, Chiron shall be entitled to any refund of Taxes of the Purchased Entity received for taxable periods ending on or before the Closing Date, and for the portion prior to and including the Closing Date of any taxable periods that include but do not end on the Closing Date, as determined pursuant to Section 5.4(d).

          (b) LIABILITY OF PURCHASER FOR TAXES. The Purchaser shall be liable for and shall indemnify Chiron for the Taxes of the Purchased Entity for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date, as determined pursuant to Section 5.4(d). The Purchaser shall be entitled to any refund of Taxes of the Purchased Entity received for such periods.

          (c)    [reserved]

          (d) TAX PERIODS. With respect to any Taxes for any taxable period that includes but does not end as of the Closing Date, the amount of Taxes subject to indemnification hereunder attributable to pre-Closing and post-Closing Tax periods shall be calculated as if such taxable period ended as of the close of business on the Closing Date, except that property Taxes and exemptions, allowances or deductions that are calculated on an annual basis shall be prorated based on the number of days in the annual period elapsed through the

Closing Date compared to the number of days in the annual period elapsing after the Closing Date, respectively.

          (e) OFFSET FOR FUTURE REDUCTIONS; INCREASE FOR ADDITIONAL TAX COSTS. Any liability for Taxes pursuant to Section 5.4(a) or (b) shall be (x) increased by the amount of any cost incurred by the Indemnified Party in connection with the adjustment or adjustments that gave rise to the Tax liability for which the Indemnifying Party is liable hereunder because the receipt of a payment is treated as taxable income, rather than as an adjustment to the purchase price (a "Tax Cost"), and (y) reduced by an amount equal to the present value of (i) any deduction, amortization, exclusion from income, credit or other allowance (a "Tax Benefit") attributable to an event that gave rise to a Tax Cost and (ii) any Tax Benefit that accrues to the Indemnified Party after the Closing Date in connection with the adjustment or adjustments that gave rise to the Tax liability for which the Indemnifying Party is liable hereunder. Present value shall be determined by discounting at a rate equal to the borrowing rate at which the Indemnified Party would borrow money for a term equal to the period from the time of the indemnification payment to the last date on which the relevant Tax Benefit is available to be utilized. In computing the Tax Cost or Tax Benefit, the relevant party will assume that the Indemnified Party has made full payment of such cost or has made full utilization of such Tax Benefit at the maximum federal, state, local or foreign, as the case may be, corporate tax rate in effect at the time such Tax Cost is incurred by or such Tax Benefit accrues to the relevant party. However, if the Indemnified Party's Tax Cost actually incurred or Tax Benefit actually realized is less than the assumed Tax Cost or Tax Benefit calculated above, the difference between the actual and assumed amounts shall promptly be paid to the Indemnified Party in the case of a Tax Benefit, and to the Indemnifying Party in the case of a Tax Cost. Chiron shall promptly notify Purchaser, and Purchaser shall promptly notify Chiron, when the relevant party becomes aware that any Tax Cost is incurred or Tax Benefit is accrued in accordance with this Section 5.4(e).

          5.5    NET OPERATING LOSSES AND CREDITS.  (a) The indemnity in
Section 5.4 shall not apply to, and Chiron shall not be liable for, any increase in Tax resulting from any adjustment to any Net Operating Loss of the Purchased Entity available to offset income of the Purchased Entity or the Purchaser in a Tax period or portion thereof beginning on or after the Closing Date. Additionally, Chiron makes no representation with respect to the ability of the Company or its Subsidiaries to use after the Closing Date any Net Operating Loss available immediately prior to the Closing Date, and Chiron shall not have any indemnity obligation hereunder to the extent that the Purchased Entity or the Purchaser are unable to use after the Closing Date NOLs available immediately prior to the Closing Date.

          (b) Chiron represents that the Purchased Entity is expected to have available California Tax credits of $970,000 as of the Closing Date. If the Purchased Entity has available less than $970,000 of California Tax credits as of the Closing Date, Chiron shall pay the Purchaser the difference between
(x) $970,000 and (y) the amount of California Tax credits actually available as of the Closing Date, no later than the due date for the Purchased Entity's 1998 California Tax Return. If the Purchased Entity has available more than $970,000 of California Tax credits as of the Closing Date, the Purchaser shall pay Chiron the difference between (x) the amount of California Tax credits actually available as of the Closing Date and (y) $970,000, no later than the due date for the Purchased Entity's California Tax Return for the year or years in which the Purchased Entity actually uses more than $970,000 of the California Tax credits available as of the Closing Date. Chiron also hereby agrees to reimburse the Purchaser for (i) all California Tax credits actually available as of the Closing Date that are subsequently disallowed, and (ii) any portion of the California Tax credits that the Purchaser or the Purchased Entity is unable to use prior to the expiration of such credits, up to the lesser of (x) $970,000 or (y) the amount of California Tax credits actually available as of the Closing Date. Chiron shall promptly notify Purchaser, and Purchaser shall promptly notify Chiron when any reimbursement or payment is required to be made under this Section 5.5(b).

          5.6 ADJUSTMENT TO PURCHASE PRICE. Any payment by the Purchaser or Chiron under this Article V will be treated as an adjustment to the purchase price, except to the extent different treatment is required by a taxing authority.

          5.7 TAX RETURNS. Chiron shall timely file or cause to be timely filed all Tax Returns that are required to be filed by or with respect to the Purchased Entity for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in a manner that accurately reflects income, and on a basis consistent with the past practices of the Purchased Entity. The Purchaser shall timely file or cause to be timely filed all Tax Returns required to be filed by or with respect to the Purchased Entity for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. The party filing an above-described Tax Return shall provide the non-filing party with a copy of any Tax Return for a taxable period that precedes the Closing Date, or includes the Closing Date and also includes Taxes for which the non-filing party may be liable, at least 30 days prior to the due date for filing the Tax Return. The non-filing party shall have the right to object to such Tax Return only on the grounds that such Tax Return is inconsistent with the applicable law. If the non-filing party objects to a Tax Return, Chiron and the Purchaser agree to submit the dispute to an Independent Accountant. Each party shall bear fifty percent (50%) of the cost of such Independent Accountant, except that the non-filing party shall bear the full cost if there are no material adjustments to such Tax Return. Chiron shall pay the Purchaser the Taxes for which Chiron is liable pursuant to Section 5.4(a) with respect to Tax Returns to be filed by the Purchaser within 10 days prior to the due date for the filing of such Tax Returns, if Chiron does not object to such Tax Return, or within 10 days after the decision of the Independent Accountant, if Chiron properly objects to such Tax Return.

          5.8 TRANSFER TAXES. Notwithstanding anything to the contrary in this Article V or Section 1.1, the Purchaser and Chiron shall each be liable for fifty percent (50%) of all transfer, sales, use, excise and similar taxes arising in connection with the transactions under this Agreement.

          5.9 INFORMATION TO BE PROVIDED BY THE PURCHASER. The Purchaser shall promptly cause the Purchased Entity to prepare and provide to Chiron as soon as practicable a package of tax information materials including schedules, work papers and the computation of separate taxable income or other relevant measure of taxation of the Purchased Entity, for the portion of the taxable periods ending on the Closing Date.

          5.10   TAX PROCEEDINGS.

          (a) RIGHT TO CONTROL PROCEEDINGS. Chiron shall have the responsibility for, and the right to control, at Chiron's expense, the audit (and disposition thereof) of any Tax Return relating to periods ending on or prior to the Closing Date, and to participate in the audit of any Tax Return relating to the periods including, but ending after the Closing Date if such audit or disposition thereof could reasonably be expected to give rise to a claim for indemnification hereunder (any such audit or disposition, a "Tax Proceeding"). Purchaser and the Purchased Entity shall have the right to participate in Tax Proceedings relating to periods ending on or prior to the Closing Date at the Purchaser's expense.

          (b) NOTICE; REPORTS. Chiron's right to control a Tax Proceeding under Section 5.10(a) shall commence upon the receipt by the Purchaser or any of its Affiliates (including, after the Closing Date, the Purchased Entity) of a proposed adjustment to Tax for the period under audit or examination communicated in writing. The Purchaser shall promptly notify Chiron in writing upon their learning of the pendency of a Tax Proceeding and shall fully cooperate with Chiron in the conduct of such Tax Proceeding. At Chiron's request, which shall not be made more frequently than once per year, the Purchaser shall provide Chiron with a list of any Tax audits, examinations or other proceeding that has resulted or could result in a Tax Proceeding in progress, the nature of the Tax and Tax period involved and the status of the proceeding, including the amount of the proposed adjustment, if known. The failure on the part of the Purchaser to promptly notify Chiron of the pendency of a Tax Proceeding shall not in any way affect Chiron's indemnity obligations hereunder, except to the extent that Chiron is actually prejudiced, including by reason of incurring material Tax penalties, as a result of such delay. Without the prior written consent of Chiron (which consent shall not be unreasonably withheld), neither the Purchaser nor any of its Affiliates shall settle or compromise any claim for Taxes with respect to a taxable period that ends on or before the Closing Date that could reasonably be expected to result in Chiron's being required to make an indemnity payment pursuant to Section 5.4(a). The Purchaser shall, and shall cause the Purchased Entity to, cooperate with Chiron including providing reasonable access to records, returns and supporting information, in connection with any

Tax Proceeding or matter as to which the Purchaser may seek indemnity or other relief from Chiron under this Article V.

          5.11 CHANGES IN ELECTIONS, AMENDED RETURNS, ETC. Chiron will not, and will not permit any of its Affiliates to, without the consent of the Purchaser (which consent shall not be unreasonably withheld), make or change any elections with respect to Taxes that are inconsistent with prior elections reflected in prior Tax Returns or the Financial Statements, amend any Tax Return that includes the Purchased Entity for any period prior to or including the Closing Date, or change an annual Tax accounting period, adopt or change any Tax accounting method, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, or take any other action or omit to take any action, IF any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the Tax liability or reducing any net operating or capital loss, or any Tax credit or Tax attribute of the Purchased Entities which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes). Purchaser will not permit the Purchased Entity to amend any Tax Return with respect to any Tax period ending on or prior to the Closing Date in a manner that would increase the Tax owed with respect to such Tax Return without the consent of Chiron (which consent shall not be unreasonably withheld).
Chiron shall provide to the Purchaser a copy of any amended Tax Return prepared thirty days prior to the projected filing date of such return. Purchaser shall provide to Chiron a copy of any amended return filed for a tax period including or ending on or before the Closing Date.

          5.12 ASSISTANCE AND COOPERATION. After the Closing Date, each of Chiron and the Purchaser shall (i) assist (and cause their respective affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this
Article V, (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Purchased Entity, (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the

Purchased Entity, (iv) provide timely notice to the other in writing of any Tax audits or assessments of the Purchased Entity for taxable periods for which the other may have a liability under this Article V and (v) furnish the other with copies of all material correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

          5.13 TAX CERTIFICATES. Chiron shall deliver to Purchaser at the Closing a certificate in form and substance satisfactory to Purchaser duly executed and acknowledged, certifying all facts necessary to exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act.

          5.14 TAX SHARING AGREEMENTS. All Tax sharing agreements, arrangements and practices between Chiron and any affiliates (other than the Purchased Entity), on the one hand, and the Purchased Entity, on the other hand, shall be terminated on or before the Closing. After the Closing no party shall have any rights or obligations under any such Tax sharing agreement, arrangement or practice for any past, present or future taxable periods.

          5.15 SURVIVAL, ETC. Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties and the indemnification obligations set forth in this Article V shall survive the Closing and shall remain in effect until the expiration of the applicable statute of limitations. Any matter as to which a claim has been asserted by notice to the other party that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article V notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved by the parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid. This Article V shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation. Chiron agrees to notify the Purchaser of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article V immediately upon discovery or receipt of notice thereof

(other than from the Purchaser), whether before or after the Closing.


                                      ARTICLE VI

                                CONDITIONS TO CLOSING

          6.1 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to purchase and pay for the Stock and consummate the other transactions contemplated by this Agreement and the Ancillary Agreements are subject to the satisfaction at or prior to the Closing of the conditions set forth in this Section 6.1, any one or more of which may be waived, in whole or in part, by the Purchaser:

          (a) COMPETITION LAW APPROVALS. The Competition Law Approvals shall have been satisfied.

          (b) ORDERS. (i) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing or delaying the consummation of the sale of the Stock or the transactions contemplated by this Agreement and the Ancillary Agreements shall be in effect.

          (ii) There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person (other than any stockholder of the Purchaser or any of its Affiliates) any suit, action or proceeding which has a reasonable likelihood of success) (A) challenging or seeking to restrain, delay or prohibit the purchase and sale of the Stock or any of the other transactions contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from the Purchaser or any of its subsidiaries in connection with the purchase and sale of the Stock any damages, (B) seeking to prohibit or limit the ownership or operation by the Purchaser, its subsidiaries or the Company of any portion or portions of the Business which individually or in the aggregate are material to any of the Included Business, or to compel the Purchaser, its subsidiaries or the Company to dispose of or hold separate any portion or portions of the Business or of the business of the Purchaser or its subsidiaries which individually or in the aggregate are material to any of the Included Businesses or the business of the Purchaser, as the case may be, in each case as a result of the purchase and the sale of the Stock or any of the other transactions contemplated by this Agreement or the Ancillary Agreements, (C) seeking to impose limitations on the ability of the Purchaser to acquire or hold, or exercise full rights or ownership of, the Stock, including the right to vote the Stock on all matters properly presented to the stockholders of the Company, or (D) seeking to prohibit or materially limit the Purchaser or any of its subsidiaries from effectively controlling in any respect the Business.

          (c) ACCURACY OF REPRESENTATIONS. The representations and warranties of Chiron and the Company made in this Agreement shall be true and correct at and as of the Closing Date as if made at and as of the Closing (ignoring for this purpose any materiality standard contained in such representations or warranties), except where the failure of the representations and warranties to be true and correct (as so modified) would not reasonably be expected, individually or in the aggregate, to result in Losses (not including any consequential damages including loss of profits or lost opportunities) in excess of $60 million and except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and the Purchaser shall have received a certificate, dated the Closing Date, of the Chief Financial Officer or the Chief Executive Officer of Chiron and of the Company to that effect.

          (d) PERFORMANCE OF COVENANTS. Chiron and the Company shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by each of them at or prior to the Closing, and the Purchaser shall have received a certificate, dated the Closing Date, of the Chief Financial Officer or the Chief Executive Officer of Chiron and of the Company to that effect.

          (e) RESIGNATION OF DIRECTORS. The directors of the Company and the Subsidiaries shall have submitted their resignations in writing, effective as of the Closing, to the Company and the Subsidiaries, as applicable.

          (f) ASSET TRANSFER AGREEMENT. Each of Chiron and the Company shall have executed and delivered to each other the Asset Transfer Agreement, and the transactions contemplated thereby shall have been consummated.

          (g) CROSS-LICENSE AGREEMENT. Chiron shall have executed and delivered to the Company the Cross-License Agreement.

          (h) NON-COMPETITION AGREEMENT. Chiron shall have executed and delivered to the Purchaser the Non-Competition Agreement.

          (i) TRADEMARK LICENSE AGREEMENT. Chiron shall have executed and delivered to the Company the Trademark License Agreement.

          (j) INTERCOMPANY ACCOUNTS; INTERCOMPANY DEBT. (i) All advances and other extensions of credit made between the Company or a Subsidiary, on the one hand, and Chiron or an Other Chiron Affiliate, on the other hand, shall have been eliminated and (ii) all Intercompany Debt and related guarantees shall have been discharged or transferred in its entirety to Chiron or an Other Chiron Affiliate.

          (k) LEGAL OPINION. The Purchaser shall have received an opinion dated the Closing Date of Sullivan & Cromwell, counsel to Chiron, and inside counsel in form and substance reasonably satisfactory to the Purchaser.

          (l) GEN-PROBE AGREEMENT. The Distribution and License Agreement, dated June 11, 1998, between Chiron and Gen-Probe Incorporated shall have been amended with respect to the monetary obligations thereof in the manner set forth in Schedule 6.1(l) hereto, and otherwise with respect to the allocation of the other rights and obligations thereunder to the Excluded Businesses and to the Business in form and substance reasonably satisfactory to the Purchaser.

          (m) CONSENT UNDER AGREEMENTS. Each of Sanwa Business, Sanwa GmbH and Heller shall have delivered a signed written consent to the sale of the Company by Chiron contemplated hereby and its waiver of any "Termination Event" with respect to the Sanwa Business Agreement, the Sanwa GmbH Agreement and the Heller Agreement, respectively, in form and substance reasonably satisfactory to the Purchaser.

          6.2 CONDITIONS TO THE OBLIGATIONS OF CHIRON. The obligations of Chiron to consummate the transactions contemplated by this Agreement and the Ancillary Agreements are subject to the satisfaction at or prior to the Closing of the conditions set forth in this Section 6.2, any one or more of which may be waived, in whole or in part, by Chiron.

          (a) COMPETITION LAW APPROVALS. The Competition Law Approvals shall have been satisfied.

          (b) ORDERS. (i) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing or delaying the consummation of the sale of the Stock or the transactions contemplated by this Agreement and the Ancillary Agreements shall be in effect.

          (ii) There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person (other than any stockholder of Chiron or any of its Affiliates) any suit, action or proceeding which has a reasonable likelihood of success) (A) challenging or seeking to restrain, delay or prohibit the purchase and sale of the Stock or any of the other transactions contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from the Purchaser or any of its subsidiaries in connection with the purchase and sale of the Stock any damages, (B) seeking to prohibit or limit the ownership or operation by the Purchaser, its subsidiaries or the Company of any portion or portions of the Business which individually or in the aggregate are material to any of the Included Businesses, or to compel the Purchaser, its subsidiaries or the Company to dispose of or hold separate any portion or portions of the Business or of the business of the Purchaser or its subsidiaries which individually or in the aggregate are material to any of the Included Business or the business of the Purchaser, as the case may be, in each case as a result of the purchase and the sale of the Stock or any of the other transactions contemplated by this Agreement or the Ancillary Agreements,
(C) seeking to impose limitations on the ability of the Purchaser to acquire or hold, or exercise full rights or ownership of, the Stock, including the right to vote the Stock on all matters properly presented to the stockholders of the Company, or (D) seeking to prohibit or materially limit the

Purchaser or any of its subsidiaries from effectively controlling in any respect any portion or portions of the Business which individually or in the aggregate are material to any of the Included Businesses.

          (c) ACCURACY OF REPRESENTATIONS. The representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing, and Chiron shall have received a certificate, dated the Closing Date, of the Chief Executive Officer or the Chief Financial Officer of the Purchaser to that effect.

          (d) PERFORMANCE OF COVENANTS. The Purchaser shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing, and Chiron shall have received a certificate, dated the Closing Date, of the Chief Executive Officer or the Chief Financial Officer of the Purchaser to that effect.

          (e) ASSET TRANSFER AGREEMENT. The Company shall have executed and delivered to Chiron the Asset Transfer Agreement, and the transactions contemplated thereby shall have been consummated.

          (f) CROSS-LICENSE AGREEMENT. The Company shall have executed and delivered to Chiron the Cross-License Agreement.

          (g) NON-COMPETITION AGREEMENT. The Purchaser shall have executed and delivered to Chiron the Non-Competition Agreement.

          (h) TRADEMARK LICENSE AGREEMENT. The Company shall have executed and delivered to Chiron the Trademark License Agreement.

          (i) ASSUMPTION OF AGREEMENTS. The Purchaser shall have assumed the obligations of Chiron and Novartis AG under the guarantees related to the Sanwa Agreements and the Heller Agreement.

          (j) LEGAL OPINION. Chiron shall have received an opinion dated the Closing Date of Cravath, Swaine &

Moore, counsel to the Purchaser, in form and substance reasonably satisfactory to Chiron.


                                     ARTICLE VII

                                     TERMINATION

          7.1 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to Closing:

          (a) MUTUAL AGREEMENT. by the mutual written agreement of Chiron and the Purchaser;

          (b) EXPIRATION. by Chiron or by the Purchaser if the Closing shall not have occurred on or before March 31, 1999, unless the failure to consummate the Closing by such date shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement;

          (c) CONTRAVENTION OF LAW. by Chiron or by the Purchaser if consummation of the transactions contemplated hereby or by any of the Ancillary Agreements would violate any nonappealable final order, decree or judgment of any court or Governmental Entity having competent jurisdiction;

          (d) BREACH. by Chiron or the Purchaser if there has been a breach of any representation, warranty, covenant or agreement that would give rise to the failure of the conditions to the obligations of Chiron set forth in
Section 6.2(c) or Section 6.2(d), with respect to Chiron's right to terminate this Agreement, or the conditions to the obligations of the Purchaser set forth in Section 6.1(c) or Section 6.1(d), with respect to the Purchaser's right to terminate this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

          7.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 7.1, such termination shall be without liability of any party (or any stockholder, director, officer, employee or agent of any party) to any other party to this Agreement. Immediately following any termination of this Agreement, Chiron shall pay to the Purchaser $13.75 million; PROVIDED, HOWEVER, that such payment shall not be construed in any manner to restrict or limit Chiron's rights and remedies hereunder or under law against the Purchaser. Nothing herein, including the payment contemplated by the prior sentence, shall relieve any party from liability for any breach prior to such termination.
Section 4.6 shall survive any termination hereof.

                                     ARTICLE VIII

                                   INDEMNIFICATION


          8.1 CHIRON'S INDEMNIFICATION OBLIGATIONS. (a) Except as provided in Section 8.6, the representations and warranties of Chiron included or provided for herein shall survive Closing until the later of (i) the close of business on the date on which an audit of the Company for the fiscal year ended December 31, 1999 is completed and (ii) the first anniversary of the Closing Date, and the covenants and agreements of Chiron required to be performed or complied with at or prior to the Closing shall terminate on the Closing Date; PROVIDED, HOWEVER, that any covenant or agreement that by its express terms cannot be performed within such time period shall survive Closing until the date or time specified therein or until the actions contemplated thereby shall have been consummated; PROVIDED, FURTHER that (i) any representation or warranty contained in Section 2.21 shall survive Closing until three years after the Closing Date and (ii) any representation and warranty contained in Section 2.6 shall survive the Closing without limitation.

          (b)    (i) Subject to the expiration of the period specified in
Section 8.1(a), if applicable, Chiron shall, subject to the limitations set forth in paragraph (b)(ii) of this Section 8.1, indemnify the Purchaser and each of its Affiliates (including the Company and the Subsidiaries after the Closing), and each of their respective officers, directors, employees, stockholders, representatives and agents against and hold them harmless from all Losses sustained or incurred arising out of, relating to or in respect of
(A) any breach of any of Chiron's representations or warranties which survive the Closing as set forth in this Agreement, (B) any breach of any of Chiron's covenants and obligations under this Agreement, (C) any Retained Liability or Excluded Business, (D) [CONFIDENTIAL

TREATMENT REQUESTED],  (E) [CONFIDENTIAL TREATMENT REQUESTED] or
(F) [CONFIDENTIAL TREATMENT REQUESTED]; PROVIDED, HOWEVER, that once it has been determined that there has been a breach of a representation or warranty, the amount of Losses as provided for herein with respect to such breach is to be determined on the basis of such breach of such representation or warranty without regard to any materiality standard contained therein.

          (ii) (A) No claim for indemnification with respect to any breach of any representations or warranties set forth in this Agreement shall be brought under this Section 8.1 against Chiron unless and until the aggregate amount of all claims for indemnification under this Article VIII against Chiron exceeds $12,500,000 (the "Threshold Amount"), and then for the full amount of all such claims; (B) the indemnification obligations under this Article VIII of Chiron with respect to any breach of any representations or warranties set forth in this Agreement shall be limited to a maximum aggregate liability of $500,000,000 (the "Cap"); and (C) no indemnity with respect to any breach of any representations or warranties set forth in this Agreement shall be recoverable from Chiron with respect to any individual claim unless the amount thereof equals at least $50,000 (the "De minimis Amount"), and no such claims shall count toward the Threshold Amount. Notwithstanding the foregoing, (i) none of the Threshold Amount, the De minimis Amount or the Cap shall be applicable to the indemnification obligations set forth in subclauses (C), (D), (E) and (F) of
Section 8.1(b)(i) or any breach of any representations or warranties set forth in Sections 2.1 and 2.6(a).

          8.2 THE PURCHASER'S INDEMNIFICATION OBLIGATIONS. (a) Except as provided in Section 8.6, the representations and warranties of the Purchaser included or provided for herein shall survive Closing until the later of (i) the close of business on the date on which an audit of the Company for fiscal year ended December 31, 1999 is completed and (ii) the first anniversary of the Closing Date, and the covenants and agreements of the Purchaser required to be performed or complied with at or prior to the Closing shall terminate on the Closing Date; PROVIDED, HOWEVER, that any covenant or agreement that by its express terms cannot be performed within such time period shall survive Closing until the date or time specified therein or until the actions contemplated thereby shall have been consummated.

          (b)    Subject to the expiration of the period specified in
Section 8.2(a), if applicable, the Purchaser shall indemnify Chiron and each of its Affiliates (including the Company and the Subsidiaries prior to the Closing) and their respective officers, directors, employees and agents against and in respect of all Losses sustained or incurred arising out of, relating to or in respect of any breach of any of the Purchaser's representations and warranties set forth in this Agreement or any breach of the Purchaser's covenants and obligations under this Agreement; PROVIDED, HOWEVER, that once it has been determined that there has been a breach of a representation or warranty, the amount of Losses as provided for herein with respect to such breach is to be determined on the basis of such breach of such representation or warranty without regard to any materiality standard contained therein.

          8.3 METHOD OF ASSERTING CLAIMS, ETC. All claims for indemnification by any party entitled to indemnification hereunder (an "Indemnified Party") shall be asserted and resolved as set forth in this
Section 8.3.  Any Indemnified Party seeking indemnity pursuant to Section 8.1 or
Section 8.2 shall notify the party from whom indemnification is sought (the "Indemnifying Party") promptly, but in no event later than the 20th day after receipt by the Indemnified Party of a claim or demand in the case of a third party claim (a "Third Party Claim"), of such claim or demand and the amount or the estimated amount thereof to the extent then feasible, and in the event that an Indemnified Party shall assert a claim for indemnity under this Article VIII not including a Third Party Claim, the Indemnified Party shall promptly, but in no event later than the 20th day after the discovery of the facts or circumstances giving rise thereto, notify the Indemnifying Party of any claim, suit, proceeding or liability to which such indemnification may apply; PROVIDED, HOWEVER, that any failure to provide such notice shall not constitute a waiver of the Indemnifying Party's indemnity obligations hereunder except to the extent the Indemnifying Party is actually materially prejudiced thereby. The Indemnifying Party shall have 30 days from the personal delivery or mailing of such notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not it desires to defend the Indemnified Party against such claim or demand. With respect to a Third Party Claim, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party at the Indemnifying Party's sole cost and expense and with counsel (plus local counsel if appropriate) reasonably satisfactory to the Indemnified Party. If the Indemnifying Party's right to assume the defense is exercised, the Indemnifying Party shall be deemed to have waived all rights to contest its liability to the Indemnified Party in respect of such Third Party Claim. The Indemnifying Party shall not settle or compromise or consent to the entry of any judgment with respect to any Third Party Claim that it elects to defend without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the right to assume and control the defense is exercised, the Indemnified Party shall have the right to participate in, but not control, such defense at its own expense and the Indemnifying Party's indemnity obligations shall be deemed not to include attorneys' fees and litigation expenses incurred in such participation by the Indemnified Party after the assumption of the defense by the Indemnifying Party in accordance with the terms hereof; PROVIDED, HOWEVER, that the Indemnified Party shall be entitled to employ one firm or separate counsel (plus local counsel if appropriate) to represent the Indemnified Party if, in the written opinion of counsel to the Indemnified Party, a conflict of interest between the Indemnified Party and the Indemnifying Party exists in respect of such claim or, in any event, for claims seeking equitable relief from the Indemnified Party and in each such event, the fees, costs and expenses of such firm or separate counsel (plus local counsel if appropriate) shall be paid in full by the Indemnifying Party. If the Indemnifying Party has not elected to assume the defense of a Third Party Claim within the Notice Period, the Indemnified Party may defend and settle the claim for the account and cost of the Indemnifying Party; PROVIDED, that the Indemnified Party will not settle the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party will promptly pay, or reimburse the Indemnified Party for payment of, all costs and expenses (including reasonable fees and expenses of counsel) incurred in the defense thereof. The Indemnified Party shall cooperate with the Indemnifying Party and, subject to obtaining proper assurances of confidentiality and privilege, shall make available to the Indemnifying Party all pertinent information under the control of the Indemnified Party.

          8.4 INSURANCE PROCEEDS; INTEREST. In determining the amount of any Loss for which any party is entitled to indemnification under this
Article VIII, the gross amount thereof (a) will be reduced by any insurance proceeds realized by such party from third party insurers and (b) will be increased by an Indemnified Party's Tax Cost and reduced by any Indemnified Party's Tax Benefits to the extent such Tax Cost or Tax Benefit results from the incurrence of such Loss. The amount of any such Tax Cost or Tax Benefit shall be determined as set forth in Section 5.4(e).

          8.5    EXCLUSIVE REMEDY; SURVIVAL

          (a) The indemnity provided herein shall be the sole and exclusive remedy of the parties hereto, their Affiliates, successors and assigns with respect to any and all claims for Losses sustained or incurred arising out of this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be responsible for indemnifying any Indemnified Party for any consequential damages incurred by such Indemnified Party, including loss of profits of the Indemnified Party.

          (b) Except with respect to the indemnification obligations set forth in subclauses (C), (D), (E) and (F) of Section 8.1(b)(i), notwithstanding anything in this Agreement to the contrary, all indemnification obligations under this Article VIII shall terminate and expire on, and no action or proceedings seeking damages or other relief for breach of any part thereof shall be commenced after, the expiration of the applicable period set forth in Section 8.1(a) or Section 8.2(a), as the case may be; PROVIDED, HOWEVER, any claim that has been asserted by notice to the other party that is pending or unresolved at the end of the applicable period set forth in Section 8.1(a) or Section 8.2(a), as the case may be, shall continue to be covered by this Article VIII notwithstanding any applicable expiration of the indemnification obligations set forth in Article VIII until such matter is finally terminated or otherwise resolved by the parties or by a final and nonappealable judgment of a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

          8.6 TAX LOSSES. Losses related to Tax matters are expressly excluded from this Article VIII and instead shall be governed by the provisions of Article V.


                                      ARTICLE IX

                                 CERTAIN DEFINITIONS

          9.1 CERTAIN DEFINITIONS. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of more than 25% of the voting securities of that Person. Notwithstanding anything to the contrary contained herein, "Affiliate" shall not include, in the case of Chiron, Novartis AG or any Affiliate of Novartis AG (other than Chiron or any subsidiary of Chiron).

          "Agreement" means this Agreement by and among Chiron, the Company and the Purchaser, as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.

          "Allocation Schedule" has the meaning set forth in Section 5.3.

          "Ancillary Agreements" shall mean the Asset Transfer Agreement, the Cross-License Agreement, the Non-Competition Agreement and the Trademark License Agreement.

          "Asset Transfer Agreement" shall mean the agreement to be entered into between Chiron and the Company, substantially in the form of Exhibit A hereto.

          "Balance Sheets" has the meaning set forth in Section 2.7.

          "Benefit Plans" has the meaning set forth in Section 2.17(a).

          "Blood Screening" shall mean (a) the screening of blood, plasma or blood components intended for transfusion or for use in blood products (e.g., immunoglobulins), and (b) the screening of any biological materials intended for transfusion or transplantation, in each case from any donor, including autologous donors.

          "Blood Screening Business" shall mean the business of Chiron and the Chiron Subsidiaries of researching, developing, manufacturing, using, marketing, distributing or selling products or services, including instrumentation systems, reagents and assay kits and testing services, for Blood Screening, including without limitation, (a) the use of nucleic acid hybridization technology, including the Company's proprietary branched DNA signal amplification technology for blood screening, and (b) the blood screening business that may be conducted by Chiron pursuant to the Gen-Probe Agreement.

          "Business" shall mean the business of the Company and the Subsidiaries after giving effect to the Asset Transfer Agreement, including the Included Businesses but excluding the Excluded Businesses.

          "Business Days" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York or California are authorized or obligated by law or executive order to close.

          "Cap" has the meaning set forth in Section 8.1(b).

          "Cash" shall mean the cash and cash equivalents of the Business calculated in accordance with GAAP and on a basis consistent with the preparation of the June 1998 Balance Sheet.

          "Centaur" shall mean Chiron's wholly-owned captive insurance subsidiary.

          "Centaur System" shall mean the ACS-Registered Trademark-Centaur-TM-immunodiagnostics assay instrument system.

          "Certain Governmental Approvals" has the meaning set forth in Section 2.3.

          "Chiron" has the meaning set forth in the first paragraph of this Agreement.

          "Chiron License Approvals" has the meaning set forth in Section
2.13(i).

          "Chiron Licenses" shall mean any agreement to which Chiron or any Other Chiron Subsidiary is a party under which patents or patent applications owned by a third party have been licensed to Chiron or such Other Chiron Subsidiary for use in connection with the Business.

          "Chiron/Ortho Agreement" shall mean the Agreement, dated as of August 17, 1989, between Chiron and Ortho Diagnostics Systems Inc.

          "Chiron/Ortho Joint Business" shall mean the business currently conducted by Chiron in a joint business with Ortho Diagnostics Systems Inc. pursuant to the Chiron/Ortho Agreement.

          "Chiron Patents" has the meaning set forth in Section 2.13(b).

          "Chiron Subsidiaries" shall mean the Company, the Subsidiaries and all Other Chiron Subsidiaries.

          "Clinical Chemistry Business" shall mean the business of Chiron and the Chiron Subsidiaries of researching, developing, manufacturing, using, marketing, distributing or selling products or services, including instrumentation systems, reagents and assay kits and testing services, for In Vitro Diagnostics based on enzymatic and colorimetric technology to assay for such analytes as glucose, BUN, and creatinine, including, without limitation, the Express-Registered Trademark-Plus instrument and all assays for use on such instrument.

          "Closing" has the meaning set forth in Section 1.4.

          "Closing Balance Sheet" has the meaning set forth in Section 1.3(b).

          "Closing Date" has the meaning set forth in Section 1.4.

          "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

          "Company" has the meaning set forth in the first paragraph of this Agreement.

          "Company License Approvals" has the meaning set forth in Section 2.13(i).

          "Company Licenses" shall mean any agreement to which the Company or any Subsidiary is a party under which patents or patent applications owned by a third party have been licensed to the Company or such Subsidiary.

          "Competition Law Approvals" shall mean (a) the expiration or early termination of the applicable waiting period, if any, under the HSR Act without there being any continuing objection by any Governmental Entity with respect thereto, and (b) the filing of any mandatory notifications and the expiration or early termination of the applicable waiting period, if any, under the Foreign Competition Laws and the receipt of any authorization, consent, approval or other order of any foreign Governmental Entity which is required under the Foreign Competition Laws to be obtained prior to Closing.

          "Competition Laws" has the meaning set forth in Section 2.3.

          "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated December 16, 1997, between Chiron and Bayer Corporation.

          "Continuing Employees" has the meaning set forth in Section 4.7(a).

          "Critical Care Business" shall mean the business of Chiron and the Chiron Subsidiaries of researching, developing, manufacturing, using, marketing, distributing or selling products or services, including instrumentation systems, reagents and assay kits and testing services for In Vitro Diagnostics (a) in a point-of care setting, or (b) for blood gases, electrolytes and metabolites, whether in a laboratory or point-of care setting, and shall include, without limitation the Rapidlab 800 Series and Rapidpoint 400 Series of instruments and all assays for use on such instruments and software to support the use of such products.

          "Cross-License Agreement" shall mean the Cross-License Agreement, substantially in the form attached hereto as Exhibit B.

          "December 1997 Balance Sheet" has the meaning set forth in Section
2.7.

          "De minimis Amount" has the meaning set forth in Section 8.1(b).

          "Disputed Item" has the meaning set forth in Section 1.3(b).

          "Environmental Law" shall mean any applicable law, regulation, code, license, Permit, authorization, order, judgment, decree or injunction promulgated, issued or required by any Governmental Entity (i) for the protection of the environment, (including air, water, soil and natural resources) or (ii) regulating the use, storage, handling, exposure to, release or disposal of Hazardous Substances, in each case as presently in effect.

          "ERISA" has the meaning set forth in Section 2.17(a).

          "ERISA Affiliate" has the meaning set forth in Section 2.17(c).

          "Excluded Assets" has the meaning set forth in Section 1.7(a).

          "Excluded Businesses" has the meaning set forth in Section 1.5.

          "Excluded Chiron Licenses" shall mean any Chiron License other than the Transferred Chiron Licenses.

          "Excluded Chiron Patents" has the meaning set forth in Section
2.13(b).

          "Excluded Hepatitis/Retrovirus Patents and Know-How" shall mean (a) all patents, patent applications and know-how licensed to the Chiron/Ortho Joint Business under the Chiron/Ortho Agreement and (b) any other patents and patent applications listed on Schedule 1.7(a).

          "Final Balance Sheet" shall mean (A) if no notice of Disputed Items is delivered by the Purchaser within the period provided in subparagraph (ii) of
Section 1.3(b), the Closing Balance Sheet as prepared by Chiron or (B) if such a notice of Disputed Items is delivered by the Purchaser, either (y) the balance sheet as agreed to in writing by Chiron and the Purchaser or (z) the balance sheet prepared by the Independent Accountant delivered pursuant to subparagraph
(iii) of Section 1.3(b).

          "Final Net Assets" shall mean the Net Assets as set forth on the Final Balance Sheet.

          "Financial Statements" has the meaning set forth in Section 2.7.

          "Foreign Competition Laws" has the meaning set forth in Section
2.3(b).

          "Future Product" shall mean any product other than a Product or a Product In Development.

          "GAAP" shall mean generally accepted accounting principles in the United States as in effect from time to time.

          "Gen-Probe Agreement" shall mean the Agreement, dated as of June 11, 1998, between Chiron and Gen-Probe Incorporated.

          "Governmental Antitrust Entity" has the meaning set forth in Section 4.3(c).

          "Governmental Entity" shall mean any court of competent jurisdiction, administrative agency or commission or other national, federal, state, local or foreign government or governmental authority or instrumentality.

          "Hazardous Substance" shall mean any substance to the extent listed, defined, designated or classified as hazardous, toxic, explosive, carcinogenic, mutagenic or radioactive under any Environmental Law including petroleum and any derivative or by-product thereof.

          "HCV" shall mean hepatitis C virus.

          "Heller" shall mean Heller Financial Leasing, Inc.

          "Heller Agreement" shall mean the Purchase Agreement, dated June 30, 1998, between Heller and the Company.

          "HIV" shall mean human immunodeficiency virus.

          "HSR Act" has the meaning set forth in Section 2.3.

          "Immunodiagnostics Business" shall mean the business of Chiron and the Chiron Subsidiaries of researching, developing, manufacturing, using, marketing, distributing or selling products or services, including instrumentation systems, reagents and assay kits and testing services, for In Vitro Diagnostics based on antigen/immunoglobulin binding and other ligand/anti-ligand binding phenomena, including, without limitation, the ACS-Registered Trademark-: Centaur-TM-, ACS-Registered Trademark-: 180, ACS-Registered Trademark-: 180 Plus, and ACS-Registered Trademark-: 180 SE automated chemiluminescence systems and the immunodiagnostic reagents and test kits that are performed on such systems.

          "In Vitro Diagnostics" shall mean the IN VITRO testing of human, animal or forensic specimens for the purposes of diagnosis, prognosis, monitoring the progress of, or monitoring the effect of treatment on disease in the subject from which the specimens were taken.

          "Included Businesses" has the meaning set forth in Section 1.6.

          "Included Company Licenses" shall mean any Company License other than the Transferred Company Licenses.

          "Included Company Patents" has the meaning set forth in Section
2.13(a).

          "Indemnified Party" has the meaning set forth in Section 8.3.

          "Indemnifying Party" has the meaning set forth in Section 8.3.

          "Independent Accountant" has the meaning set forth in Section 1.3(b).

          "Informatics Business" shall mean the business of Chiron and the Chiron Subsidiaries of researching, developing, manufacturing, using and marketing information technologies for the health care industry.

          "Intercompany Debt" shall mean all indebtedness for borrowed money of the Company or any Subsidiary to Chiron or any Other Chiron Affiliate or Novartis AG or any of its Affiliates.

          "June 1998 Balance Sheet" has the meaning set forth in Section 2.7.

          "June 1998 Cash" shall mean the Cash as set forth in the June 1998 Balance Sheet.

          "June 1998 Third Party Debt" shall mean the Third Party Debt as set forth in the June 1998 Balance Sheet.

          "Knowledge" shall mean, with respect to any Person, the actual knowledge of any officer with a rank of vice president (or equivalent) or higher of such Person, the law department of such Person and any other employee of such Person with responsibility for the particular subject area or subject matter; PROVIDED that knowledge shall be deemed to include any knowledge that such officer or employee should have had by reason of his or her position and any information contained in the files in the possession of such officer or employee.

          "Lien" shall mean any mortgage, pledge, security interest, lien, charge, encumbrance, equity, claim, option, easement, right of way, right of refusal, tenancy, right or restriction on transfer of any nature whatsoever.

          "Losses" means any and all fines, liabilities, judgments, claims, losses, costs, expenses, or damages, including in each case, interest, penalties, reasonable attorneys' fees and reasonable costs of investigations and litigation.

          "Major Markets" shall mean the United States, Germany, France, the United Kingdom, Japan and Italy.

          "Material Adverse Effect" shall mean any effect that is material and adverse to (i) the assets or properties used in, or the condition (financial or otherwise) or results of operations of the Business taken as a whole or (ii) the ability of the Purchaser to consummate the transactions contemplated hereby.

          "Material Chiron Licenses" has the meaning set forth in Section
2.13(d).

          "Material Contract Approvals" has the meaning set forth in Section 2.11(b).

          "Material Contracts" has the meaning set forth in Section 2.11.

          "Material Included Company Licenses" has the meaning set forth in
Section 2.13(c).

          "Material Transferred Chiron Licenses" has the meaning set forth in
Section 2.13(d).

          "NAD Business" shall mean the business of Chiron and the Chiron Subsidiaries of researching, developing, manufacturing, using, marketing, distributing or selling products or services, including instrumentation systems, reagents and assay kits and testing services, for In Vitro Diagnostics based on nucleic acid hybridization, including, without limitation, the Company's proprietary branched DNA signal amplification technology, the Quantiplex-Registered Trademark- bDNA 340 system and the Quantiplex-Registered Trademark- HCV, HBV and HIV tests, and shall include the clinical diagnostic business conducted pursuant to the Gen-Probe Agreement.

          "Net Assets" shall mean, when used with reference to the June 1998 Balance Sheet, the Closing Balance Sheet and the Final Balance Sheet, as the case may be, the net assets of the Business calculated in accordance with GAAP and on a basis consistent with the preparation of the June 1998 Balance Sheet, but excluding from such calculation (a) all Intercompany Debt, (b) any deferred tax assets for which the Company will not obtain a future benefit as a result of the Section 338(h)(10) election, (c) any deferred tax liabilities which the Company will not be obligated to pay as a result of the Section 338(h)(10) election, and (d) all intangible property and (e) all accrued federal state, local and foreign income Taxes and other Taxes based on income.

          "Net Operating Losses" has the meaning set forth in Section 5.1.

          "Non-Competition Agreement" shall mean the Non-Competition Agreement, substantially in the form attached hereto as Exhibit D.

          "Notice Period" has the meaning set forth in Section 8.3.

          "Other Chiron Affiliate" shall mean any Affiliate of Chiron other than the Company or any Subsidiary.

          "Other Chiron Subsidiaries" means all entities as to which Chiron owns directly or indirectly 50% or more of the voting power or other similar interests, other than the Company or any Subsidiary.

          "Other Intellectual Property" shall mean all Trademarks, unregistered trademarks, trade names and copyrights and applications therefor, whether or not subject to statutory registration or protection, owned by Chiron, the Company or any Subsidiary and used in the Business.

          "Pension Plan" has the meaning set forth in Section 2.17(b).

          "Permit" shall mean any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

          "Permitted Liens" shall mean the following types of Liens: (a) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business consistent with past practice (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts; (b) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not impair in any material respect the conduct of the Business as currently conducted with respect to the properties and assets relating to such Lien; (c) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and (d) any zoning or similar law or right reserved to or vested in any Governmental Entity to control or regulate the use of any real property.

          "Person" shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a Governmental Entity or any other entity.

          "Plans" has the meaning set forth in Section 2.17(b).

          "Preliminary Cash Consideration" has the meaning set forth in Section 1.2(b).

          "Product" means any In Vitro Diagnostic product that is marketed by Chiron or any of the Chiron Subsidiaries as of the Closing Date.

          "Product In Development" means any In Vitro Diagnostic product worked on as part of or otherwise the subject of the research programs of Chiron or any Chiron Subsidiary set forth on Schedule 2.13(g) hereto; provided, that in the case of any such research program relating to markers, "Product In Development" shall mean only such markers as shall have been specifically identified on
Schedule 2.13(g), in each case as of the Closing Date.

          "Product Registrations" shall mean licenses and approvals to market and sell the Business's products in the Major Markets, including, without limitation, all 510(K)s, PMAs and NDAs and equivalents in the foreign Major Markets.

          "Purchased Entity" shall mean the Company and, unless otherwise noted, references to the Purchased Entity shall include the Purchased Entity and the Subsidiaries.

          "Purchaser" has the meaning set forth in the first paragraph of this Agreement.

          "Real Property" has the meaning set forth in Section 2.10.

          "Records" has the meaning set forth in Section 4.14.

          "Resolution Period" has the meaning set forth in Section 1.3(b).

          "Retained Liabilities" has the meaning set forth in Section 1.8(b).

          "Roche Litigation" shall mean Chiron's action against F. Hoffman La-Roche, Ltd., among others, filed January 27, 1998 in the District Court for the Northern District of California, and all related foreign litigation and all liabilities, costs and expenses related thereto.

          "Sanwa Business" shall mean Sanwa Business Credit Corporation.

          "Sanwa Business Agreement" shall mean the Purchase Agreement, dated as of June 24, 1997, between Sanwa Business and the Company.

          "Sanwa GmbH" shall mean Sanwa Business Credit (Deutschland) GmbH.

          "Sanwa GmbH Agreement" shall mean the Master Agreement, dated September 11, 1998, between Chiron Diagnostics GmbH and Sanwa GmbH.

          "Schedule" shall mean a disclosure schedule delivered by Chiron to the Purchaser on or prior to the date of this Agreement.

          "Securities Act" has the meaning set forth in Section 2.24.

          "Seller's Group" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in
Section 1504(b) of the Code) and any combined or unitary group that includes or has included Chiron or any predecessor of or successor to Chiron (or another such predecessor or successor).

          "Statements of Cash Flows" has the meaning set forth in Section
2.7(a).

          "Statements of Operations" has the meaning set forth in
Section 2.7(a).

          "Stock" has the meaning set forth in the recitals.

          "Subsidiary" shall mean an entity as to which the Company owns directly or indirectly 50% or more of the voting power or other similar interests.

          "Tax Benefit" has the meaning set forth in Section 5.4(e).

          "Tax Cost" has the meaning set forth in Section 5.4(e).

          "Tax Proceeding" has the meaning set forth in Section 5.10(a).

          "Tax Return" has the meaning set forth in Section 5.1.

          "Taxes" has the meaning set forth in Section 5.1.

          "Therametrics" shall mean products having both an In Vitro Diagnostics product component and a Vaccines/Therapeutics product component, wherein such components are contained in a single package and wherein the information provided by the In Vitro Diagnostics product component is medically and functionally related to the IN VIVO effect provided by the Vaccines/Therapeutics product component.

          "Third Party Claim" has the meaning set forth in Section 8.3.

          "Third Party Debt" shall mean (a) all indebtedness for borrowed money of the Company or any Subsidiary to third parties and (b) all accrued restructuring costs as reflected on the Balance Sheets; PROVIDED, HOWEVER, that Third Party Debt shall not include any Intercompany Debt.

          "Threshold Amount" has the meaning set forth in Section 8.1(b).

          "Trademark License Agreement" shall mean the trademark license agreement, substantially in the form attached hereto as Exhibit E.

          "Trademarks" shall mean trademark and service mark registrations and applications in any jurisdiction, including any extension, modification or renewal or any such registration or application.

          "Transferred Chiron Licenses" shall mean any Chiron License which primarily relates to or is used primarily in connection with the Business.

          "Transferred Chiron Patents" has the meaning set forth in Section 2.13(b).

          "Transferred Company Licenses" shall mean any Company License which primarily relates to or is used primarily in connection with the Excluded Business.

          "Transferred Company Patents" has the meaning set forth in Section 2.13(a).

          "U.S. Employees" has the meaning set forth in Section 2.17(a).

          "Vaccines/Therapeutics" shall mean any product that is intended for in vivo effect regardless of whether the method of administration is in vivo or ex vivo, to prevent, control, treat, mitigate or alter the course of disease or otherwise maintain or improve health, including, for the avoidance of doubt, IN VIVO or EX VIVO genetic manipulation, excluding all In Vitro Diagnostics products.

          "Vaccines/Therapeutics Business" shall mean the business of Chiron or any Chiron Subsidiary of researching, developing, manufacturing, using, marketing, distributing and selling Vaccines/Therapeutics.

                                      ARTICLE X

                                    MISCELLANEOUS

          10.1 AMENDMENTS. This Agreement may not be amended or modified except by the express written consent of the parties hereto.

          10.2 ASSIGNMENT. Neither party may assign this Agreement or its rights or obligations hereunder, whether by operation of law or otherwise, to any third party without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that the Purchaser may assign any of its rights hereunder to any Affiliate of the Purchaser or any Person, the majority of whose shares are owned, directly or indirectly, by Bayer AG, without the prior written consent of the other parties hereto; PROVIDED FURTHER, HOWEVER, that no assignment shall limit or affect the assignor's obligations hereunder. Any attempted assignment in violation of this Section 10.2 shall be void.

          10.3 NOTICES. All notices or communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telefax or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, or telefaxed, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or such other address as such party may designate in writing):

          To Chiron:

          Chiron Corporation
          4560 Horton Street
          Emeryville, California  94608-2916
          Attention:  General Counsel
          Telefax:  (510) 654-5360

          With a copy to:

          Sullivan & Cromwell
          1888 Century Park East
          Los Angeles, California 90067
          Attention:  Alison S. Ressler
          Telefax:  (310) 712-8800

          To the Purchaser:

          Bayer Corporation
          Business Group Diagnostics
          511 Benedict Avenue
          Tarrytown, New York 10591-5097
          Attention:  General Counsel
          Telefax:  (914) 524-3594

          Bayer Corporation
          100 Bayer Road
          Pittsburgh, Pennsylvania 15205-9741
          Attention:  General Counsel
          Telefax:  (412) 778-4417

          With a copy to:

          Cravath, Swaine & Moore
          Worldwide Plaza
          825 Eighth Avenue
          New York, New York  10019
          Attention:  Daniel P. Cunningham
          Telefax:  (212) 474-3700

          10.4 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the valid-ity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          10.5 COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

          10.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

          10.7 INTERPRETATION. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" and "including" are used in this Agreement, they are deemed to be followed by the words "without limitation." For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP, and
(c) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

          10.8   ENTIRE AGREEMENT.  This Agreement and the Ancillary
Agreements, together with any agreement executed and delivered by the parties concurrently herewith and the Schedules and Exhibits attached hereto and together with the Confidentiality Agreement, constitutes the entire agreement between the Purchaser, the Company and Chiron with respect to the subject matter hereof. There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein or therein. This Agreement and the Ancillary Agreements supersede all prior agreements between the parties with respect to the Stock purchased hereunder and the subject matter hereof, other than the Confidentiality Agreement.

          10.9 PUBLICITY. Chiron and the Purchaser agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

          10.10 EXPENSES. Subject to Article V and Article VIII, Chiron and the Purchaser each shall pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including but not limited to the fees, expenses and disbursements of their respective investment bankers, accountants and counsel.

          10.11 NO THIRD PARTY BENEFICIARIES. Except as provided in Article VIII, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          10.12 JURISDICTION; WAIVERS. Each of the parties hereto hereby irrevocably submits in any legal action or proceeding relating to or arising out of this Agreement, any of the Ancillary Agreements or any other document relating hereto or delivered in connection with the transactions contemplated hereby or thereby, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the United States District Court for the District of Delaware, and appellate courts thereof. Each of the parties hereto further (a) consents that any such action or proceeding may be brought in such court and irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue of any such action or proceeding in such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (b) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by U.S. registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 10.3 or at such other address of which such party shall have given notice pursuant thereto; and (c) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

          IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written, by the duly authorized representatives of the parties hereto.


                           BAYER CORPORATION

                           By:  /s/ Rolf Classon
                                -----------------------------------------------
                                Rolf Classon
                                Executive Vice President


                           CHIRON CORPORATION


                           By:  /s/ Sean P. Lance
                                -----------------------------------------------
                                Sean P. Lance
                                President and Chief Executive Officer


                           CHIRON DIAGNOSTICS CORPORATION


                           By:  /s/ William G. Green
                                -----------------------------------------------
                                William G. Green
                                Assistant Secretary

                                                                      EXHIBIT A



                               ASSET TRANSFER AGREEMENT


          This ASSET TRANSFER AGREEMENT ("Agreement") is entered into as of __________, 19__, between Chiron Corporation, a Delaware corporation ("Chiron"), and Chiron Diagnostics Corporation, a Delaware corporation ("CDx").


                                       RECITALS

          WHEREAS, Chiron and CDx have entered into a Stock Purchase Agreement, dated as of September 17, 1998 (the "Stock Purchase Agreement"), among Chiron, CDx and Bayer Corporation, an Indiana corporation (the "Purchaser"), pursuant to which Chiron has agreed to sell to the Purchaser all the outstanding shares of Common Stock, par value $10.00 per share (the "Stock"), of CDx;

          WHEREAS, in connection with the transactions contemplated by the Stock Purchase Agreement, Chiron desires to transfer to CDx certain assets related to the IVD Business (as defined herein) and CDx desires to assume certain liabilities related to the IVD Business; and

          WHEREAS, in connection with the transactions contemplated by the Stock Purchase Agreement, CDx desires to transfer to Chiron certain assets related to the Excluded Businesses (as defined in the Stock Purchase Agreement) and Chiron desires to assume certain liabilities related to the Excluded Businesses.

          NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                      ARTICLE I

                            TRANSFER OF ASSETS BY CHIRON;
                           ASSUMPTION OF LIABILITIES BY CDx

          1.1 AGREEMENT TO TRANSFER ASSETS. Effective as of the Effective Time (as defined in Section 3.1 below), Chiron shall, and shall cause the Other Chiron Subsidiaries to, transfer, convey, assign and deliver to CDx, and CDx shall acquire and accept, all of their respective right, title and interest, if any, as of the Effective Time, in and to all assets, properties and rights (contractual or otherwise) of every kind, nature and description, real, personal and mixed, tangible and intangible, wherever located, which primarily relate to or are primarily used in connection with the IVD Business as conducted as of the Effective Time, including, without limitation, the following if and to the extent any of the following assets, properties and rights primarily relate to or are primarily used in connection with the IVD Business as conducted as of the Effective Time:

          (a) leasehold interests in real property as more fully set forth in Schedule 1.5.

          (b) furniture, equipment, machinery, supplies, vehicles, spare parts, tools, personal property and other tangible property, wherever located, as listed on a schedule to be delivered to the Purchaser at least five business days prior to the Closing Date;

          (c) contracts, agreements, instruments, commitments, understandings, arrangements and purchase and sale orders;

          (d)    raw materials, work-in-progress and finished goods;

          (e)    accounts receivable;

          (f) product registrations and applications therefor, and all other licenses, permits, consents, authorizations and approvals of any Governmental Entity;

          (g) registered and unregistered trademarks, service marks, business names, brand names, trade dress, and copyrights, including the "Centaur" name and mark with respect to the "Centaur" name, and goodwill associated with the foregoing and registrations in any jurisdiction of, and applications to register, the foregoing, including any extension, modification or renewal or any such registration or application;

          (h)    trade secrets, know-how and other confidential information;
and

          (i)    customer and supplier lists.

          1.2 RECORDS. Promptly after the Effective Time, Chiron shall, and shall cause the Other Chiron Subsidiaries to, deliver to CDx originals or duplicate copies thereof of all books of account and related records, in all cases in any form or medium and in all cases only to the extent such books and records relate to the IVD Business.

          1.3 OTHER CHIRON CONVEYED ASSETS. Effective as of the Effective Time, Chiron shall, and shall cause the Other Chiron Subsidiaries to, transfer, convey, assign and deliver to CDx, and CDx shall acquire and accept, all of their respective right, title and interest, if any, as of the Effective Time, in and to the following assets wherever located (together with the assets, properties and rights transferred pursuant to Sections 1.1 and 1.2, the "Chiron Conveyed Assets"):

          (a) the Transferred Chiron Patents, the Included Company Patents and their Related Patent Rights; and

          (b)    the Transferred Chiron Licenses and the Included Company
Licenses.

          1.4 CHIRON RETAINED ASSETS. Notwithstanding anything to the contrary contained herein, the Chiron Conveyed Assets shall not include any of the following assets, properties and rights, whether or not such assets, properties and rights primarily relate to or are primarily used in connection with the IVD Business:

          (a) any interest in real property, whether owned or leased, except to the extent set forth in Section 1.1(a) and Section 1.5 below;

          (b) any patents or patent applications and their Related Patent Rights other than the Transferred Chiron Patents, the Included Company Patents and their Related Patent Rights;

          (c) any in-license agreements other than the Transferred Chiron Licenses and the Included Company Licenses;

          (d)    the contracts and agreements listed on Schedule 1.4;

          (e) the Roche Litigation and all other litigation relating to the Excluded Hepatitis/Retrovirus Patents and Know-How, and all liabilities, costs and expenses associated therewith; and

          (f)    the "Therametrics" trademark and, except as set forth in
Section 4.5 of the Stock Purchase Agreement, the "Chiron" name, mark and logo, including the Centaur logo and mark with respect to the image and related logo but not the "Centaur" name or mark with respect to the "Centaur" name ((a) through (f) inclusive, collectively, the "Chiron Retained Assets").

          1.5 SUBLEASES OF REAL PROPERTY. Prior to and effective as of the Effective Time, Chiron and CDx shall execute and deliver a sublease (each, a "Sublease") in form and substance reasonably satisfactory to the parties hereto and the Purchaser for that portion of each premises that is leased, subleased or subsubleased by Chiron and is used by the IVD Business, as more fully set forth on Schedule 1.5 hereto (the "Subleased Premises"). Each Sublease shall expire on the date set forth in Schedule 1.5. Each

Sublease shall otherwise be on the same terms and conditions as the underlying lease, sublease or subsublease to the extent applicable to the Subleased Premises.

          1.6    AGREEMENT TO ASSUME LIABILITIES.  Effective as of the
Effective Time, CDx shall assume from Chiron and the Other Chiron Subsidiaries all liabilities and obligations of any nature, or claims of such liability or obligation, whether matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, whether arising out of occurrences prior to, at or after the Effective Time, to the extent and only to the extent arising out of or relating to the IVD Business (as modified by the proviso to this Section 1.6, the "CDx Assumed Liabilities"), including, without limitation, the following:

          (a) all lawsuits and claims commencing after the Effective Time to the extent and only to the extent arising out of or relating to the conduct of the IVD Business prior to, on or after the Effective Time; and

          (b) all liabilities to the extent arising out of or relating to the manufacture, distribution or sale of any products or services of the IVD Business prior to, on or after the Effective Time;

PROVIDED, HOWEVER, that the CDx Assumed Liabilities shall not include (i) the liabilities referred to in subclauses (C), (D), (E) and (F) of Section 8.1(b)(i) of the Stock Purchase Agreement or (ii) liabilities to the extent arising out of or related to the Chiron Retained Assets.

                                      ARTICLE II

                              TRANSFER OF ASSETS BY CDx;
                         ASSUMPTION OF LIABILITIES BY CHIRON

          2.1 AGREEMENT TO TRANSFER ASSETS. Effective as of the Effective Time, CDx shall, and shall cause the Subsidiaries to, transfer, convey, assign and deliver to Chiron, and Chiron shall acquire and accept, all of their respective right, title and interest, if any, as of the Effective Time, in and to all assets, properties and rights (contractual or otherwise) of every kind, nature and description, real, personal and mixed, tangible and intangible, wherever located, which primarily relate to or are primarily used in connection with the Excluded Businesses as conducted as of the Effective Time, including, without limitation, the following if and to the extent such assets, properties and rights primarily relate to or are primarily used in connection with the Excluded Businesses as conducted as of the Effective Time:

          (a) furniture, equipment, machinery, supplies, vehicles, spare parts, tools, personal property and other tangible property, wherever located;

          (b) contracts, agreements, instruments, commitments, understandings, arrangements and purchase and sale orders;

          (c)    raw materials, work-in-progress and finished goods;

          (d)    accounts receivable;

          (e) product registrations and applications therefor, and all other licenses, permits, consents, authorizations and approvals of any Governmental Entity;

          (f)    trade secrets, know-how and other confidential information;

          (g) registered and unregistered trademarks, service marks, business names, brand names, trade dress, and copyrights, and goodwill associated with the foregoing and registrations in any jurisdiction of, and applications to register, the foregoing, including any extension, modification or renewal or any such registration or application, including, without limitation, the "Therametrics" trademark and, except as set forth in Section 4.5 of the Stock Purchase Agreement, the "Chiron" name, mark and logo, including the Centaur logo and mark with respect to the image and related logo but excluding the "Centaur" name and mark with respect to the "Centaur" name;

          (h)    customer and supplier lists; and

          (i) the Roche Litigation and all other litigation relating to the Excluded Hepatitis/Retrovirus Patents and Know-How, and all liabilities, costs and expenses associated therewith.

          2.2 RECORDS. Promptly after the Effective Time, CDx shall, and shall cause the Subsidiaries to, deliver to Chiron originals or duplicate copies thereof of all books of account and related records, in all cases in any form or medium and in all cases only to the extent such books and records relate to the Excluded Businesses.

          2.3    OTHER CDX CONVEYED ASSETS.  Effective as of the Effective
Time, CDx shall, and shall cause the Subsidiaries to, transfer, convey, assign and deliver to Chiron, and Chiron shall acquire and accept, all of their respective right, title and interest, if any, as of the Effective Time, in and to the following wherever located (together with the assets, properties and rights transferred pursuant to Sections 2.1 and 2.2, the "CDx Conveyed Assets"):

          (a) the Transferred Company Patents, the Excluded Chiron Patents and their Related Patent Rights, including, without limitation, the Excluded Hepatitis/Retrovirus Patents and Know-How and their Related Patent Rights; and

          (b)    the Transferred Company Licenses and the Excluded Chiron
Licenses.

          2.4 CDX RETAINED ASSETS. Notwithstanding anything to the contrary contained herein, the CDx Conveyed Assets shall not include any of the following assets, properties and rights, whether or not such assets, properties and rights primarily relate to or are primarily used in connection with the Excluded
Businesses:

          (a) any patents or patent applications and their Related Patent Rights other than the Transferred Company Patents and the Excluded Chiron Patents and their Related Patent Rights;

          (b) any in-license agreements other than the Transferred Company Licenses and the Excluded Chiron Licenses; and

          (c) the "Centaur" name and mark with respect to the "Centaur" name, but excluding the Centaur logo and mark with respect to the image and related logo ((a) through (c) inclusive, collectively, the "CDx Retained Assets").

          2.5 AGREEMENT TO ASSUME LIABILITIES. Effective as of the Effective Time, Chiron shall assume from the Company and the Subsidiaries all liabilities and obligations of any nature, or claims of such liability or obligation, whether matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, whether arising out of occurrences prior to, at or after the Effective Time, to the extent and only to the extent arising out of or relating to the Excluded Businesses (as modified by the proviso to this Section 2.5, the "Chiron Assumed Liabilities"), including, without limitation, the following:

          (a) all lawsuits and claims commencing after the Effective Time to the extent and only to the extent arising out of or relating to the conduct of Excluded Businesses prior to, on or after the Effective Time;

          (b) all liabilities to the extent arising out of or relating to the manufacture, distribution or sale of any products or services of the Excluded Businesses prior to, on or after the Effective Time; and

          (c)    the liabilities referred to in subclauses (C), (D), (E) and
(F) of Section 8.1(b)(i) of the Stock Purchase Agreement;

PROVIDED, HOWEVER, that the Chiron Assumed Liabilities shall not include any liabilities to the extent arising out of or related to the CDx Retained Assets.


                                     ARTICLE III

                           EFFECTIVE TIME AND CONSIDERATION

          3.1 EFFECTIVE TIME. The transfers and assumptions contemplated by this Agreement will become effective immediately prior to the Closing of the sale of Stock under the Stock Purchase Agreement (the "Effective Time").

          3.2 CONSIDERATION. In full consideration for the transfer, conveyance, assignment and delivery by Chiron and the Other Chiron Subsidiaries to CDx of the Chiron Conveyed Assets and assumption by Chiron of the Chiron Assumed Liabilities and the grant by Chiron to CDx of certain licenses pursuant to the Cross-License Agreement, CDx shall, and shall cause the Subsidiaries to, transfer, convey, assign and deliver to Chiron the CDx Conveyed Assets and assume, pay, defend and discharge the CDx Assumed Liabilities and CDx shall grant to Chiron certain licenses pursuant to the Cross-License Agreement. In full consideration for the transfer, conveyance, assignment and delivery by CDx and the Subsidiaries to Chiron of the CDx Conveyed Assets and assumption by CDx of the CDx Assumed Liabilities and the grant by CDx to Chiron of certain licenses pursuant to the Cross-License Agreement, Chiron shall, and shall cause the Other Chiron Subsidiaries to, transfer, convey, assign and deliver to CDx the Chiron Conveyed Assets and assume, pay, defend and discharge the Chiron Assumed Liabilities and Chiron shall grant to CDx certain licenses pursuant to the Cross-License Agreement.

          3.3 CLOSING DELIVERIES. At or prior to the Effective Time, Chiron shall, and shall cause the Other Chiron Subsidiaries to, and CDx shall, and shall cause the Subsidiaries to, take such actions and execute and deliver such agreements, bills of sale, and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including, without limitation, the following:

          (a) Chiron shall execute and deliver to CDx a General Conveyance and Bill of Sale and an Assignment and Assumption Agreement, in form and substance reasonably satisfactory to the parties hereto and the Purchaser;

          (b) CDx shall execute and deliver to Chiron a General Conveyance and Bill of Sale and an Assignment and Assumption Agreement in form and substance reasonably satisfactory to the parties hereto and the Purchaser; and

          (c)    Chiron and CDx shall execute and deliver the Subleases.


                                      ARTICLE IV

                               MISCELLANEOUS PROVISIONS

          4.1 THIRD PARTY RIGHTS. All transfers of assets, properties and rights hereunder are subject to any third party rights which exist as of the Effective Date.

          4.2 FURTHER ASSURANCES. After the Effective Time, each party hereto shall execute, acknowledge and deliver to the other party and file and record with any relevant Governmental Entity all such further instruments, notices, and other documents, and do all such other acts consistent with this Agreement as may reasonably be necessary or advisable to carry out its obligations under this Agreement or to more fully assure Chiron or CDx, as the case may be, and their successors and assigns, of the rights, titles and interests in and to the assets, properties and rights transferred, conveyed, assigned and delivered hereunder to Chiron or CDx, as the case may be.

          4.3 AMENDMENTS. This Agreement may not be modified, supplemented or changed in any respect except by a writing duly executed by the parties hereto.

          4.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

          4.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by each of the parties hereto, their successors and assigns.

          4.6 NOTICES AND ADDRESSES. All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered by hand or sent by telefax or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or telefax, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                      If to Chiron:  Chiron Corporation
                                     4560 Horton Street
                                     Emeryville, California 94608-2916
                                     Telefax:  (510) 654-5360
                                     Attention:  Chief Executive Officer
                                     Copy:  General Counsel

                      If to CDx:     Chiron Diagnostics Corporation
                                     333 Coney Street
                                     East Walpole, Massachusetts 02032-1597
                                     Telefax:  (508) 660-8100
                                     Attention:  President

     in each case, with a copy to:   Bayer Corporation
                                     Business Group Diagnostics
                                     511 Benedict Avenue
                                     Tarrytown, New York  10591-5097
                                     Telefax:  (914) 524-3594
                                     Attn:  General Counsel

                                     Bayer Corporation
                                     100 Bayer Road
                                     Pittsburgh, Pennsylvania 15205-9741
                                     Telefax:  (412) 778-4417
                                     Attn:  General Counsel

or at such other address as any party may designate by written notice in the manner set forth above.

          4.7 COUNTERPARTS. This Agreement, and any amendments hereto, may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          4.8    DEFINITIONS.

          (a) Except as set forth in paragraph (b) of this Section 4.8, all capitalized terms used but not defined herein shall have the meaning set forth in the Stock Purchase Agreement.

          (b) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                 (i) "IVD Business" shall mean the business of Chiron or any Other Chiron Subsidiary of researching, developing, manufacturing, using, marketing, distributing or selling products or services for In Vitro Diagnostics (including, without limitation, the Included Businesses).

                 (ii) "Related Patent Rights" shall mean, with respect to any patent or patent application, the inventions disclosed and claimed in such patent or patent application, any and all divisions, extensions, renewals, reexaminations, certificates, continuations, and any other patents or patent applications entitled to the priority of such patent or patent application, and the right to apply for and receive such patents.

          4.9 ENTIRE AGREEMENT. This Agreement, together with the Stock Purchase Agreement, the other Ancillary Agreements and any agreement executed and delivered by the parties hereto concurrently herewith and the Schedules and Exhibits attached hereto, constitutes the entire agreement between Chiron and CDx with respect to the subject matter hereof. There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein or therein. This Agreement, the Stock Purchase Agreement and the other Ancillary Agreements supersede all prior agreements between the parties with respect to the transfer of the assets, properties and rights hereunder and the subject matter hereof, other than the Confidentiality Agreement.

          4.10 JURISDICTION; WAIVERS. Each of the parties hereto hereby irrevocably submits in any legal action or proceeding relating to or arising out of this Agreement or any other document relating hereto or delivered in connection with the transactions contemplated hereby or thereby, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the United States District Court of the District of Delaware, and appellate courts thereof. Each of the parties hereto further (a) consents that any such action or proceeding may be brought in such court and irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue of any such action or proceeding in such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (b) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by U.S. registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 4.6 or at such other address of which such party shall have given notice pursuant thereto; and (c) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                          CHIRON CORPORATION


                                          By:
                                             --------------------------
                                             Name:
                                             Title:



                                          CHIRON DIAGNOSTICS CORPORATION


                                          By:
                                             --------------------------
                                             Name:
                                             Title:

                                          ***CONFIDENTIAL TREATMENT REQUESTED***


                                                                       EXHIBIT B

                               CROSS-LICENSE AGREEMENT

This Cross-License Agreement, (this "Agreement") is made, effective as of the Effective Date, as defined below, by and between Chiron Corporation, a Delaware corporation ("Chiron"), and Chiron Diagnostics Corporation, a Delaware corporation ("CDC").

                                      BACKGROUND

1. Chiron and Bayer Corporation, an Indiana corporation ("Purchaser"), have entered into that certain Stock Purchase Agreement dated as of September 17, 1998 (the "Stock Purchase Agreement"), pursuant to which Purchaser is acquiring the stock of CDC, effective on the Closing, as defined in the Stock Purchase Agreement (such time referred to herein as the "Effective Date"). Pursuant to the Stock Purchase Agreement, Chiron and CDC have further entered into that certain Asset Transfer Agreement (the "Asset Transfer Agreement"), pursuant to which, prior to the Closing, Chiron will transfer to CDC certain assets of Chiron. Also pursuant to the Asset Transfer Agreement, prior to the Closing, CDC will transfer to Chiron certain assets of CDC. Chiron and CDC each wish to grant licenses to the other under certain patent rights and know-how which will be owned by the licensing party after giving effect to the Asset Transfer Agreement, all as further described below.

2. Chiron currently owns or controls certain patent rights relating to hepatitis C virus ("HCV") and human immunodeficiency virus ("HIV"), and after giving effect to the Asset Transfer Agreement, Chiron will own or control certain patent rights theretofore owned or controlled by CDC relating to each of HCV and HIV. Upon the Effective Date, Chiron is willing to grant licenses to CDC under certain patent rights relating to each of HCV and HIV for use in nucleic acid probe assays for in vitro diagnostics (excluding use in Blood Screening, as defined below), all on the terms and conditions set forth herein.

3. Chiron currently owns or controls certain patent rights other than those related to HCV or HIV, and after giving effect to the Asset Transfer Agreement, Chiron will own or control certain patent rights theretofore owned or controlled by CDC other than those related to HCV and HIV. Upon the Effective Date, Chiron is willing to grant certain licenses to CDC under such patent rights, all on the terms and conditions set forth herein.

4. CDC currently owns or controls certain patent rights, and after giving effect to the Asset Transfer Agreement, CDC will own or control certain patent rights theretofore owned or controlled by Chiron. Upon the Effective Date, CDC is willing to grant certain licenses to Chiron under all such patent rights, all on the terms and conditions set forth herein.

5. Each party is willing to grant to the other certain licenses under certain know-how, all on the terms and conditions set forth herein.

                                     AGREEMENT

       NOW, THEREFORE, in consideration of the above provisions and the mutual covenants contained herein, the parties agree as follows:

1.     DEFINITIONS

Capitalized terms not defined in this Agreement shall have the meanings set forth in the Stock Purchase Agreement. The following defined terms shall have the meanings set forth below:

       1.1 "AFFILIATE" shall mean an entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, a specified entity. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any entity, means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that entity, whether through the ownership of voting securities or by contract or otherwise, and (b) the ownership of at least fifty percent (50%) of the voting securities of that entity. Notwithstanding anything to the contrary contained herein, "Affiliate" shall not include, in the case of Chiron, Novartis AG or any Affiliate of Novartis AG (other than Chiron and any of its direct or indirect subsidiaries). For clarity of understanding, following the Effective Date, Affiliates of CDC shall mean Purchaser and its Affiliates.

       1.2 "ANCILLARY AGREEMENTS" shall have the meaning set forth in the Stock Purchase Agreement.

       1.3 "BLOOD SCREENING" shall mean (i) the screening of blood, plasma or blood components intended for transfusion or for use in blood products (e.g., immunoglobulins), and (ii) the screening of any biological materials intended for transfusion or transplantation, in each case from any donor, including autologous donors.

       1.4 "CDC HCV/HIV PROBE PRODUCT" shall mean a Probe IVD Product which is researched, developed, manufactured, used or sold by CDC, a CDC Affiliate or a permitted sublicensee of CDC, under circumstances which would, in the absence of the licenses granted under Section 2.1, constitute an infringement of a Valid Claim of a Chiron HCV/HIV Patent.

       1.5 "CDC KNOW-HOW" shall mean all Know-How which is owned or controlled by CDC or the Subsidiaries, as of the Effective Date, after giving effect to the Asset Transfer Agreement, except for Know-How which CDC is prohibited from licensing to Chiron hereunder pursuant to third party agreements binding on CDC as of the Effective Date.

       1.6 "CDC NON-HCV/HIV PRODUCT" shall mean an IVD Product (i) which is researched, developed, manufactured, used or sold by or on behalf of CDC, a CDC Affiliate or a permitted sublicensee of CDC, under circumstances which would, in the absence of the licenses granted under Section 2.2, constitute an infringement of a Valid Claim of a Chiron Non-HCV/HIV Patent, and (ii) which does not infringe a Valid Claim of a Chiron HCV/HIV Patent.

       1.7 "CDC PATENT" shall mean (i) any patent or patent application (or any patent issued thereon) which is within Included Company Patents or Transferred Chiron Patents, and any divisions, extensions, renewals, reissues, reexamination certificates and continuations of such patents and patent applications; or (ii) any invention which is the subject of a patent application filed by CDC or its then Affiliates, or a written invention disclosure received by CDC or its then Affiliates from a person obligated to assign inventions to CDC or its then Affiliates, in each case within [CONFIDENTIAL TREATMENT REQUESTED] following the Effective Date, which falls within the scope of the claims of any Included Company Patent, Transferred Chiron Patent, a patent or patent application referenced in Schedule 1.7(a) of the Stock Purchase Agreement, an Excluded Chiron Patent or a Transferred Company Patent, together with any patent applications claiming such invention (or any patent issued thereon) and any divisions, extensions, renewals, reissues, reexamination certificates and continuations thereof; or (iii) any CDC Sublicensable Patent as to which Chiron has elected, pursuant to Section 2.6, to take a sublicense.

       1.8 "CDC SUBLICENSABLE PATENT" shall mean any patent or patent application (i) which is licensed to CDC or the Subsidiaries by a third party as of the Effective Date; or which is licensed to Chiron or any Other Chiron Affiliate by a third party under a license agreement which is assigned to CDC pursuant to the Asset Transfer Agreement; and (ii) as to which CDC has the right to grant a sublicense to Chiron.

       1.9 "CHIRON HCV/HIV PATENT" shall mean (i) any patent or patent application (or any patent issued thereon) listed in Schedule 1.7(a) of the Stock Purchase Agreement, and any divisions, extensions, renewals, reissues, reexamination certificates and continuations of such patents and patent applications; or (ii) any invention which is the subject of a patent application filed by Chiron or its Affiliates, or a written invention disclosure received by Chiron or its then Affiliates from a person obligated to assign inventions to Chiron or its then Affiliates, in each case within the [CONFIDENTIAL TREATMENT REQUESTED] following the Effective Date, which falls within the scope of the claims of a patent or patent application listed in Schedule 1.7(a) of the Stock Purchase Agreement, together with any patent applications claiming such invention (or any patent issued thereon) and any divisions, extensions, renewals, reissues, reexamination certificates and continuations thereof; or
(iii) any Chiron Sublicensable Patent with respect to HCV or HIV as to which CDC has elected, pursuant to Section 2.5, to take a sublicense.

       1.10 "CHIRON IVD KNOW-HOW" means that Know-How which is owned or controlled by Chiron or any Other Chiron Affiliate, as of the Effective Date, after giving effect to the Asset Transfer Agreement, which relates to the Included Businesses, except for Know-How which Chiron is prohibited from licensing to CDC hereunder pursuant to third party agreements binding on Chiron as of the Effective Date.

       1.11 "CHIRON NON-HCV/HIV PATENT" shall mean (i) any patent or patent application (or any patent issued thereon) which is within Excluded Chiron Patents, and any divisions, extensions, renewals, reissues, reexamination certificates and continuations of such patents and patent applications; or (ii) any invention which is the subject of a patent application filed by Chiron or its Affiliates, or a written invention disclosure received by Chiron or its Affiliates from a person obligated to assign inventions to Chiron or its Affiliates, in each case within the [CONFIDENTIAL TREATMENT REQUESTED] following the Effective Date, which falls within the scope of the claims of any Included Company Patent, Transferred Company Patent, Excluded Chiron Patent or Transferred Chiron Patent, together with any patent applications claiming such invention (or any patent issued thereon) and any divisions, extensions, renewals, reissues, reexamination certificates and continuations thereof; or (iii) any Chiron Sublicensable Patent other than those with respect to HCV or HIV, as to which CDC has elected, pursuant to Section 2.5, to take a sublicense.

       1.12 "CHIRON SUBLICENSABLE PATENT" shall mean a patent or patent application which is subject to a license agreement identified as an Excluded Chiron License, or a Transferred Company License, or any other license agreement covering patents or patent applications which are used in Products or Products In Development as of the Effective Date, in each case, as to which Chiron has the right to grant a sublicense to CDC.

       1.13 "INFORMATICS PRODUCT" shall mean any product or service consisting of information technology for use in healthcare, excluding IVD Products.

       1.14 "IVD PRODUCT" shall mean a product for use in IN VITRO testing of human specimens for the purpose of diagnosis, prognosis, or monitoring the progress of disease or monitoring the effect of treatment of disease, in the human from which the specimens were taken. For the avoidance of doubt, IVD Products expressly exclude all products for use in Blood Screening, and all Vaccine/Therapeutic Products.

       1.15 "KNOW-HOW" shall mean unpatented inventions, discoveries, information, trade secrets, data, results and biological materials.

       1.16 "LICENSED CDC PRODUCT" shall mean a CDC HCV/HIV Probe Product or a CDC Non-HCV/HIV Product.

       1.17 "Licensed Chiron Patent" shall mean a Chiron HCV/HIV Patent or a Chiron Non-HCV/HIV Patent.

       1.18 "LICENSED CHIRON PRODUCT" shall mean a product which is researched, developed, manufactured, used or sold by Chiron, a Chiron Affiliate or a permitted sublicensee, under circumstances which would, in the absence of the licenses granted under Section 2.3 or 2.4, constitute an infringement of a Valid Claim of a CDC Patent.

       1.19 "NET SALES" shall mean the amount billed or invoiced for products sold by CDC, its Affiliates, or its sublicensees, less:

       i)     Discounts actually allowed and taken;

       ii)    Amounts repaid or credited by reason of rejection or return;

       iii) To the extent separately stated on purchase orders, invoices or other documents of sale, taxes levied on and/or other governmental charges made as to production, or transportation or insurance charges;

       iv) The reasonable value of the instrument, instrument financing, consumables other than the products in question, and service components of an operating or capital lease for instrumentation on which the products are used, for which the charges are included in the price of the products purchased by the lessee, provided that the methods for determining such values shall be proposed by CDC and subject to Chiron's written consent, not to be unreasonably withheld;

       v) Charges for freight, handling and transportation paid by the selling entity; and

       vi) Sales, use and value-added taxes and other similar taxes incurred and separately stated on invoices.

              1.19.1 Net Sales shall include all sales to non-Affiliate third parties, including sales to Authorized Distributors in countries where, due to regulatory constraints and/or market practice, substantially all sales of the relevant CDC HCV/HIV Probe IVD Product and competitive third party products are made through Authorized Distributors, provided that CDC shall use reasonable efforts in connection with sales to such Authorized Distributors to comply with clause (i) immediately below.
       With respect to sales to all other Authorized Distributors, if Net Sales are based on the transfer price to the Authorized Distributor rather than end user sales, either (i) Net Sales on which royalties shall be calculated shall be deemed to be not less than the higher of the average selling price for the applicable product in the United States or the European Union, or (ii) the parties shall adopt another mechanism for preserving for Chiron the same economics as if such sales had been made by CDC or its Affiliate or its sublicensee rather than the Authorized Distributor. Any such mechanism shall be proposed by CDC and shall be subject to Chiron's written consent, which shall not be unreasonably withheld.

              1.19.2 For clarity of understanding, Net Sales shall not include any product furnished to third parties for which no payment is received, such as experimental, test market, promotional or other free goods. On the other hand, Net Sales shall include any product furnished in return for payment, whether or not such product is for commercial, research or other use. For clarity of understanding, Minimum Royalties shall apply to each Unit of product shipped to a customer for any purpose, except for Units supplied to third parties at no charge (i) for use in Purchaser's preclinical or clinical trials; or (ii) for testing, quality control or evaluation purposes. Without limiting the foregoing, products furnished to third parties at price discounts, including without limitation free goods furnished as part of sales promotions, shall be subject to Minimum Royalties. A sale shall be deemed to have been made and Earned Royalties or Maximum Royalties incurred, (except as specifically set forth in this Section 1.19.2) when the product is shipped ("Shipped"); provided that where an invoice is issued, the obligations to pay Earned Royalties and Minimum Royalties hereunder shall arise on the invoice date. Sales to or between Affiliates shall not be included in Net Sales until an Affiliate consumes the product in providing a commercial service for a non-Affiliate third party or Ships the product to a non-Affiliate third party.

              1.19.3 In the event that product subject to royalties hereunder is sold in combination with another product or active component, other than instrumentation covered under Section 1.19(iv) above, for a single price (a "Combination Product"), Net Sales from sales of a Combination Product, for purposes of calculating royalties due or allocating profits under this Agreement shall be calculated by multiplying the Net Sales of that Combination Product by the fraction A/(A+B), where A is the average per unit selling price in the country of sale, during the applicable reporting period, of the product subject to royalties hereunder if sold separately in the country of sale and B is the average per unit selling price in the country of sale, during the applicable reporting period, of the other product(s) or component(s) sold separately in the country of sale. In the event that no such separate sales are made, Net Sales, for purposes of determining royalty payments on such Combination Products, shall be a reasonable apportionment of the gross amount invoiced therefor based upon the relative contribution of the product subject to royalties hereunder to the price of the Combination Product. Such apportionment shall be determined by CDC based upon its past practice and experience, and shall be subject to Chiron's written consent, which shall not be unreasonably withheld.

              1.19.4 In the event that CDC or a CDC Affiliate performs assays for commercial purposes utilizing CDC HCV/HIV Probe Products, Net Sales shall mean the invoiced amount for the patient result provided as a result of performance of such assays, less a reasonable deduction for the value of the services and or other products provided therewith, less the applicable deductions pursuant to Section 1.19. The allocation of value to services or other products provided shall be determined by CDC based upon its past practice and experience, and shall be subject to Chiron's written consent, which shall not be unreasonably withheld.

       1.20 "OPEN KIT" shall mean a bDNA based assay kit comprising solely the generic components of bDNA assay kits, then offered as IVD Products, and excluding any target probe(s).

       1.21 "PROBE IVD PRODUCT" shall mean an IVD Product for the detection or quantification of nucleic acid sequences.

       1.22 "RESEARCH TOOL" shall mean a product sold for research use only and not for use as an IVD Product, the manufacture, use or sale of which, but for the licenses granted under Section 2.4, would infringe a CDC Patent. Notwithstanding the foregoing, Research Tools specifically exclude Open Kits.

       1.23 "THERAMETRICS PRODUCT" shall mean a product having both an IVD Product component and a Vaccine/Therapeutic Product component, wherein such components are contained in a single package and wherein the information provided by the IVD Product component is medically and functionally related to the IN VIVO effect provided by the Vaccine/Therapeutic Product component.

       1.24 "UNIT" shall mean the number of individual patient results generated by the use of a CDC HCV/HIV Probe Product, such that the number of Units contained in such CDC HCV/HIV Probe Product equals the number of patient results which are obtained through use of such CDC HCV/HIV Probe Product assay kit, as determined in a manner to be proposed by CDC, and subject to Chiron's written consent, which shall not be unreasonably withheld.

       1.25 "VACCINE/THERAPEUTIC PRODUCT" shall mean any product that is intended for IN VIVO effect regardless of whether the method of administration is IN VIVO, or EX VIVO, to prevent, control, treat, mitigate or alter the course of disease or otherwise maintain or improve health, including for the avoidance of doubt, IN VIVO or EX VIVO genetic manipulation, excluding all IVD Products.

       1.26 "VALID CLAIM" shall mean a claim in any issued, active, unexpired Licensed Chiron Patent or CDC Patent (as the context indicates) which has not been withdrawn, canceled, lapsed or disclaimed, or held unpatentable, invalid or unenforceable by a non-appealed or nonappealable decision by a court or other appropriate body of competent jurisdiction. The scope of a Valid Claim shall be limited to its terms as defined by any such court or decision-making body of competent jurisdiction.

2.     LICENSE AND OPTION GRANTS

       2.1 CHIRON HCV/HIV PATENTS. Subject to the terms and conditions of this Agreement and subject to the rights of third parties under existing license agreements listed in Schedule 2.13(j) of the Stock Purchase Agreement, Chiron hereby grants to CDC and its Affiliates, for so long as they remain Affiliates, a worldwide license under the Chiron HCV/HIV Patents to research, develop, make, have made, use and sell CDC HCV/HIV Probe Products. Such license shall bear royalties in accordance with Section 3.1.

              2.1.1 The license granted under this Section 2.1 is transferable only pursuant to Section 11.5. CDC shall have the right to grant sublicenses hereunder as follows:

                     (a) CDC shall not grant any sublicenses, with respect to HCV or HIV, prior to the earlier of the effective date of the first license granted by Chiron pursuant to Section 2.1.3, or the first commercial sale of a Probe IVD Product by Chiron pursuant to Section 2.1.3, with respect to HCV or HIV, respectively.

                     (b) Thereafter, CDC may, with respect to each of HCV and HIV, grant up to [CONFIDENTIAL TREATMENT REQUESTED], on a cumulative basis. In lieu of [CONFIDENTIAL TREATMENT REQUESTED], CDC may elect to offer [CONFIDENTIAL TREATMENT REQUESTED] with respect to each of HCV and HIV, in each of the four regions identified in Section 2.1.3(b), on a cumulative basis.

                            (i)  Notwithstanding the foregoing, CDC shall not
grant any such sublicense, whether worldwide or regional, without Chiron's prior written consent (which shall not be unreasonably withheld), [CONFIDENTIAL TREATMENT REQUESTED].

                            (ii)  After the test set forth in Section 2.1.1 (b)
(i) has been satisfied, CDC may grant sublicenses in its discretion, subject to the limits of this Section 2.1.1.

                     (c) Each sublicense granted by CDC hereunder with respect to HCV shall bear earned royalties and minimum royalties which are at least [CONFIDENTIAL TREATMENT REQUESTED] (measured as [CONFIDENTIAL TREATMENT REQUESTED] of the earned royalties or minimum royalties) [CONFIDENTIAL TREATMENT REQUESTED] earned royalties and minimum royalties payable by [CONFIDENTIAL TREATMENT REQUESTED] licensees of Chiron pursuant to Section 2.1.3, with respect to HCV, in the relevant region; provided that after Chiron has granted [CONFIDENTIAL TREATMENT REQUESTED] authorized under Section 2.1.3 with respect to any region, or Chiron is engaged in the sale of Probe IVD Product directed to HCV and Chiron has granted [CONFIDENTIAL TREATMENT REQUESTED] authorized under
Section 2.1.3 with respect to HCV with respect to any region, CDC shall not be required to impose on its sublicensees earned royalties and minimum royalties which are [CONFIDENTIAL TREATMENT REQUESTED] than the [CONFIDENTIAL TREATMENT REQUESTED] earned royalties and minimum royalties payable by [CONFIDENTIAL TREATMENT REQUESTED] of Chiron pursuant to Section 2.1.3 with respect to HCV in the relevant region.

                     (d) The Earned Royalties and Minimum Royalties payable by CDC to Chiron under this Agreement with respect to sublicensee sales in any region shall be equal to the applicable amounts payable pursuant to Exhibit A hereto [CONFIDENTIAL TREATMENT REQUESTED].

                     (e) Except as provided in this Section 2.1.1, any sublicense permitted under this Section 2.1.1 shall be subject to all of the terms and conditions of this Agreement.

                     (f) In the event that a sublicense granted by CDC pursuant to Section 2.1.1(b) is terminated, CDC shall have the right to replace such license consistent with the limitations set forth in this Section 2.1.1.

              2.1.2 CDC acknowledges and agrees that the inclusion of CDC Affiliates within the license grant pursuant to Section 2.1 is intended to enable CDC to utilize the manufacturing and sales capabilities of its Affiliates in connection with the manufacture and sale of CDC HCV/HIV Probe Products in a manner substantially similar to the involvement of such Affiliates in the manufacture and sale of Purchaser's products generally. CDC and its Affiliates shall not evade the sublicensing provisions of Section 2.1.1 by creating affiliates specifically in connection with CDC HCV/HIV Probe Products, or through other third party arrangements such as joint ventures, collaborations, or distribution arrangements with distributors other than Authorized Distributors as defined herein. CDC and its Affiliates are licensed hereunder only to sell or distribute CDC HCV/HIV Probe Products, under the label, name and trademark of CDC or its Affiliates, only through the sales force of CDC or its Affiliates, or through the following entities (which entities are referred to herein as "Authorized Distributors"): (i) local third party distributors which are not engaged, and which are not affiliates (based on the criteria in Section 1.1, except that the definition of control shall be based on either
Section 1.1(a) or (b)) of any entity which is engaged, in the global sale of diagnostic products or (ii) an entity to which CDC is then authorized to grant a sublicense pursuant to Section 2.1.1 and with which CDC then enters into a distribution agreement in lieu of granting a sublicense. CDC and its Affiliates are not licensed to perform OEM manufacturing of CDC HCV/HIV Probe Products for a third party other than an Authorized Distributor; to supply CDC HCV/HIV Probe Products for resale to any third party other than an Authorized Distributor; or to permit any Authorized Distributor or other third party to sell any CDC HCV/HIV Probe Product under another third party label, name or trademark or to permit any Authorized Distributor or other third party to sell any CDC HCV/HIV Probe Product under its own label, name or trademark for use on an instrument bearing the label name or trademark of another party, except pursuant to a sublicense authorized pursuant to Section 2.1.1.

              2.1.3  The license granted to CDC and its Affiliates under this
Section 2.1 shall be semi-exclusive with respect to Probe IVD Products. Semi-exclusive means that, in addition to licenses to third parties existing as of the date of the Stock Purchase Agreement, Chiron retains the right to practice under the Chiron HCV/HIV Patents itself, subject to the Non-Competition Agreement, and/or to grant [CONFIDENTIAL TREATMENT REQUESTED] under the Chiron HCV/HIV Patents, in each case to research, develop, make, have made, use and sell Probe IVD Products with respect to each of HCV and HIV, as follows:

                     (a) Except to the extent CDC otherwise consents pursuant to Section 2.1.3(d) below, with respect to each of HCV and HIV, Chiron may grant up to [CONFIDENTIAL TREATMENT REQUESTED] with respect to Probe IVD Products if Chiron is not directly engaged in the sale of Probe IVD Products directed to HCV or HIV, as the case may be, or Chiron may grant [CONFIDENTIAL TREATMENT REQUESTED] if Chiron is directly engaged in the sale of Probe IVD Products directed to HCV or HIV, as the case may be.

                     (b) (i) If Chiron has granted one worldwide license pursuant to Section 2.1.3(a), and Chiron is not then directly engaged in the sale of Probe IVD Products with respect to HCV or HIV, as applicable, Chiron shall thereafter have the right, in Chiron's sole discretion, in lieu of the [CONFIDENTIAL TREATMENT REQUESTED] permitted pursuant to Section 2.1.3(a), to grant a license for each of HCV and HIV in each of the following four regions:
(aa) North America, (bb) the European Union, (cc) Japan and (dd) all other countries of the world.

                            (ii)  If Chiron has not granted any worldwide
license pursuant to Section 2.1.3(a), and Chiron is not directly engaged in the sale of Probe IVD Products with respect to HCV or HIV, as applicable, Chiron shall have the right to grant up to [CONFIDENTIAL TREATMENT REQUESTED] for each of HCV and HIV in each of the four regions described above with CDC's prior written consent. Such regional sublicenses may not be granted until the expiration of [CONFIDENTIAL TREATMENT REQUESTED] after the Effective Date. After the [CONFIDENTIAL TREATMENT REQUESTED] the Effective Date, regional sublicenses pursuant to this Section 2.1.3 (b) (ii) may be granted only with CDC's prior written consent, not to be unreasonably withheld, unless and until Chiron has granted [CONFIDENTIAL TREATMENT REQUESTED]; and thereafter Chiron shall have the right to grant any further regional licenses pursuant to this
Section 2.1.3 (b) at its sole discretion. In the event that Chiron elects to grant [CONFIDENTIAL TREATMENT REQUESTED] with respect to HCV, the provisions of Paragraph 3(b) of Exhibit A shall apply in lieu of the provisions of Paragraph 3(a) of Exhibit A.

                     (c) If Chiron chooses to engage directly in sales of Probe IVD Products directed to HCV (subject to the Non-Compete Agreement), such activities of Chiron shall replace [CONFIDENTIAL TREATMENT REQUESTED] Chiron is permitted to grant under Section 2.1.3(a) if Chiron's sales are worldwide; or if Chiron's sales are regional, such activities shall replace [CONFIDENTIAL TREATMENT REQUESTED] of the [CONFIDENTIAL TREATMENT REQUESTED] which Chiron is permitted to grant under Section 2.1.3 (b), in each region where Chiron sells such Probe IVD Product directed to HCV. For the avoidance of doubt, it is understood that Chiron shall have no right to engage directly in sales of IVD Probe Products directed to HCV in any country in which [CONFIDENTIAL TREATMENT REQUESTED] (whether global or regional) granted by Chiron under this Section
2.1.3 are in effect.

                     (d) The limitations with respect to Chiron's ability to grant licenses under the Chiron HCV/HIV Patents set forth in Sections 2.1.3(a) and (b) shall be effective from the date of the Stock Purchase Agreement. With respect to each license which Chiron is permitted to grant under this Section 2.1.3:

                            (i)  Chiron shall have the right to select the
licensee and negotiate the terms of the license in its complete and sole discretion, except as expressly agreed in this Agreement.

                            (ii)  Chiron shall retain 100% of the proceeds of
any such license.

                            (iii)  Any such additional licenses shall be subject
to the terms set forth in Paragraph 3 of Exhibit A.

                            (iv)  Such additional licenses shall not include the
rights to grant sublicenses, except to Affiliates for so long as they remain Affiliates of the licensee, and shall contain provisions not less restrictive than those set forth in Section 2.1.2.

                     (e) With respect to each of HCV and HIV, Chiron shall not have the right to grant licenses under the Chiron HCV/HIV Patents for the research, development, manufacture, use or sale of Probe IVD Products beyond those permitted under Section 2.1.3(a) or (b) except with the prior written consent of CDC, which may be granted in CDC's sole discretion. In the event that a license granted by Chiron pursuant to Section 2.13(a) or (b) is terminated, Chiron shall have the right to replace such license with a new license, consistent with the limitations set forth in Section 2.1.3(a) or (b).

                     (f) Notwithstanding the foregoing, Chiron retains a non-exclusive right under the Chiron HCV/HIV Patents to conduct research with respect to Probe IVD Products.

                     (g) The following provisions shall apply with respect to third party patents directed to HCV, which are within the scope of Valid Claims of Chiron HCV/HIV Patents, and Valid Claims of which, but for licenses granted pursuant to this Section 2.1.3 (g), would be infringed by the manufacture, use or sale of CDC HCV/HIV Probe Products directed to HCV which being sold or under development as of the Effective Date ("Third Party HCV Patents").

                            (i)    If a Third Party HCV Patent is owned or
controlled by a licensee of Chiron pursuant to Section 2.1.3 (a) or (b), Chiron agrees that it will not acquire a license under such Third Party HCV Patent for use in Probe IVD Products (but without limiting Chiron's rights to acquire a license only for use in Blood Screening), unless Chiron [CONFIDENTIAL TREATMENT REQUESTED].

                            (ii)   If a Third Party HCV Patent is owned by an
entity other than a licensee of Chiron pursuant to Section 2.1.3 (a) or (b), and if Chiron acquires a license under such Third Party HCV Patent for use in Probe IVD Products (but without limiting Chiron's right to acquire a license only for use in Blood Screening), Chiron will [CONFIDENTIAL TREATMENT REQUESTED].

                     (h)  All licenses entered into by Chiron pursuant to this
Section 2.1.3 shall be with parties actively engaged, or reasonably expected to be actively engaged, in the sale and distribution of Probe IVD Products in the region or regions covered by the license and the terms thereof shall be bona-fide commercial terms negotiated at arm's length.

       2.2 CHIRON NON-HCV/HIV PATENTS. Subject to the terms and conditions of this Agreement, and subject to any rights of third parties existing as of the date of the Stock Purchase Agreement under license agreements listed in Schedule 2.13(j) of the Stock Purchase Agreement, Chiron hereby grants to CDC and its Affiliates (i) an exclusive worldwide license, under the Chiron Non-HCV/HIV Patents to research, develop, make, have made, use and sell CDC Non-HCV/HIV Products and Open Kits; and (ii) a non-exclusive worldwide license, under the Chiron Non-HCV/HIV Patents to research, develop, make, have made, use and sell Research Tools. CDC shall have the right to grant sublicenses under such licenses, except to the extent restricted pursuant to Section 2.5. [CONFIDENTIAL TREATMENT REQUESTED].

       2.3    CDC PATENTS.

              (a) Subject to the terms and conditions of this Agreement, CDC hereby grants to Chiron and its Affiliates an exclusive worldwide license, with the right to sublicense except to the extent restricted pursuant to Section 2.6, under the CDC Patents to research, develop, make, have made, use and sell any and all products for use in Blood Screening.

              (b) To the extent any CDC Patents are subject to the exclusive license to Ortho under the Chiron/Ortho Agreement, CDC hereby grants Chiron an exclusive worldwide license, with right to sublicense, except to the extent restricted pursuant to Section 2.6, under such CDC Patents, to research, develop, make, have made, use and sell any and all products subject to the Chiron/Ortho Agreement.

              (c) CDC hereby grants to Chiron a non-exclusive worldwide license under the CDC Patents, (i) to research, develop, make, have made, use and sell any and all Vaccine/Therapeutic Products and Informatics Products, with the right to sublicense except to the extent restricted pursuant to Section 2.6; and (ii) subject to the Non-Competition Agreement, to conduct internally or for or with third parties, research of all types and for all purposes, whether internal, collaborative, commercial, or non-commercial.

              (d) CDC hereby grants to Chiron a non-exclusive, worldwide license under the CDC Patents, to research, develop, make, have made, use and sell any and all Therametrics Products, with the right to sublicense except to the extent restricted pursuant to Section 2.6, and subject to the following. Chiron hereby grants to CDC the option to manufacture and supply on an exclusive basis and on commercially reasonable terms, any IVD Product which is a component of a Therametrics Product, if the manufacture, use or sale of such IVD Product would, but for the license granted hereunder, infringe a Valid Claim of a CDC Patent. Such option shall be exercisable by CDC on written notice to Chiron within [CONFIDENTIAL TREATMENT REQUESTED] following receipt by CDC of written notice from Chiron describing the IVD Product in question. If CDC exercises such option, the parties shall negotiate in good faith a supply agreement on reasonable commercial terms. Any terms which cannot be agreed upon within [CONFIDENTIAL TREATMENT REQUESTED] after exercise of the option shall be submitted for resolution under Article 10. If CDC fails to exercise the option, Chiron shall be free to manufacture or have manufactured and sell the IVD Product pursuant to the license granted herein.

              (e) [CONFIDENTIAL TREATMENT REQUESTED]. For avoidance of doubt, this Section 2.3 (e) shall not apply to any supply agreement pursuant to
Section 2.3(d).

       2.4    OPTION FOR RESEARCH TOOLS.   CDC hereby grants to Chiron an option
to obtain one or more non-exclusive licenses, on commercially reasonable terms and royalty rates to be negotiated in good faith, under the CDC Patents, to make, have made, use and sell Research Tools. Such option shall be exercised by Chiron on a Research Tool by Research Tool basis.

       2.5    CHIRON SUBLICENSABLE PATENTS.

              2.5.1 [CONFIDENTIAL TREATMENT REQUESTED] following the Effective Date, Chiron shall grant sublicenses to CDC under any or all of the Chiron Sublicensable Patents, as requested by CDC by its giving written notice thereof to Chiron. Such sublicenses shall have the same scope and be subject to the same terms and conditions as set forth in Section 2.1, in the case of Chiron Sublicensable Patents claiming HCV or HIV; and shall have the same scope and be subject to the same terms and conditions as set forth in Section 2.2, in the case of other Chiron Sublicensable Patents, in each case to the extent permitted under the terms of the underlying third party license. [CONFIDENTIAL TREATMENT REQUESTED] following the Effective Date, Chiron shall not grant any sublicenses to third parties under the Chiron Sublicensable Patents which would preclude Chiron from granting the rights to CDC set forth above. Following [CONFIDENTIAL TREATMENT REQUESTED], Chiron shall be free to grant any sublicenses under the Chiron Sublicensable Patents to third parties under any terms and conditions, including the granting of exclusive sublicenses. In the event that CDC requests such a sublicense [CONFIDENTIAL TREATMENT REQUESTED] the Effective Date, Chiron will grant such sublicense, subject to any and all intervening rights of third parties, to the extent Chiron is then permitted to do so.

              2.5.2 All sublicenses granted to CDC hereunder shall be subject to all of the terms and conditions of the underlying third party license agreements; including without limitation all royalty and other payment obligations to the third party licensor; provided that CDC shall be subject to such obligations only from the time of the grant of such sublicense to CDC but only to the extent attributable solely to sales of licensed products by CDC, its Authorized Distributors, or, to the extent permitted hereunder, its Affiliates and sublicensees, under such sublicenses; and further PROVIDED that [CONFIDENTIAL TREATMENT REQUESTED] shall be due Chiron (as opposed to a third party licensor) with respect to any such sublicenses. Upon its election to receive a sublicense, CDC shall be obligated to perform the obligations of a licensee under the underlying third party license with respect to its activities as a sublicensee. CDC shall pay Chiron all amounts owing to the third party licensor with respect to CDC's activities in sufficient time for Chiron to meet its payment requirements to the third-party licensors. If required under the third-party license, the parties shall execute any documentation necessary to give effect to such sublicense. CDC and its Affiliates shall indemnify and defend Chiron against any loss or claim resulting from a breach of an underlying license relating to Chiron Sublicensable Patents based on the acts or omissions of CDC or its Affiliates, Authorized Distributors or permitted sublicensees.

       2.6    CDC SUBLICENSABLE PATENTS.

              2.6.1 [CONFIDENTIAL TREATMENT REQUESTED] following the Effective Date, CDC shall grant sublicenses to Chiron under any or all of the CDC Sublicensable Patents as requested by Chiron by its giving written notice thereof to CDC. Such sublicenses shall have the same scope and be subject to the same terms and conditions as set forth in Section 2.3, to the extent permitted under the terms of the underlying third party license. [CONFIDENTIAL TREATMENT REQUESTED] following the Effective Date, CDC shall not grant any sublicenses under the CDC Sublicensable Patents which would preclude CDC from granting to Chiron the rights set forth above. Following [CONFIDENTIAL TREATMENT REQUESTED], CDC shall be free to grant any sublicenses under the CDC Sublicensable Patents to third parties under any terms and conditions, including the granting of exclusive sublicenses. In the event that Chiron requests such a sublicense [CONFIDENTIAL TREATMENT REQUESTED] the Effective Date, CDC will grant such sublicense, subject to any and all intervening rights of third parties, to the extent CDC is then permitted to do so.

              2.6.2 All sublicenses granted to Chiron hereunder shall be subject to all of the terms and conditions of the underlying third party license agreements, including without limitation all royalty and other payment obligations to the third party licensor, provided that Chiron shall be subject to such obligations only from the time of the grant of such sublicense to Chiron but only to the extent attributable solely to sales of licensed products by Chiron, or its Affiliates or sublicensees, under such sublicenses; PROVIDED further that [CONFIDENTIAL TREATMENT REQUESTED] shall be due CDC (as opposed to a third party licensor) with respect to any such sublicenses. Upon its election to receive a sublicense, Chiron shall be obligated to perform the obligations of licensee under such underlying third party license with respect to its activities as sublicensee. Chiron shall pay to CDC all amounts owing to the third party licensor with respect to Chiron's activities in sufficient time for CDC to meet its payment requirements to the third-party licensors. If required under the third party license, the parties shall execute any documentation necessary to give effect to such sublicense. Chiron shall indemnify and defend CDC against any loss or claim resulting from a breach of an underlying license relating to CDC Sublicensable Patents based on the acts or omissions of Chiron, its Affiliates or permitted sublicensees.

       2.7    KNOW-HOW.

              (a) Recognizing the difficulty in segregating unpatented information transferred to CDC from that which remains with Chiron, (i) CDC hereby grants to Chiron a perpetual, irrevocable, non-exclusive, royalty-free license under CDC Know-How, for any and all purposes, with right to sublicense and to transfer; and (ii) Chiron hereby grants to CDC a perpetual, irrevocable, non-exclusive, royalty-free license under the Chiron IVD Know-How for all purposes, with right to sublicense and to transfer. Chiron and CDC each agree to use the same degree of care with respect to disclosure of Chiron IVD Know-How and CDC Know-How as such party uses with respect to other Know-How owned by it. CDC Know-How and Chiron IVD Know-How shall not be deemed Information received from the other party for purposes of Article 8.

              (b) Notwithstanding the foregoing, the parties acknowledge that title to CDC Know-How existing as of the Effective Date which is subject to the exclusive license to Ortho under the Chiron/Ortho Agreement has been transferred to Chiron under the Asset Transfer Agreement as part of the Excluded Hepatitis/Retrovirus Patents and Know-How. Any such know-how which remains in the possession of CDC shall remain subject to such exclusive license to Ortho.

       2.8 RETAINED INTERESTS. Each party retains all right, title and interest in and to all of its patents, patent applications, know-how and other intellectual property except to the extent expressly granted to the other party, under this Agreement, the Stock Purchase Agreement or the Ancillary Agreements. For the avoidance of doubt, Chiron grants no rights or interests to CDC or its Affiliates in or to any patents, patent applications, Know-How or other intellectual property ("Chiron Intellectual Property"), except Chiron Intellectual Property which is related to the continued conduct of the Business, including Chiron Intellectual Property that covers Products or Products in Development, but excluding Chiron Intellectual Property which does not cover Products or Products in Development and may cover Future Products.

3.     ROYALTIES, FEES AND RECORDS

       3.1 CDC HCV/HIV PROBE PRODUCTS. In addition to any amounts payable pursuant to Section 2.5, if any, CDC and its Affiliates agree to make payments to Chiron as set forth in Exhibit A. Exhibit A also sets forth the manner in which such compensation may be adjusted.

       3.2 LICENSES UNDER CHIRON NON-HCV/HIV PATENTS, CDC PATENTS, CDC KNOW-HOW, CHIRON IVD KNOW-HOW. [CONFIDENTIAL TREATMENT REQUESTED] with respect to the licenses granted under Sections 2.2, 2.3 or 2.7, except those payable pursuant to Section 2.5 or 2.6, if any.

       3.3 LICENSE FEE. Conditioned upon the occurrence of the Closing under the Stock Purchase Agreement, CDC hereby agrees to pay Chiron a license fee of [CONFIDENTIAL TREATMENT REQUESTED] payable on the Effective Date. CDC shall be entitled to a refund of the portion of such license fee which has not then become non-refundable, in accordance with the schedule set forth below, in the event that CDC elects to terminate all, but not less than all, licenses granted to it under this Agreement (a "CDC Termination"). The portions of the license fee which are non-refundable shall increase over time, as follows, and between anniversaries of the Effective Date, shall increase ratably to the levels set forth below.

DATE OF CDC TERMINATION               NON-REFUNDABLE PORTION OF
                                      LICENSE FEE
On Effective Date                     [CONFIDENTIAL TREATMENT
                                      REQUESTED]
One year after Effective Date         [CONFIDENTIAL TREATMENT
                                      REQUESTED]
Two years after Effective Date        [CONFIDENTIAL TREATMENT
                                      REQUESTED]
Three years after Effective Date      [CONFIDENTIAL TREATMENT
                                      REQUESTED]

       3.4 RECORDS AND REPORTS. CDC shall keep complete and accurate records of the sale by it, its Affiliates, and permitted sublicensees of products subject to Earned Royalties or Minimum Royalties (each as defined in Exhibit A) pursuant to Exhibit A, and the sublicensed party shall keep complete and accurate records of the sale of products for which royalties are payable under
Section 2.5 or 2.6, as the case may be. Within 60 days following the end of each calendar quarter commencing with the first full or partial calendar quarter following the Effective Date, CDC shall deliver to Chiron a written report for such period setting forth, for each country to the extent relevant, the Net Sales of products subject to Earned Royalties or Minimum Royalties under Exhibit A and, with respect to products subject to Minimum Royalties under Exhibit A, the number of Units of each type of such products sold, which report shall also set forth the amounts payable pursuant to Exhibit A, and the calculation of such amounts, for such period. Each party shall deliver to the other such reports as are required pursuant to Section 2.5 or 2.6, as the case may be.

       3.5    AUDIT.

              (a) Chiron shall have the right to audit the records of CDC, its Affiliates, and permitted sublicensees using an independent certified public accounting firm reasonably acceptable to CDC, during reasonable business hours and on reasonable notice but not more than once per calendar year, solely for the purpose of verifying the earned Royalties and Minimum Royalties payable pursuant to this Agreement for the twelve (12) full quarters immediately preceding the date of the audit, provided that such accountants agree to keep all information received strictly confidential and agree to provide to Chiron only the information necessary to verify the calculation of amounts due hereunder.

              (b) If any such audit discloses an underpayment of [CONFIDENTIAL TREATMENT REQUESTED] or more for the period of such audit, which shall be at least four (4) full quarters in length, CDC shall bear the costs of such audit. Otherwise such audit shall be at the expense of Chiron. Underpayments resulting from withholding taxes pursuant to Section 4.3 or currency controls pursuant to
Section 4.5 shall not be deemed underpayments for the purposes of this Section
3.5 (b).

4.     PAYMENT

       4.1 QUARTERLY PAYMENT. Payments shall be made as provided in Exhibit A, except that any payments required pursuant to Sections 2.5 or 2.6 shall be made in accordance with the applicable third party license agreement.

       4.2 PAYMENT METHOD; DEFAULT INTEREST. All payments under this Agreement shall be made by bank wire transfer to the bank account designated in writing by the party receiving the royalty payments. Any late payments shall bear interest at the lesser of (i) [CONFIDENTIAL TREATMENT REQUESTED] rate as published in the Wall Street Journal as of the date payment is due; or (ii) the maximum rate permitted by applicable law.

       4.3 WITHHOLDING TAX. Except as otherwise required under Section 2.5 or 2.6, where required to do so by applicable law or treaty, the royalty-paying party shall withhold taxes required to be paid to a taxing authority on account of such income to the payee, and the royalty-paying party shall furnish the payee with satisfactory evidence of such withholding and payment in order to permit the payee to obtain a tax credit or other relief as may be available under the applicable law or treaty. The royalty-paying party shall cooperate with the payee in obtaining exemption from withholding taxes where available under applicable laws and treaties.

       4.4 CURRENCY. All payments shall be in U.S. Dollars and shall be made on the dates set forth herein. The Net Sales amount calculated hereunder for sales in countries other than the United States shall be converted into equivalent United States Dollars in accordance with the methods used for internal financial reporting purposes within Purchaser, unless otherwise required pursuant to Section 2.5 or 2.6.

       4.5 CURRENCY CONTROLS. If, by law, regulations, or fiscal policy of a particular country, payment as provided for above is restricted or forbidden, notice thereof in writing will be given to the payee and payment of the royalty will be made through such lawful means or methods as the payee designates. If the payee fails to so designate such lawful means or methods within 60 days after such notice is given to the payee, the payment of royalties by the royalty-paying party will be made by the deposit thereof in local currency to the credit of the payee in a recognized banking institution designated by the payee or, if none be designated by the payee within such period of 60 days, in a recognized banking institution of which the royalty-paying party shall notify the payee.

5.     REPRESENTATIONS AND WARRANTIES

       5.1 EXCEPT AS SPECIFICALLY SET FORTH IN THE STOCK PURCHASE AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR WARRANTIES, EITHER EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT WILL ANY PARTY LICENSING TECHNOLOGY TO THE OTHER PARTY HAVE, AS A RESULT OF SUCH LICENSE, ANY OBLIGATION OR LIABILITY FOR LOSS OF REVENUE OR PROFIT, OR FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES.

       In particular, with no limitation implied, nothing in this Agreement will be construed as:

       (i) A warranty or representation as to the validity or scope of any of the Licensed Chiron Patents or the CDC Patents;

       (ii) A warranty or representation that anything made, used, sold, or otherwise disposed of under the licenses granted in this Agreement is or will be free from infringement of patents of third parties;

       (iii) An obligation to bring or prosecute actions or suits against third parties for infringement, except as set forth in Section 6.4;

       (iv) Except as otherwise provided in the Stock Purchase Agreement or the Ancillary Agreements, conferring the right to use in advertising, publicity, or otherwise any trademark, trade name, or any contraction, abbreviation, simulation, or adaptation thereof, of another party; or

       (v) Except to the extent expressly provided in Article 2 hereof, conferring by implication, estoppel, or otherwise any license or rights under any patents or other proprietary rights of Chiron, CDC or their respective Affiliates.

6.     PATENT MATTERS

       6.1 PATENT PROSECUTION. Each party shall be responsible, at its sole expense and in its sole discretion, for the filing, prosecution, maintenance, defense and enforcement of patents owned by it.

       6.2 EXCHANGE OF INFORMATION. The parties shall keep each other currently advised in writing of any substantial changes in the status of their respective patent rights which are licensed hereunder, including but not limited to notice of the issuance of patents on pending patent applications included therein, reexaminations, reissues, and interferences and oppositions, and provide further updates on the status of such patent rights at the request of the other party. The parties need not disclose information subject to attorney-client privilege.

       6.3 INFRINGEMENT OF THIRD PARTY PATENT RIGHTS. CDC shall promptly notify Chiron in the event that it becomes aware of any claim alleging that the manufacture, use or sale of any CDC HCV/HIV Probe Product infringes any third party patent or intellectual property rights. Chiron shall promptly notify CDC in the event that it becomes aware of any claim alleging that the manufacture, use or sale of any Licensed Chiron Product utilizing any CDC Patents relating to bDNA infringes any third party patent or intellectual property right. Pursuant to Section 9.1, the party manufacturing or selling the product in question (the "Product Owning Party") shall be responsible for the defense of such claim, at its sole cost, except as provided herein. Chiron, in its sole discretion, shall have the exclusive right (but not the obligation) to assume and solely manage the defense of any such claim, at Chiron's expense, to the extent that such claim relates to specific HCV or HIV nucleotide sequences, or the defense of such claim relates to activities or intellectual property of Chiron. CDC shall have the exclusive right (but not the obligation) to assume and solely manage the defense of any such claim, at CDC's expense, to the extent such claim relates to bDNA technology, or the defense of such claim relates to activities or intellectual property of CDC. If the other party elects to exercise such right with respect to any such defense, the Product Owning Party shall take all appropriate and necessary actions to assist the other party in such defense. If the other party elects not to assume control of such defense, the Product Owning Party shall nonetheless keep the other party fully and promptly informed with respect thereto, including provision of notice of all discovery relating to the other party's activities or intellectual property, and copies of all documents and deposition records with respect thereto. Nothing in Section 6.3 shall limit in any way the Product Owning Party's obligations under Section 9.1 with respect to such claim, including without limitation the Product Owning Party's obligation to indemnify the other party and the other party's Affiliates against any damages or other liabilities arising from any such action.

       6.4    INFRINGEMENT BY THIRD PARTIES.

              6.4.1 Each party shall notify the other if it becomes aware of infringement by third parties of any patent rights licensed hereunder, (other than Chiron Sublicensable Patents or CDC Sublicensable Patents) if such infringement is within the field of uses licensed to such party under this Agreement. The patent owning party shall have the exclusive right to take action against such infringement in its sole discretion, subject to this Section 6.4.

              6.4.2 In the event that a third party is engaged in the sale of Probe IVD Products which infringe the Chiron HCV/HIV Patents (other than a Chiron Sublicensable Patent), the parties shall meet and confer, and negotiate in good faith regarding patent enforcement or licensing strategy, recognizing that (i) Chiron will control any litigation with respect to such patent enforcement, and (ii) that each party will have an interest in any settlement of such infringement involving a license under the Chiron HCV/HIV Patents which is not specifically authorized under Section 2.1.1 or 2.1.3.

              In general, the parties intend to utilize licensing solutions to the extent such licenses can be structured to fairly protect the economic interests of the parties. If, however, the parties agree to pursue legal action, the parties shall also agree upon a reasonable allocation of both litigation costs and recoveries.

              6.4.3 In the event that (i) the parties fail to reach agreement pursuant to Section 6.4.2; and (ii) the infringing product sold by the third party in a country is "substantially competitive" with a CDC HCV/HIV Probe Product directed to HCV which is then sold by CDC, a CDC Affiliate, an Authorized Distributor or a CDC sublicensee in the same country (an "Affected CDC Product"); and (iii) CDC has notified Chiron pursuant to Section 6.4.1 of an Affected CDC Product in [CONFIDENTIAL TREATMENT REQUESTED] (the "6.4.1.Notice"), then the provisions of this Section 6.4.3 shall apply. For this purpose, a third party infringing product shall be considered "substantially competitive" in a country if it achieves a market share in at least [CONFIDENTIAL TREATMENT REQUESTED] of the market for Probe IVD Products directed to HCV in such country. For this purpose, "Major Country" shall mean the United States, Germany, the United Kingdom or Japan.

                     (a)  If either (i) the 6.4.1 Notice identified an
Affected CDC Product in the United States, and Chiron fails to institute legal action in the United States within [CONFIDENTIAL TREATMENT REQUESTED] following receipt by Chiron of the 6.4.1 Notice and the infringement is not otherwise abated, or (ii) the 6.4.1 Notice identified an Affected CDC Product in a Major Country other than the United States, and Chiron fails to institute legal action against the infringing party in at least one of the United States, The Netherlands, Germany, the United Kingdom or Japan, within [CONFIDENTIAL TREATMENT REQUESTED] following receipt by Chiron of the 6.4.1. Notice, and the infringement is not otherwise abated; then CDC or its sublicensee shall be relieved of the obligation to pay that portion of Earned Royalties set forth in Section 6.4.3(b), and [CONFIDENTIAL TREATMENT REQUESTED], with respect to Affected CDC Products until such time as Chiron institutes such legal action as described in this Section 6.4.3 (a).

                     (b) If Chiron has not instituted such legal action at the end of such [CONFIDENTIAL TREATMENT REQUESTED] period and the infringement is not otherwise abated, the Earned Royalties with respect to the Affected CDC Products shall be reduced by [CONFIDENTIAL TREATMENT REQUESTED]. If, at the end of each [CONFIDENTIAL TREATMENT REQUESTED] thereafter, Chiron has not instituted such legal action and the infringement is not otherwise abated, such Earned Royalties shall be reduced by an additional [CONFIDENTIAL TREATMENT REQUESTED] of the original Earned Royalties, such that if the legal action has not commenced and the infringement is not otherwise abated by the end of the [CONFIDENTIAL TREATMENT REQUESTED] from receipt by Chiron of the 6.4.1 Notice, [CONFIDENTIAL TREATMENT REQUESTED] shall be payable hereunder with respect to the Affected CDC Products.

                     (c) The obligations to pay Earned Royalties and Minimum Royalties shall be reinstated on a prospective basis at such time as CDC receives written notice of the institution of legal action in accordance with
Section 6.4.3 (a) or the infringement is otherwise abated, all subject to
Section 6.4.3 (d).

                     (d) If legal action as described in Section 6.4.3 (a) has not been instituted and the infringement is not otherwise abated for more than [CONFIDENTIAL TREATMENT REQUESTED] following receipt by Chiron of the 6.4.1 Notice, and if, as a result of the infringement, sales of the Affected CDC Product in a Major Country by CDC, its Affiliate, sublicensee or Authorized Distributor have declined by [CONFIDENTIAL TREATMENT REQUESTED] or more during the preceding [CONFIDENTIAL TREATMENT REQUESTED] period, then upon reinstatement of Earned Royalties and Minimum Royalties pursuant to Section 6.4.3 (c), the parties shall meet and confer regarding possible adjustments to the Earned Royalties and Minimum Royalties for the Affected CDC Product in view of such degradation of the market. The parties will discuss possible rate reductions, as well as a plan for reinstating the original economic expectations of the parties. It is expected that any agreed upon reduction of Earned Royalties or Minimum Royalties will be phased out over time, so as to return to the Earned Royalties and Minimum Royalties set forth in Exhibit A. If the parties fail to reach agreement on any such adjustment, the matter shall be submitted for resolution pursuant to Article 10, except that in the event of arbitration, each party shall submit to the neutral a proposal with respect to adjustments pursuant to this Section 6.4.3(d). The neutral shall be empowered to choose one proposal or the other, but shall not be empowered to order any such adjustment other than as proposed by one of the parties.

              6.4.4 CDC and its sublicensees shall cooperate with Chiron in connection with any legal action brought hereunder. Any recovery by Chiron in any such legal action shall first be applied to reimburse all costs incurred by Chiron or CDC in connection with such action, and the remainder shall be allocated between the parties as agreed pursuant to Section 6.4.2; or, if no agreement has been reached, the remainder shall be retained by Chiron.

7.     TERM, TERMINATION

       7.1 TERM. This Agreement shall be effective as of the Effective Date, and shall remain in force until the expiration of the last to expire of the Licensed Chiron Patents and the CDC Patents (provided, however, that no royalties shall be payable only with respect to CDC HCV/HIV Probe Products unless the manufacture, use or sale of which would, in the absence of a license, constitute an infringement of a Valid Claim of Chiron HCV/HIV Patents).

       7.2 EARLY TERMINATION. Either party may terminate the licenses granted hereunder to the other party, without affecting the licenses granted to the terminating party, in the following events:

              (a) If the other party materially breaches this Agreement and has failed to cure or demonstrate the nonexistence of the breach within 60 days after receipt of a written notice and demand to cure such breach; or

              (b) If the other party files in any court or agency pursuant to any bankruptcy or insolvency law a petition in bankruptcy or insolvency or for reorganization or similar arrangement or for the appointment of a receiver or trustee of such party or its assets; if the other party is served with an involuntary petition against it in any insolvency proceeding, upon the ninety-first (91st) day after such service if such involuntary petition has not previously been stayed or dismissed; or if the other party makes an assignment for the benefit of its creditors. All licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the U.S. Bankruptcy Code. The parties agree that the licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by such licensee of its preexisting obligations under this Agreement.

       7.3 VOLUNTARY TERMINATION. CDC shall have the right to voluntarily terminate all, but not less than all, rights and licenses granted to CDC or its Affiliates under this Agreement, during the three years following the Effective Date, on not less than six months prior written notice to Chiron. No such termination shall affect any rights or licenses granted to Chiron or its Affiliates hereunder.

       7.4 SURVIVAL. The following provisions of this Agreement shall survive expiration or termination of this Agreement, together with all obligations accrued prior to such expiration or termination: Article 1, Section 2.8, Section 3.4, Section 3.5, Section 5.1, Section 6.3, any agreement reached pursuant to Section 6.4.2, this Section 7.4, Article 8, Article 9, and Article 10.

8.     CONFIDENTIAL INFORMATION

       From time to time during the term of this Agreement, Chiron and CDC may provide to each other information concerning patents, patent applications, license agreements and other confidential or proprietary information related to this Agreement (the "Information"). Each party receiving the Information (the "Receiving Party") shall during the term of this Agreement and for a period of three years after termination hereof: (i) maintain the Information in confidence, (ii) not disclose the Information to any third party, other than employees, agents or consultants of the Receiving Party or its Affiliates or sublicensees who have a need to know the Information and who are bound by confidentiality obligations to the Receiving Party not less restrictive than those contained herein and (iii) not use the Information for any purpose not directly related to performance or otherwise authorized under this Agreement. The obligations of this Article 8 shall not apply to any Information which is or which becomes generally known to the public by publication or by means other than a breach of a duty by the Receiving Party; or which is otherwise known by the Receiving Party at the time of disclosure by the other party; or which otherwise becomes available to the Receiving Party from a third party not in breach of confidentiality obligations to the other party; or which is developed by the Receiving Party independent of any disclosure from the other party. The Receiving Party shall also be permitted to make disclosures of Information which are reasonably necessary in connection with a possible grant of a permitted sublicense by the Receiving Party or in due diligence related to a possible acquisition, merger, consolidation, substantial asset transfer, or similar transaction of the Receiving Party, provided that the recipient is bound to the Receiving Party by confidentiality obligations with respect to the Confidential Information no less restrictive than those set forth herein. Nothing herein shall prevent the Receiving Party from making such disclosures of Information as are reasonably required by law, regulation, or order of any court or governmental agency, provided that the Receiving Party has provided reasonable advance notice to allow the disclosing party the opportunity to seek a protective order or otherwise contest, prevent or limit such disclosure. Upon termination of this Agreement for any reason, the Receiving Party shall return, or at the option of the disclosing party, certify destruction of, all Information and copies thereof; provided that the Receiving Party may retain one copy thereof in its law department files solely for evidentiary and regulatory purposes.

9.     INDEMNIFICATION

       9.1 MUTUAL INDEMNITIES. Chiron shall indemnify, defend and hold harmless CDC and its Affiliates and their officers, directors, shareholders, employees, representatives and agents, against any claim, demand, loss, damage or injury, including reasonable attorneys' fees, arising from, relating to, or otherwise in respect of the manufacture, use or sale of Licensed Chiron Products, provided, however, that such indemnity shall not extend to damages arising directly from any breach or willful or negligent act of CDC or its Affiliates. CDC shall indemnify, defend and hold harmless Chiron and its Affiliates and their officers, directors, shareholders, employees, representatives and agents, against any claim, demand, loss, damage or injury, including reasonable attorneys' fees, arising from, relating to or otherwise in respect of the manufacture, use or sale of Licensed CDC Products, provided, however, that such indemnity shall not extend to damages arising directly from any breach or willful or negligent act of Chiron or its Affiliates.

       9.2 INDEMNIFICATION PROCEDURES. A party claiming indemnification pursuant to Section 9.1 (the "indemnified party") shall promptly notify the other party (the "indemnifying party") in writing upon becoming aware of any claim to which such indemnification may apply. Delay in providing such notice shall constitute a waiver of the indemnifying party's indemnity obligations hereunder if, and only if, the indemnifying party's ability to defend such claim is materially impaired thereby. The indemnifying party shall have the right to assume and control the defense of the claim at its own expense. If the right to assume and have sole control of the defense is exercised, the indemnified party shall have the right to participate in, but not to control, such defense at its own expense, and the indemnifying party's indemnity obligations shall be deemed not to include attorneys' fees and litigation expenses incurred by indemnified party after the assumption of the defense by indemnifying party. If the indemnifying party does not assume the defense of the claim, the indemnified party may defend the claim at the indemnifying party's expense. The indemnified party will not settle or compromise the claim without the prior written consent of indemnifying party, and the indemnifying party will not settle or compromise the claim in any manner which would have an adverse effect on the indemnified party without the consent of the indemnified party, which consent, in each case, will not be unreasonably withheld. The indemnified party shall reasonably cooperate with the indemnifying party and will make available to indemnifying party all pertinent information under the control of the indemnified party, all at the expense of the indemnifying party.

10.    ALTERNATIVE DISPUTE RESOLUTION

       10.1 The parties recognize that bona fide disputes as to certain matters may arise from time to time. In the event of the occurrence of such a dispute, either party may, by written notice to the other party, have such dispute referred to the respective Presidents of Chiron and CDC or their successors, for attempted resolution by good faith negotiations within 30 days after such notice is received. In the event that such designated officers are not able to resolve the referred dispute within the 30-day period, either party may invoke the provisions of Section 10.2.

       10.2 Any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement shall be settled by binding Alternative Dispute Resolution ("ADR") in the manner described below:

              10.2.1 If a party intends to begin an ADR to resolve a dispute, that party shall provide written notice (the "ADR Request") to counsel for the other party informing the other party of its intention and the issues to be resolved. From the date of the ADR Request and until such time as any matter has been finally settled by ADR, the running of the time periods contained in
Section 7.2 as to which a party must cure a breach of this Agreement shall be suspended as to the subject matter of the dispute.

              10.2.2 Within 10 business days after the receipt of the ADR Request, the other party may, by written notice to the counsel for the party initiating ADR, add additional issues to be resolved. Within 20 business days following the receipt of the ADR Request a neutral shall be selected by the then-President of the Center for Public Resources ("CPR"), 680 Fifth Ave., New York, New York 10019. The neutral shall be an individual who shall preside in resolution of any disputes between the parties. The neutral selected shall be a member of the Judicial Panel of the CPR and shall not be an employee, director or shareholder of any party or of an Affiliate of any party and shall agree to comply with the time deadlines imposed by this Section 10.2 and such extension of times as the parties may agree upon. Any party shall have 10 business days from the date the neutral is selected to object in good faith to the selection of that person. If any party makes such an objection, the then-President of the CPR shall, as soon as possible thereafter, elect another neutral under the same conditions set forth above. This second selection shall be final.

              10.2.3 No later than 90 business days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties and shall render the award as expeditiously thereafter as possible but in no event more than 60 days after the close of hearings, except in an extraordinary situation where such time limitation would deprive either party of procedural due process. In making the award the neutral shall rule on each disputed issue and shall adopt in whole or in part the proposed ruling of one of the parties on each disputed issue. Such ruling and award shall be in writing, and shall set forth the reasons therefor.

              10.2.4 The parties intend that discovery, although permitted as described below, will be limited except in exceptional circumstances, as determined by the neutral. The neutral shall permit limited discovery as necessary for an understanding of any legitimate issue raised in the ADR, including the production of documents. Each party shall be permitted but not required to take the deposition of not more than five persons, and each such deposition shall not exceed six hours in length. If the neutral believes that exceptional circumstances exist, and additional discovery is necessary for a full and fair resolution of the issues, additional discovery as the neutral deems necessary may be ordered. At the hearing the parties may present testimony (either by live witness or deposition) and documentary evidence. The hearing shall be held at such place as is agreed upon by the parties or if they are unable to agree at a place designated by the neutral. Each party shall have the right to be represented by counsel. The neutral shall have sole discretion with regard to the admissibility of any evidence and all other matters relating to the conduct of the hearing. The neutral shall in rendering a decision, apply the substantive law of New York without giving effect to any rules or laws relating to arbitration, and shall attempt to resolve any dispute based upon the terms of this Agreement as written. The decision of the neutral shall be final and not appealable, except in cases of fraud or bad faith on the part of the neutral or any party to the ADR proceeding in connection with the conduct of such proceedings.

              10.2.5 At least 15 business days prior to the date set for the hearing, each party shall submit to the other party and the neutral a list of all documents on which the party intends to rely in any oral or written presentation to the neutral and a list of all witnesses, if any, the party intends to call at the hearing together with a brief summary of each witness' expected testimony. At least five business days prior to the hearing, each party must submit to the neutral and serve on the other party a proposed ruling on each issue to be resolved. The document containing the proposed rulings shall be limited to the proposed rulings, and shall contain no argument or analysis of the facts or issues, and shall be limited to not more than 50 pages. No more than five business days following the close of hearings, the parties may each submit post hearing briefs to the neutral addressing the evidence and issues to be resolved. The post-hearing briefs shall not be more than 30 pages.

       10.3 The neutral shall determine the proportion in which the parties shall pay the costs and fees of the ADR. Unless otherwise determined by the neutral, each party shall pay its own costs (including, without limitation, attorneys' fees) and expenses in connection with such ADR.

       10.4 The ADR proceeding shall be confidential, and the neutral shall issue appropriate protective orders to safeguard each parties' Information. Except as required by law, no party shall make (or instruct the neutral to make) any public announcement with respect to the proceedings or decision of the neutral without the prior written consent of each other party. The existence of any dispute submitted to ADR, and the award of the neutral, shall be kept in confidence by the parties and the neutral, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

       10.5 Any judgment upon the award rendered by the neutral may be entered in any court having jurisdiction thereof.

       10.6 Nothing in this Article 10 shall be deemed to preclude a party from bringing suit against the other party in a court of competent jurisdiction to enforce, or enjoin infringement of, such party's intellectual property rights.

11.    MISCELLANEOUS

       11.1 PROVISIONS CONTRARY TO LAW. In performing this Agreement, the parties shall comply with all applicable laws. Nothing in this Agreement shall be construed so as to require the violation of any law, and wherever there is any conflict between any provision of this Agreement and any law the law shall prevail, but in such event the affected provision of this Agreement shall be adjusted only to the extent necessary to bring it within the applicable law, provided that such adjustment shall be consistent with the intent of the parties, as evidenced by this Agreement as a whole.

       11.2 NOTICES. Any notice, report, demand or other communication required or permitted to be given under this Agreement shall be in writing in English, and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail with return receipt requested, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied or, if mailed, on the date shown on the return receipt, as follows (unless changed by notice so given):

              (i)    For Chiron:
                     Chiron Corporation
                     4560 Horton Street
                     Emeryville, California
                     U.S.A.
                     Telefax:  (510) 923-3177
                     Attn:  President
                     cc:  General Counsel
                     Telefax:  (510) 654-5360

              (ii)   For CDC:
                     Chiron Diagnostics Corporation
                     333 Coney Street
                     East Walpole, Massachusetts  02032-1597
                     Telefax:  (508) 660-8100
                     Attn:  President

              in each case, with a copy to Purchaser:

                     Bayer Corporation
                     Business Group Diagnostics
                     511 Benedict Avenue
                     Tarrytown, New York  10591-5097
                     Telefax:  (914) 524-3594
                     Attn:  Division Counsel

       11.3 FORCE MAJEURE. Neither party to this Agreement shall be liable for delay or failure in the performance of any of its obligations, other than an obligation to make payments to the other party hereunder, if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war, civil unrest or intervention of any governmental authority, but any such delay or failure shall be remedied by such party as soon as is reasonably possible.

       11.4 USE OF NAMES. Except as provided in the Stock Purchase Agreement and the other Ancillary Agreements, no party shall use the name of the other in any promotional communications or advertising, without the prior written consent of the party whose name is used.

       11.5   ASSIGNMENT

              11.5.1 Chiron may assign its rights as a licensee of any CDC Patent or CDC Know-How under this Agreement to any Affiliate of Chiron or any successor in interest to all or substantially all of that part of Chiron's business to which such CDC Patent or CDC Know-How relates; and Chiron may assign its rights as a licensor hereunder in whole or in part to any successor in interest to some or all of Licensed Chiron Patents or Chiron IVD Know-How, as applicable. CDC may assign its rights as a licensee of any Licensed Chiron Patent or Chiron IVD Know-How under this Agreement to any Affiliate of CDC or any successor in interest to all or substantially all of that part of CDC's business to which such Licensed Chiron Patent or Chiron IVD Know-How relates; and CDC may assign its rights as a licensor hereunder in whole or in part to any successor in interest to some or all of CDC Patents or the CDC Know-How, as applicable.

              11.5.2 Except as set forth in this Section 11.5, no party shall have the right or power to assign its rights and obligations under this Agreement without the prior written consent of the other party hereto. This Agreement shall inure to the benefit of and be binding on the parties' permitted assigns and successors in interest. In the event of a transfer of any Licensed Chiron Patent, CDC Patent, CDC Know-How or Chiron IVD Know-How, the transferor shall make provisions for the continued enjoyment of the rights under such Licensed Chiron Patent, CDC Patent, CDC Know-How or Chiron IVD Know-How granted under this Agreement.

       11.6 NO THIRD-PARTY BENEFICIARIES. Except as set forth in Article 9, this Agreement is entered into solely for the benefit of the parties hereto and Purchaser, and the provisions of this Agreement shall be for the sole and exclusive benefit of such parties. Nothing herein contained will be deemed to create any third party beneficiaries or confer any benefit or rights on or to any person not a party hereto other than Purchaser, and no person not a party hereto shall be entitled to enforce any provisions hereof or exercise any rights hereunder or other than Purchaser.

       11.7 WAIVERS AND MODIFICATIONS. The failure of any party to insist on the performance of any obligation hereunder shall not act as a waiver of such obligation. No waiver, modification, release or amendment of any obligation under this Agreement shall be valid or effective unless in writing and signed by both parties hereto.

       11.8 CHOICE OF LAW. This Agreement is subject to and shall be construed and enforced in accordance with the laws of the State of New York.

       11.9 HEADINGS. The headings of the Sections of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

       11.10 ENTIRE AGREEMENT. This Agreement, together with the Stock Purchase Agreement, the other Ancillary Agreements and any agreement executed and delivered by the parties hereto concurrently herewith and the Exhibits attached hereto, constitutes the entire agreement between Chiron and CDC with respect to the subject matter hereof. There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein or therein. This Agreement, the Stock Purchase Agreement and the other Ancillary Agreements supersede all prior agreements between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

       11.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date(s) written below.

CHIRON CORPORATION                        CHIRON DIAGNOSTICS
                                          CORPORATION

By:                                       By:
   ---------------------------------          ---------------------------------

Name:                                     Name:
     -------------------------------           --------------------------------

Title:                                    Title:
      ------------------------------            -------------------------------

Date:                                     Date:
     -------------------------------           --------------------------------


Exhibits

A      Compensation to Chiron
       Attachment A-1: Summary of Adjustments to HCV Earned Royalties and Minimum Payments

                                     Exhibit A
                               COMPENSATION TO CHIRON

1.     EARNED ROYALTY.  In consideration of the licenses granted pursuant to
Section 2.1, CDC agrees to pay earned royalties as a percentage of Net Sales of CDC HCV/HIV Probe Products, as follows:

              [CONFIDENTIAL TREATMENT REQUESTED]

       (a)  Earned Royalties shall be adjusted [CONFIDENTIAL TREATMENT
REQUESTED].

       (b) Earned Royalties shall be payable quarterly commencing with the first full or partial calendar quarter following the Effective Date, within sixty (60) days following the end of each calendar quarter, and shall be accompanied by a report pursuant to Section 3.4 of this Agreement.

2. MINIMUM ROYALTY. CDC agrees to pay Chiron a minimum patent royalty [CONFIDENTIAL TREATMENT REQUESTED] of CDC HCV/HIV Probe Products shipped which are directed to HCV ("Minimum Royalty"). Initially, such Minimum Royalties shall be as follows:

              [CONFIDENTIAL TREATMENT REQUESTED]

       (a) Minimum Royalties shall be determined on [CONFIDENTIAL TREATMENT REQUESTED], excluding those countries in which the Minimum Royalties are adjusted pursuant to Paragraph 2(b). Minimum Royalties in such countries shall be determined on a country by country, product by product basis. Minimum Royalties shall be adjusted, [CONFIDENTIAL TREATMENT REQUESTED].

       (b) At the request of Purchaser, the parties agree to meet and reasonably consider adjustment to the Minimum Royalty with respect to any CDC HCV/HIV Probe Product in any country in the event that action by a governmental pricing or reimbursement authority or other governmental agency results in a requirement that CDC sell such CDC HCV/HIV Probe Product at a price below [CONFIDENTIAL TREATMENT REQUESTED] for such product in such country, provided that no adjustment shall be made to the Minimum Royalty unless mutually agreed or determined pursuant to the last sentence of this Paragraph 3 (b). The parties intend that adjustments be made to cause the Minimum Royalty with respect to the affected CDC HCV/HIV Probe Product in the affected country to be consistent with the economic expectations of the parties hereunder to the greatest extent possible, and to bear a similar relationship to the mandated maximum pricing of the product as is borne by the Minimum Royalties specified in Paragraph 2. If the parties are unable to agree on an adjustment mechanism, the matter shall be submitted for resolution under Article 10, except that any arbitration shall be conducted in the same manner as is set forth in Section
6.4.3 (d).

       (c) Minimum Royalties shall be payable quarterly commencing with the first full or partial calendar quarter following the Effective Date, within sixty (60) days following the end of each calendar quarter, shall be accompanied by a report pursuant to Section 3.4, and shall be fully creditable against Earned Royalties payable pursuant to Paragraph 1 above for the same calendar quarter.

3. MOST FAVORED LICENSEE. In the event that Chiron grants any license to any third party under the Chiron HCV/HIV Patents for any Probe IVD Product pursuant to Section 2.1.3, Chiron agrees to give written notice to CDC of its intent to grant such license, without specifying the identity of the potential licensee, at least [CONFIDENTIAL TREATMENT REQUESTED] prior to the effective date of such license. Chiron further agrees to give written notice to CDC of the granting of any such additional license [CONFIDENTIAL TREATMENT REQUESTED] following the effective date thereof, which notice shall identify [CONFIDENTIAL TREATMENT REQUESTED].

       (a) In the event that Chiron grants [CONFIDENTIAL TREATMENT REQUESTED] pursuant to Section 2.1.3(a), and subject to paragraph 3(c), the [CONFIDENTIAL TREATMENT REQUESTED] hereunder with respect CDC HCV/HIV Probe Products directed to HCV shall [CONFIDENTIAL TREATMENT REQUESTED], and the [CONFIDENTIAL TREATMENT REQUESTED] with respect to CDC HCV/HIV Probe Products directed to HIV shall [CONFIDENTIAL TREATMENT REQUESTED], each on a product-by-product basis, without action by CDC, [CONFIDENTIAL TREATMENT REQUESTED]. With respect to CDC HCV/HIV Probe Products directed to HCV, in determining the [CONFIDENTIAL TREATMENT REQUESTED]. Such [CONFIDENTIAL TREATMENT REQUESTED] shall be effective prospectively from the later of the date of execution of the third party license or the date on which the third party earned royalties and minimum royalties become effective. The foregoing [CONFIDENTIAL TREATMENT REQUESTED] shall be made on a [CONFIDENTIAL TREATMENT REQUESTED] if [CONFIDENTIAL TREATMENT REQUESTED] third party license [CONFIDENTIAL TREATMENT REQUESTED] granted by Chiron are [CONFIDENTIAL TREATMENT REQUESTED]. Otherwise, Paragraph 3(b) shall apply.

       (b) In the event that Chiron elects to grant [CONFIDENTIAL TREATMENT REQUESTED] with respect to HCV or HIV pursuant to Section 2.1.3(b), the following provisions shall apply in lieu of Paragraph 3(a) with respect to such [CONFIDENTIAL TREATMENT REQUESTED]. Subject to Paragraph 3(c), the [CONFIDENTIAL TREATMENT REQUESTED] hereunder with respect to CDC HCV/HIV Probe Products directed to HCV and sold [CONFIDENTIAL TREATMENT REQUESTED] shall [CONFIDENTIAL TREATMENT REQUESTED], and the [CONFIDENTIAL TREATMENT REQUESTED] with respect to CDC HCV/HIV Probe Products directed to HIV and sold [CONFIDENTIAL TREATMENT REQUESTED] shall be [CONFIDENTIAL TREATMENT REQUESTED], each on a product by product basis, without action by CDC, to [CONFIDENTIAL TREATMENT REQUESTED].

       (c) In no event shall [CONFIDENTIAL TREATMENT REQUESTED] made pursuant to Paragraph 3(a) or 3(b) result in [CONFIDENTIAL TREATMENT REQUESTED]. For the avoidance of doubt, Attachment A-1 describes the application of Paragraphs 3(a),
(b) and (c) in various licensing situations.

       (d) [CONFIDENTIAL TREATMENT REQUESTED] as specified in Paragraph 3(a) or 3(b) will be made only if the patent portfolio licensed to the third party with respect to HCV does not contain any patents or patent applications which are owned by Chiron, or licensed to Chiron with right to sublicense, and which are not Chiron HCV/HIV Patents. If additional HCV patents or patent applications are offered to the third party, either (i) Chiron will offer to include such patents or patent applications within the Chiron HCV/HIV Patents on the terms set forth in this Agreement [CONFIDENTIAL TREATMENT REQUESTED], or
(ii) [CONFIDENTIAL TREATMENT REQUESTED] specified in Paragraph 3(a) or 3(b) will not be made.

       (e) In addition, if [CONFIDENTIAL TREATMENT REQUESTED] the third party referenced in Paragraph 3(a), taken as a whole, are more favorable to the licensee than the corresponding terms of this Agreement, CDC shall have the right to substitute, on a prospective basis, all, but not less than all, of such terms for the corresponding terms of this Agreement, by giving written notice to Chiron within thirty (30) days following receiving notice of such license terms. Such substituted terms shall become effective upon Chiron's receipt of the written notice from CDC accepting such terms.

       (f) CDC shall remain liable hereunder for all amounts payable to Chiron under the original terms of this Agreement with respect to all product sales prior to the effective date of [CONFIDENTIAL TREATMENT REQUESTED] terms pursuant to Paragraph 2 (b) or Paragraph 3 (a), (b) or (d) above.

4. SINGLE ROYALTY PER PRODUCT. Only one Earned Royalty and Minimum Royalty shall be due with respect to a sale of any CDC HCV/HIV Probe Product, irrespective of the number of patents or Valid Claims in the Licensed Chiron Patents covering such product, and such Earned Royalty and Minimum Royalty shall be those applicable to HCV if such product is covered by Valid Claim in the Licensed Chiron Patents directed to both HCV and HIV.

                                   Attachment A-1

Application of Adjustments to HCV and HIV Earned Royalties and Minimum Royalties

[CONFIDENTIAL TREATMENT REQUESTED]

EXAMPLE OF HCV ROYALTY CALCULATION

[CONFIDENTIAL TREATMENT REQUESTED]

                                      EXHIBIT C

                                       RESERVED

                                                                       EXHIBIT D

                              NON-COMPETITION AGREEMENT

     THIS NON-COMPETITION AGREEMENT (this "Agreement"), is made and entered into as of the ___ day of ____________, 199__, between Chiron Corporation, a Delaware corporation ("Chiron") and Bayer Corporation (the "Purchaser").

                                       RECITALS

     A. Chiron and the Purchaser have entered into a Stock Purchase Agreement, dated as of September 17, 1998 (the "Stock Purchase Agreement"), pursuant to which Chiron has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from Chiron, all the outstanding shares of common stock of Chiron Diagnostics Corporation, a Delaware corporation (the "Company").

     B. In connection with the transactions contemplated by the Stock Purchase Agreement, Chiron and the Purchaser are each willing to enter into certain covenants to the other regarding their respective activities, all as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Chiron and the Purchaser agree as follows:

1.   DEFINED TERMS.

     1.1 For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     "Affiliate" shall mean an entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, a specified entity. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any entity, means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that entity, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of at least fifty percent (50%) of the voting securities of that entity.

     Notwithstanding anything to the contrary contained herein, "Affiliate" shall not include, in the case of Chiron, Novartis AG or any Affiliate of Novartis AG (other than Chiron and any of its direct or indirect subsidiaries).

     "bDNA Patents" means the patents and patent applications listed on Schedule
1.1 hereto.

     "bDNA Enabled IVD Product" means any IVD Product which is developed using bDNA Products, but shall not include any bDNA Product.

     "bDNA Product" means any product, the manufacture, use or sale of which would infringe a Valid Claim in the bDNA Patents.

     "Informatics" means researching, developing, manufacturing, using and marketing information technologies for the health care industry.

     "Non-compete Period" means the period from and after the Closing Date to the third anniversary of the Closing Date.

     "Right of First Refusal Period" means the period from and after the Closing Date to the fourth anniversary of the Closing Date.

     "Third Party" means, with respect to Chiron or the Purchaser, any Person that is not an Affiliate of Chiron or the Purchaser, as the case may be.

     "Valid Claim" shall mean a claim in any issued, active, unexpired bDNA Patent which has not been withdrawn, cancelled, lapsed or disclaimed, or held unpatentable, invalid or unenforceable by a non-appealed or nonappealable decision by a court or other appropriate body of competent jurisdiction. The scope of a Valid Claim shall be limited to its terms as defined by any such court or decision-making body of competent jurisdiction.

     1.2 Unless otherwise defined herein, each capitalized term used herein shall have the meaning given to it in the Stock Purchase Agreement.

2.   NON-COMPETITION BY CHIRON AND ITS AFFILIATES.

     2.1 NON-COMPETE. During the Non-compete Period, Chiron shall not, and shall cause each of its Affiliates not to, directly or indirectly (a) engage in manufacturing or selling In Vitro Diagnostics products, (b) solicit any customer or prospective customer of the Business to purchase any products then sold by the Business from anyone other than the Purchaser or its Affiliates, or (c) assist any Third Party in any way to do, or attempt to do, anything prohibited by (a) or (b) above, in each case within any of the geographic areas in which the Purchaser or any of its Affiliates then engages in or conducts the Business, except as explicitly set forth in this Agreement.

     2.2 NON-SOLICITATION. For a period of eighteen months from the Closing Date, Chiron shall not, and shall cause each of its Affiliates not to, directly or indirectly recruit or solicit any person then employed by the Company or any
Subsidiary for employment with Chiron or any of its Affiliates.   For a period
of eighteen months from the Closing Date, Chiron shall not, and shall cause each of its Affiliates not to, hire any person then employed by the Company or any Subsidiary who had been an employee of the Business as of the Closing Date.

     2.3 CERTAIN PERMITTED ACTIVITIES. Notwithstanding anything to the contrary, the restrictions set forth in this Agreement shall not prevent Chiron or any of its Affiliates from engaging in or conducting any of the following activities or businesses:

     (a)  Blood Screening;

     (b) any activities or business within the scope of the Chiron/Ortho Joint Business;

     (c)  Informatics;

     (d)  Vaccines/Therapeutics;

     (e)  Therametrics; and

     (f) subject to Section 3.4 and the Cross-License Agreement, licensing patents, patent applications and know-how owned or controlled by Chiron or any of its Affiliates to Third Parties for use in any field, including products for use in In Vitro Diagnostics.

3.   RESEARCH AND DEVELOPMENT.

     3.1 GENERAL. Subject to the provisions of this Section 3, the restrictions set forth in this Agreement shall not prevent Chiron or any of its Affiliates from engaging in any research and development activities relating to any subject matter, including, without limitation, research and development directly or indirectly relating to In Vitro Diagnostics products.

     3.2 DEVELOPMENT ACTIVITIES. During the Non-compete Period, without the Purchaser' s prior written consent, neither Chiron nor any of its Affiliates shall directly or indirectly engage in any development activities relating to In Vitro Diagnostics products, which development activities include or would require a submission to the FDA if conducted in the United States.

     3.3  bDNA PRODUCTS.

          (a) It is understood that, except as expressly set forth in the Cross-License Agreement, neither Chiron nor any of its Affiliates is licensed under the Cross-License Agreement or otherwise to make, use or sell any In Vitro Diagnostic product which is a bDNA Product (a "bDNA IVD Product").

          (b) As set forth in the Cross-License Agreement, Chiron and its Affiliates have an option to obtain from the Purchaser or its Affiliates a non-exclusive license under the bDNA Patents on commercially reasonable terms to make, have made, use and sell Research Tools (as defined in the Cross-License Agreement).

     3.4 bDNA ENABLED IVD PRODUCTS. During the Right of First Refusal Period, neither Chiron nor any of its Affiliates shall sell or license any bDNA Enabled IVD Product without first complying with the provisions of this Section 3.4. Chiron shall provide written notice to the Purchaser of Chiron's intention to sell or license a bDNA Enabled IVD Product. In the event that the Purchaser wishes to sell or license such product, the parties shall negotiate in good faith for a period of three months with respect to a possible agreement. In the event the parties are not able to reach agreement during such three month period, Chiron shall makes its last best offer to the Purchaser. Purchaser shall have 30 days within which to accept or reject such last best offer. If such last best offer is not accepted by the Purchaser, Chiron shall have the right, for a period of nine months from the date of rejection of such last best offer by the Purchaser, to enter into such an agreement with a Third Party with respect to such bDNA Enabled IVD Product, provided that the terms of such agreement are no more favorable to such Third Party than the terms contained in the Chiron's last best offer. In the event that Chiron does not enter into an agreement with a Third Party within such nine month period, the Purchaser's right of first refusal as set forth in this Section 3.4 shall be reinstated.

4.   RELATIONSHIP WITH NOVARTIS; ASSIGNMENT.

     4.1 During the Non-compete Period, Chiron shall not enter into any arrangement with Novartis AG or any of its Affiliates (other than Chiron and its Affiliates) pursuant to which Chiron enables Novartis AG or any such Affiliates to engage in any of the activities in which Chiron and each of its Affiliates are not permitted to engage under this Agreement.

     4.2 Except as expressly set forth herein, neither party may assign its rights or obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other party.

     4.3 The Purchaser may assign (a) any of its rights hereunder to any Affiliate of the Purchaser for so long as such assignee remains an Affiliate; or
(b) all of its rights and obligations hereunder to one or more Third Parties in connection with the sale of all or substantially all of the assets of any of the Included Businesses, provided in each case that (i) no assignment shall limit or affect the assignor's obligations hereunder; (ii) such transferee shall be bound by the terms and conditions of this Agreement as though it were a party hereto; and (iii) the Purchaser may not assign any of its rights under Section 3.4 above, except in connection with the sale of all or substantially all of the assets of the NAD Business.

     4.4 Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each of Chiron and the Purchaser and their respective Affiliates, successors and assigns.

5.   MISCELLANEOUS.

     5.1 Chiron acknowledges that the foregoing covenants by Chiron are essential elements of the transactions contemplated by this Agreement and by the Stock Purchase Agreement and that, but for Chiron's agreement to comply with such covenants, the Purchaser would not have agreed to enter into such transactions. Chiron has consulted with its counsel and has been advised in all respects concerning the reasonableness and propriety of such covenants.

     5.2 The parties hereto recognize that, because of the nature of the subject matter of this Agreement, it would be impractical and extremely difficult to determine the actual damages incurred by the Purchaser or any of its Affiliates in the event of a breach of the provisions of this Agreement and that any such breach or threatened breach would cause irreparable injury to the Purchaser and its Affiliates. Accordingly, the Purchaser and its Affiliates shall have the right to have the provisions of this Agreement specifically enforced by any court of competent jurisdiction, it being acknowledged and agreed by the Purchaser and Chiron that an injunction may be issued against Chiron or any of its Affiliates to stop or prevent any such breach or threatened breach.

     5.3 This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principals of such State.

     5.4 If any covenant or agreement contained herein, or any part hereof, is held to be unenforceable for any reason, the remainder of this Agreement shall be construed as if such provision or part thereof was not included herein; PROVIDED, THAT if the unenforceability of any such covenant or agreement is because of the breadth of its scope, the duration of such provision or the geographical area covered thereby, the parties agree that the court making such determination shall have the power to reduce the breadth of the scope or the duration and/or geographical area of such provision such that, in its reduced form, said provision shall then be enforceable.

     5.5 This Agreement, the Stock Purchase Agreement, and the other Ancillary Agreements constitute the entire understanding of the parties hereto with respect to the matters covered hereby and thereby.

     5.6 This Agreement may not be amended or modified except by the express written consent of the parties hereto. Any waiver by the parties of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof or of any other provision.

     5.7 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     5.8 All notices or other communications required or permitted hereunder shall be in writing and shall be made in accordance with Section 10.3 of the Stock Purchase Agreement.

     5.9 Each of the parties hereto hereby irrevocably submits in any legal action or proceeding relating to or arising out of this Agreement or any other document relating hereto or delivered in connection with the transactions contemplated hereby or thereby, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the United States District Court for the District of Delaware, and appellate courts thereof. Each of the parties hereto further (a) consents that any such action or proceeding may be brought in such court and irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue of any such action or proceeding in such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (b) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by U.S. registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address referred to in Section 5.8 or at such other address of which such party shall have given notice pursuant thereto; and (c) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

IN WITNESS WHEREOF, the parties hereby have executed this Agreement on the day and year first above written.

CHIRON CORPORATION


By: __________________________
       Name:
       Title:


BAYER CORPORATION


By: __________________________
       Name:
       Title:

                                                                    EXHIBIT E

                             TRADEMARK LICENSE AGREEMENT


     This TRADEMARK LICENSE AGREEMENT (this "Agreement") is made as of ______________, 1998 by and between Chiron Corporation, a Delaware corporation ("Chiron"), and Chiron Diagnostics Corporation, a Delaware corporation.


                                       RECITALS

A. Chiron is the owner of rights in the trademark, service mark, trade name and/or corporate name "CHIRON" in numerous countries throughout the world ("Chiron Mark").

B. As used herein, the term "CDC" shall include Chiron Diagnostics Corporation and the Subsidiaries. Chiron and CDC have entered into a Stock Purchase Agreement, dated September 17, 1998, with Bayer Corporation, an Indiana corporation ("Bayer"), pursuant to which Chiron has agreed, among other things, to sell all of the Stock to Bayer. As a result, following the Closing under the Stock Purchase Agreement, Chiron and CDC will no longer be affiliated.

C. The Chiron Mark is currently used by CDC and, pursuant to Section 4.5 of the Stock Purchase Agreement, Chiron, CDC and Bayer have agreed that CDC may continue to use the Chiron Mark for a limited time following the Closing under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.   Grant.

1.1 Chiron hereby grants to CDC, and CDC accepts, the royalty-free right and license to use the Chiron Mark solely (a) as affixed to products, labeling, packaging materials, or promotional materials for those products and services on which the Chiron Mark is used by CDC as of the Closing Date, and for such new uses of the Chiron Mark on products, labeling, packaging materials, or promotional materials which have been ordered as of the Closing Date and (b) as part of any trade name or corporate name used by CDC in connection with the Business as of the Closing Date.

1.2 CDC shall not have the right to expand its use of the Chiron Mark to (a) any products or services on which the Chiron Mark is not in use as of the Closing

     Date; (b) any other products or services of the same general type as the products or services on which the Chiron Mark is in use as of the Closing Date; (c) any product or service of any parent or affiliate of CDC (other than the Subsidiaries); (d) the name of any legal entity which does not use the Chiron Mark as part of its trade name or corporate name as of the Closing Date.

1.3 CDC's license to use the Chiron Mark shall be non-exclusive, and Chiron shall have the right to use and license others to use the Chiron Mark for any purpose whatsoever.

1.4 CDC is licensed to use the Chiron Mark only so long as the nature and quality of the products and services on which the Chiron Mark is used and the business practices of the businesses in whose trade names or corporate names the Chiron Mark is used, are the same as or exceed the quality levels for such products, services, and business practices in effect as of the Closing Date.

2.   Term.

2.1 CDC shall have the right to use the Chiron Mark for any particular product or service in any particular country until the later of:

     (a) the depletion of inventories existing or ordered as of the Closing Date of products, labeling, packaging materials, or promotional materials bearing the Chiron Mark for the particular product or service which are useable in that country; or

     (b) the date on which any requisite regulatory approvals are obtained in that country in connection with the removal of the Chiron Mark from product, labeling, packaging materials, or promotional materials for the particular product or service;

     provided that CDC's use of the Chiron Mark shall in no event continue longer than two years following the Closing Date. CDC shall use its commercially reasonable efforts to secure any such requisite regulatory approvals as promptly as practicable following the Closing Date. Regarding use of the Chiron Mark on products and services, the parties contemplate that CDC shall discontinue such use within each country on a product-by-product and service-by-service basis in accordance with this
     Section 2.1.

2.2 Regarding use of the Chiron Mark as part of any trade name or corporate name, CDC shall as soon as practicable after the Closing Date, change the names of the CDC entities to names which do not include the Chiron Mark by filing the appropriate documents with the national or other authorities and providing Chiron with copies of such documents. In no event shall CDC's use of the Chiron Mark as part of any trade name or corporate name continue longer than one year following the Closing Date.

2.3  This Agreement is not renewable.

3.   Rights and Duties.

3.1 Chiron and its agents have the right to inspect and evaluate, during regular business hours, any goods or services on which the Chiron Mark is used, without charge by CDC, to determine whether the quality control standards have been met.

3.2 Chiron has the right to review and approve any and all use of the Chiron Mark including, but not limited to, labeling, advertising, and promotional materials, prior to the use of such items and CDC agrees that it will not use any items that have been disapproved by Chiron; PROVIDED, HOWEVER, that Chiron's approval shall not be unreasonably withheld. Notwithstanding the foregoing, all such items in use by CDC as of the Closing Date are hereby approved by Chiron. All proposed uses shall be submitted by CDC to Chiron prior to use and shall be deemed approved if no response is received from Chiron within 15 working days after receipt by Chiron. Once a use has been approved by Chiron, it need not be resubmitted for approval before reuse.

3.3 Chiron has no obligation to obtain or maintain protection of the Chiron Mark in any country. In particular, Chiron has no obligation to file or prosecute trademark or service mark applications for, renew any registrations of, or defend any challenges to, the Chiron Mark.

4.   Rights and Duties of CDC.

4.1 CDC acknowledges that any and all rights and goodwill arising from use of the Chiron Mark by CDC shall inure exclusively to the benefit of Chiron. No monetary amounts shall be due to CDC as a result of the development of any goodwill in the Chiron Mark. CDC agrees that during the term of this Agreement and after the expiration or termination thereof, CDC shall not, directly or indirectly, contest or aid in contesting the validity or Chiron's ownership of the Chiron Mark or take any action whatsoever in derogation of Chiron's claimed rights therein.

4.2 CDC agrees to execute all documents reasonably requested by Chiron to obtain protection of the Chiron Mark or to maintain its continued validity or enforceability and to take no action that could reasonably be expected to jeopardize the validity, enforceability, or Chiron's ownership thereof.

4.3 CDC agrees to observe all such requirements with respect to trademark and service mark notices and the identification of Chiron as licensor of the Chiron Mark as Chiron may reasonably direct.

4.4 CDC agrees that it will not engage in any conduct that would reasonably be likely to result in injury to the reputation and goodwill associated with Chiron and the Chiron Mark.

4.5 CDC acknowledges that CDC's use of the Chiron Mark pursuant to this Agreement does not give CDC any ownership interest or other interest in or to the Chiron Mark.

5.   Litigation.

5.1 CDC shall promptly notify Chiron of any suspected infringement of, challenge to, or litigation involving the Chiron Mark.

5.2 Chiron has the sole and exclusive right, but not the obligation, to take action against uses by others that may constitute infringement of the Chiron Mark and CDC has no right whatsoever to take any such action.

5.3 Chiron has the sole and exclusive right, but not the obligation, to defend CDC against challenges to CDC's use of the Chiron Mark. Should Chiron decide not to defend CDC, Chiron has the right to require CDC to cease all use of the challenged Chiron Mark for the use at issue in the country at issue and CDC agrees to promptly discontinue all such use.

5.4 Should Chiron decide to proceed with any such action or defense, Chiron shall have the right to direct and control, in its sole discretion, any negotiation, administrative proceeding, or litigation involving the Chiron Mark, including any settlement thereof, at Chiron's expense.

5.5 In the event of any litigation relating to the Chiron Mark, CDC shall execute any and all documents and do such acts necessary to carry out such litigation as may reasonably be requested by Chiron including, but not limited to, becoming a nominal party to any legal action. Chiron agrees to reimburse CDC for all of CDC's out-of-pocket costs and expenses incurred in connection with doing such acts.

6.   Termination.

6.1 CDC shall be in default under this Agreement, and all rights granted herein shall automatically terminate without notice to CDC, if CDC attempts to transfer any interest in this Agreement other than as permitted in Section 7 of this Agreement.

6.2 Upon occurrence of any of the following events of default, Chiron may, at its option, terminate this Agreement and any or all rights granted hereunder, without affording CDC any opportunity to cure the default, effective immediately upon receipt of notice by CDC:

     (a) if CDC is convicted of any criminal activity, or is convicted of any other offense likely to have an adverse effect on the reputation of Chiron or the Chiron Mark;

     (b) if a danger to public health or safety results from the sale by CDC of goods and services bearing the Chiron Mark; or

     (c) if CDC, after curing a material default under this Agreement, commits the same material default again, whether or not cured after notice.

6.3 Except as otherwise provided in this Section 6, CDC shall have 30 days after receipt from Chiron of a written notice of default within which to cure the default to the satisfaction of Chiron and to provide Chiron with evidence that the default has been cured.

6.4 CDC acknowledges that use of the Chiron Mark in violation of this Agreement constitutes trademark or service mark infringement and unfair competition and is likely to result in irreparable harm to Chiron. Nothing contained in this Agreement shall prevent Chiron from seeking injunctive relief against conduct that is likely to cause Chiron loss or damage.

6.5 Upon expiration or termination of this Agreement, all rights granted to CDC herein shall terminate and CDC shall immediately cease all use of the Chiron Mark and, within 20 business days of the expiration or termination, file the appropriate documents to change the names of CDC and all Subsidiaries to names which do not include the Chiron Mark and provide Chiron with copies of such documents.

7.   Transfer.

7.1 This Agreement and the rights and duties hereunder may be freely transferred by Chiron, but may not be transferred, by operation of law or otherwise, by CDC, except to a third party in connection with the sale of all or substantially all of the assets of any of the Included Businesses, PROVIDED that such transferee shall be bound by the terms and conditions of this Agreement as though it were a party hereto. A merger of CDC with Bayer or any wholly-owned subsidiary of Bayer or a transfer to any wholly-owned subsidiary of Bayer shall not be deemed a transfer for purposes of this Agreement.

8.   Indemnification.

     CDC shall indemnify, defend and hold harmless Chiron and its directors, officers, employees and agents from and against any loss, damage, liability, cost, deficiency, assessment and expense including, without limitation, any interest, fine, court cost and reasonable investigation cost, penalty and reasonable fees, disbursements and expenses of attorneys and expert witnesses ("Losses") arising out of the manufacture or sale by CDC of products bearing the Chiron Mark pursuant to this Agreement.

9.   Warranties.

     Chiron expressly disclaims any and all warranties with respect to the Chiron Mark.

10.  Definitions.

     Any capitalized terms used but not defined herein shall have the meanings set forth in the Stock Purchase Agreement.

11.  Notices.

     All notices or communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telefax or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, or telefaxed, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or such other address as such party may designate in writing):

          To Chiron:

          Chiron Corporation
          4560 Horton Street
          Emeryville, California 94608-2916
          Attention:  Chief Executive Officer
          Telefax:  (510) 655-6281

          With a copy to:

          Chiron Corporation
          4560 Horton Street
          Emeryville, California 94608-9916
          Attention:  General Counsel
          Telefax:  (510) 654-5360

          To CDC:

          Chiron Diagnostics Corporation
          333 Coney Street
          E. Walpole, MA 02032-1597
          Attention:  President
          Telefax:   (508) 660-8100

          With a copy to:

          Bayer Corporation
          Business Group Diagnostics
          511 Benedict Avenue
          Tarrytown, NY  10591-5097
          Attention:  General Counsel
          Telefax:  (914) 524-3594

          Bayer Corporation
          100 Bayer Road
          Pittsburgh, Pennsylvania 15205-9741
          Attention: General Counsel
          Telefax: (412) 778-4417

12.  Governing Law.

     This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, applicable to instruments made and to be performed with such State, without regard to the conflicts of law principles of such State.

13.  Entire Agreement.

     This Agreement and the Stock Purchase Agreement constitutes the entire agreement between Chiron and CDC with respect to the subject matter hereof. There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth in the Stock Purchase Agreement. This Agreement and the Stock Purchase Agreement supersede all prior agreements between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

14.  Counterparts.

     This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

15.  Jurisdiction; Waivers.

     Each of the parties hereto hereby irrevocably submits in any legal action or proceeding relating to or arising out of this Agreement or any other document relating hereto or delivered in connection with the transactions contemplated hereby or thereby, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the United States District Court for the District of Delaware, and appellate courts thereof. Each of the parties hereto further (a) consents that any such action or proceeding may be brought in such court and irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue of any such action or proceeding in such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (b) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by U.S. registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 11 or at such other address of which such party shall have given notice pursuant thereto; and (c) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written, by the duly authorized representatives of the parties hereto.

                              CHIRON CORPORATION



                                   By:
                                      ------------------------------------------
                                      Name:
                                      Title:




                                   CHIRON DIAGNOSTICS CORPORATION



                                   By:
                                      ------------------------------------------
                                      Name:
                                      Title: